As filed with the Securities and Exchange Commission on December 22 , 2010.
Registration No. 333-169130

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO.  2 TO
FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BAZI INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

2833
(Primary Standard Industrial Classification Code Number)

84-1575085
(I.R.S. Employer Identification No.)

1730 Blake Street, Suite 305
Denver CO 80202
(303) 316-8577
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kevin Sherman
President and Chief Executive Officer
Bazi International, Inc.
1730 Blake Street, Suite 305
Denver, CO  80202
(Name, address and telephone number of agent for service)

Copy of correspondence to:

Michelle Shepston, Esq.
Davis Graham & Stubbs LLP
1550 Seventeenth Street, Suite 500
Denver, Colorado 80202
(303) 892-7235

Approximate date of commencement of proposed sale to the public: From time to time after the date this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $.001 par value per share	25,299,314 shares(2)	$0.25(3)	$6,324,828.50	$450.96(4)

(1)
In accordance with Rule 416(a) of the Securities Act of 1933, as amended, this registration statement shall be deemed to cover an indeterminate number of shares that may become issuable as a result of stock splits, stock dividends or similar transactions.

(2)
Includes (i) 25,299,314 shares which may be issued upon conversion of the 10% Senior Secured Convertible Notes (the “Senior Notes”) of Bazi International, Inc., formerly XELR8 Holdings, Inc. (the “Company”), issued to the selling securityholders or their assignors in March, June and July 2010, convertible at a rate of $0.15 per share, subject to certain adjustments.

(3)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the high and low prices as reported on the Financial Industry Regulatory Authority’s OTC Bulletin Board on December 2, 2010 which was $0.25 per share.

(4)	Calculated under Section 6(b) of the Securities Act of 1933 as .00007130 of the aggregate offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED DECEMBER 22 , 2010 PRELIMINARY PROSPECTUS BAZI INTERNATIONAL, INC. 25,299,314 Shares of common stock

This prospectus relates to the resale and other disposition, from time to time, of up to 25,299,314 shares of our common stock by certain of our securityholders.  The shares to which this prospectus relates may be issued upon conversion of the 10% Senior Secured Convertible Notes (the “Senior Notes”) of Bazi International, Inc., formerly XELR8 Holdings, Inc. (the “Company”), issued in the initial principal amount of $2,085,000 to the selling securityholders or their assignors in March, June, July, and October 2010, convertible at a rate of $0.15 per share, subject to certain adjustments.  For a list of selling securityholders, please see "Selling Securityholders" on page 46 of this prospectus.

The shares included in this prospectus may be reoffered and resold directly by the selling securityholders in accordance with one or more of the methods described in the plan of distribution, which begins on page 53 of this prospectus. We are not selling any shares of our common stock in this offering and therefore will not receive any proceeds from this offering. Instead, the shares may be offered and sold from time to time by the selling securityholders and/or their registered representatives at prevailing market prices or privately negotiated prices.

Our common stock currently trades on the OTC Bulletin Board under the symbol BAZI.OB.

Investment in our securities involves significant risks.  Before making an investment, read the “Risk Factors,” which begin on page 5 of this prospectus.

No underwriter or other person has been engaged to facilitate the sale of shares of common stock in this offering.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                      , 2010.

FORWARD-LOOKING STATEMENTS

    This prospectus, including the information incorporated by reference, contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The use of any statements containing the words “intend,” “believe,” “estimate,” “project,” “expect,” “anticipate,” “plan,” “should” or similar expressions are intended to identify such statement. Forward-looking statements made herein include statements with respect to the impact of our change in sales model on our sales commission expense and our revenue growth, our distribution plan for Bazi® and our other products, our expected sales for the year ending December 31, 2010, our plans with respect to our nutritional products and supplements, our expectations regarding return percentages, our ability to execute our current business plan and our future financial or business performance, strategies or expectations.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, changes in demand for our products, changes in the level of operating expenses, our ability to expand our network of distributors, changes in general economic conditions that impact consumer behavior and spending, regulatory issues, dependence on third party suppliers, the availability, amount, and cost of capital to us and our use of such capital, and other risks detailed in this prospectus under the heading “Risk Factors” and in our periodic report filings with the Securities and Exchange Commission (the “SEC”).

    Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and we assume no duty to and do not undertake to update forward-looking statements. These forward-looking statements may not meet the safe harbor for forward-looking statements pursuant to Sections 21E or 27A of the Securities Act. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus; it does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus before making an investment decision.

Throughout this prospectus, the terms “the Company,” “we,” “us,” “our,” and “our company” refer to Bazi International, Inc., a Nevada corporation, and its subsidiaries, XELR8, Inc., Vita Cube Systems, Inc., XELR8 International, Inc., and XELR8 Canada Incorporated.

Company Overview

The Company principally develops, sells, markets and distributes Bazi®, the Company’s flagship liquid nutritional supplement drink.  Until January 18, 2010, our principal channel of distribution was through a multi-level distributor network, which generated approximately $7.4 million and $6.3 million in sales in 2008 and 2009, respectively.  The Company terminated its multi-level distributor network in favor of a retail and direct-to-consumer online sales model.  As a result of this change:

•	Overall sales commission expense as a percentage of revenue is expected to decrease to approximately 25% from 54% in the third quarter of 2010;

•
After a period of declining sales resulting from the transition to the new sales model, revenue growth is expected to increase substantially relative to the growth historically achieved utilizing the multi-level networking model; and

•
The Company will leverage the potential of online marketing, social networking and direct-to-consumer sales to market Bazi® and possibly reintroduce certain XELR8TM branded products to the market under the Bazi® brand, which products have proved popular with professional and certain Olympic athletes, and professional teams.

The Company’s plan is to distribute Bazi® principally through retail channels, online and through direct sales to our existing database of over 15,000 independent distributors, many of which are supporters of Bazi®.  The Company is also currently executing a comprehensive online marketing and public relations strategy to market Bazi®.

Although we currently focus our sales and marketing efforts on Bazi®, we have historically offered different nutritional products and supplements that we may reposition under the Bazi® brand, thereby capitalizing on the interest in the Bazi® brand generated as a result of the Company’s marketing and sales efforts.

The Company’s principal offices are located at 1730 Blake Street, Suite 305, Denver, Colorado 80202. The Company’s telephone number is (303) 316-8577 and its website is located at http://www.drinkbazi.com/. Information contained on the Company’s website does not constitute part of this prospectus.

The Company is currently listed for quotation on the Over-the-Counter Bulletin Board (“OTCBB”) under the symbol BAZI.OB.   As of December 20 , 2010, the Company had nine full-time and one part-time employees.   As of December 20 , 2010, the Company had 19,352,170 shares of common stock issued and outstanding and had 4,912,873 options and warrants outstanding at an exercise price of $1.00 or less, 3,266,000 at an exercise price of between $1.01 and $2.00, and 695,000 at an exercise price of $2.00 or more. A total of 58,000 options will expire on or before December 31, 2010. In addition, as of December  20 , 2010, the Company had $2,318,019 in 10% Senior Secured Convertible Notes (“Senior Notes”) outstanding, which are convertible into the Company’s common stock at $0.15 per share.

The Offering

Common stock that may be offered by selling securityholders
25,299,314 shares that may be issued upon conversion of the Senior Notes (including shares issuable upon conversion of additional notes issued in the future as interest paid in kind in lieu of cash interest payments)

Common stock currently outstanding	19,352,170 shares

Total proceeds raised by offering	We will not receive any proceeds from the resale or other disposition of the shares covered by this prospectus by any selling shareholder

Risk Factors	There are significant risks involved in investing in our company. For a discussion of risk factors you should consider before buying our common stock, see “Risk Factors” beginning on page 5

RISK FACTORS

The securities offered are speculative in nature and involve a substantial degree of risk.  Investment in the securities should be made by you only if you can afford the loss of your entire investment, and is only suitable for persons of significant financial means who can invest for the long term without a need for financial liquidity.  Prior to making an investment, prospective investors should carefully study the information contained in this prospectus and should give careful consideration to the risk factors set forth below.

Risks Related to the Company

 We have a history of operating losses and are currently experiencing liquidity problems.

We have not been profitable since inception in 2001. We had net losses for the years ending December 31, 2009, and December 31, 2008 of $1,999,538 and $2,110,034, respectively.  Our net loss for the nine months ended September 30, 2010 was $2,592,897, as compared to $1,391,631 for the nine months ended September 30, 2009.  At December 31, 2009 and December 31, 2008, we had an accumulated deficit of $24,601,583 and $22,602,045, respectively, and $27,194,480 as of September 30, 2010.  In addition, we may require additional capital to execute our business and marketing plan.  Our history of losses may impair our ability to obtain necessary financing on favorable terms or at all.  It may also impair our ability to attract investors if we attempt to raise additional capital by selling additional debt or equity securities in a private or public offering.  If we are not able to achieve positive cash flow from operations and we are otherwise unable to obtain additional financing, we may be unable to continue our operations.

We may need to raise additional funds to fund operations, which cannot be assured and would result in dilution to the existing shareholders.

To date, our operating funds have been provided primarily from sales of our common stock ($15,352,624 through December 31, 2009), through the sale of Senior Notes ($2,230,500) and, to a lesser degree, cash flow provided by sales of our products. We used $1,523,804, of cash for operations in the year ended December 31, 2009, and we used $1,746,788 of cash for operations in the nine months ended September 30, 2010.  If our business operations do not result in increased product sales, our business viability, financial position, results of operations and cash flows will likely be adversely affected. Further, if we are not successful in achieving profitability, additional capital will be required to conduct ongoing operations. We cannot predict the terms upon which we could raise such capital or if any capital would be available at all, and what dilution will be caused to the existing shareholders.

 Our increased level of indebtedness as a result of the sales of Senior Notes may limit our ability to obtain further financing and pursue our business strategy.

We currently have $2,318,019 in aggregate principal amount of Senior Notes outstanding, and may issue additional Senior Notes to satisfy our interest payment obligations. The degree to which we will be leveraged could adversely affect our ability to obtain further financing or working capital and pursue our business strategies, and could make us more vulnerable to industry downturns and competitive pressures.  Our ability to meet our debt service obligations, including our ability to make interest payments on the Senior Notes, will be dependent upon our future performance, which will be subject to the financial, business and other factors affecting our operations, many of which are beyond our control.

 Our limited operating history and recent change in marketing strategy make it difficult to evaluate our prospects.

We have a limited operating history on which to evaluate our business and prospects. Our current flagship product, Bazi®, was formulated in 2006 and introduced to the public for sale in January 2007. Our other legacy products were formulated from 2000 through 2005, and we began selling these products to the general public in 2002 through 2005, with limited market success. We have refocused our sales and marketing efforts at various times in the past, and in January 2010, we terminated our multi-level network marketing distribution model in favor of a retail, direct-to-consumer and online sales model. There can be no assurance that we will achieve significant sales as a result of us focusing our sales efforts on the Bazi® product, or that our new sales model with be successful.

We also may not be successful in addressing our other operating challenges, such as developing brand awareness and expanding our market presence through retail sales and our direct-to-consumer and online sales strategy. Our prospects for profitability must be considered in light of our evolving business model.  These factors make it difficult to assess our prospects.

 We do not have control over our distributors’ methods of marketing our products.

Under our new marketing strategy, we will rely on the policies and procedures included in our distributor agreements to ensure that each distributor is aware of laws concerning the making of certain claims regarding our products. We take what we believe to be reasonable efforts to monitor distributor activities to prevent misrepresentations, illegal acts or unethical behavior while they conduct their business activities. There can be no assurance, however, that our efforts to train, motivate, educate and govern their activities will be successful, and these efforts may result in lower recruiting and negative publicity and legal actions against us.

 Changes in the amount of compensation paid to our independent distributors could reduce our ability to recruit and retain them.

Under our new marketing strategy, we will continue to rely to a lesser extent on independent distributors to implement our retail, direct-to-consumer and online sales strategy. We changed our independent distributor compensation plan as a result of the termination of our multi-level network sales model, to substantially decrease the compensation paid to our independent distributors.  As a result, many of our top distributors terminated their relationship with us during the first quarter of 2010. The current compensation plan may make it difficult for us to recruit and retain qualified and motivated independent distributors, which may adversely affect the marketing and sales of our products and thus our revenues.

 We may be held responsible for taxes or assessments relating to the activities of our independent distributors, resulting in greater costs to us.

We treat our independent distributors as independent contractors and do not pay employment taxes, like social security, or similar taxes in other countries, with respect to compensation paid to them. In the event that a local regulatory authority in which our distributors operate deems the distributor to be an employee, we may be held responsible for a variety of obligations imposed on employers relating to their employees, including, but not limited to, employment taxes (social security) and related taxes, plus any related assessments and penalties, which could significantly increase our operating costs.

 We are affected by extensive laws, governmental regulations, administrative determinations, court decisions and similar constraints, which can make compliance costly and subject us to enforcement actions by governmental agencies.

The formulation, manufacturing, packaging, labeling, holding, storage, distribution, advertising and sale of our products are affected by extensive laws, governmental regulations and policies, administrative determinations, court decisions and similar constraints at the federal, state and local levels, both within the United States and in any country where we conduct business. There can be no assurance that we or our independent distributors will be in compliance with all of these regulations. A failure by us or our distributors to comply with these laws and regulations could lead to governmental investigations, civil and criminal prosecutions, administrative hearings and court proceedings, civil and criminal penalties, injunctions against product sales or advertising, civil and criminal liability for the Company and/or its principals, bad publicity, and tort claims arising out of governmental or judicial findings of fact or conclusions of law adverse to the Company or its principals. In addition, the adoption of new regulations and policies or changes in the interpretations of existing regulations and policies may result in significant new compliance costs or discontinuation of product sales, and may adversely affect the marketing of our products, resulting in decreases in revenues.

 Our ability to increase sales is dependent on growing in our existing markets as well as expanding into new markets in other countries. As we expand into foreign markets, we will become subject to different political, cultural, exchange rate, economic, legal and operational risks. We may invest significant amounts in these expansions with little success.

We currently are focusing our marketing efforts on the United States and, to a lesser extent, Canada. We believe that our future growth will come from both the markets that we are currently operating in and other international markets. We do not have any history of international expansion, and therefore have no assurance that any efforts will result in increased revenue. Additionally, we may need to overcome significant regulatory and legal barriers in order to sell our products, and we cannot give assurance as to whether our distribution method will be accepted. These markets may require that we reformulate our product to comply with local customs and laws. However, there is no guarantee that the reformulated product will be approved for sale by these regulatory agencies or attract local distributors.

We face substantial uncertainties in executing our business plan.

Successfully executing our business plan will require us to attain certain objectives to which no assurance can be given that we will be successful in our efforts.  We believe that in order to execute our business plan and achieve the sales growth we’re anticipating we must, among other things, successfully recruit additional personnel in key positions, develop a larger distribution network and establish a broader customer base and increase awareness of our brand name. In order to implement any of these we will be required to materially increase our operating expenses, which may require additional working capital.  If we are unable to secure additional working capital, we will be unable to accomplish our objectives, and if we are unable to accomplish one or more of these objectives, our business may fail.

 We are dependent on a limited number of independent suppliers and manufacturers of our products, which may affect our ability to deliver our products in a timely manner. If we are not able to ensure timely product deliveries, potential distributors and customers may not order our products, and our revenues may decrease.

We rely entirely on a limited number of third parties to supply and manufacture our products. Our flagship product, Bazi®, is manufactured by Arizona Production & Packaging LLC under the terms of a five year exclusive manufacturing agreement, which terminated July 27, 2010.  Our other legacy products are manufactured on a purchase order basis only and manufacturers can terminate their relationships with us at will. Our two other primary manufacturers are Valentine Industries, Inc. and GMP Laboratories of America, Inc.

These third party manufacturers may be unable or unwilling to satisfy our supply requirements, manufacture our products on a timely basis, fill and ship our orders promptly, provide services at competitive costs or offer reliable products and services. The failure to meet any of these critical needs would delay or reduce product shipment and adversely affect our revenues, as well as jeopardize our relationships with our independent distributors and customers. In the event any of our third party manufacturers were to become unable or unwilling to continue to provide us with products in required volumes and at suitable quality levels, we would be required to identify and obtain acceptable replacement manufacturing sources. There is no assurance that we would be able to obtain alternative manufacturing sources on a timely basis. Additionally, all our third party manufacturers source the raw materials for our products, and if we were to use alternative manufacturers we may not be able to duplicate the exact taste and consistency profile of the product from the original manufacturer. An extended interruption in the supply of our products would result in decreased product sales and our revenues would likely decline. We believe that we can meet our current supply and manufacturing requirements with our current suppliers and manufacturers or with available substitute suppliers and manufacturers. Historically, we have not experienced any delays or disruptions to our business caused by difficulties in obtaining supplies.

 We are dependent on our third party manufacturers to supply our products in the compositions we require, and we do not independently analyze our products. Any errors in our product manufacturing could result in product recalls, significant legal exposure, and reduced revenues and the loss of distributors.

While we require that our manufacturers verify the accuracy of the contents of our products, we do not have the expertise or personnel to monitor the production of products by these third parties. We rely exclusively, without independent verification, on certificates of analysis regarding product content provided by our third party suppliers and limited safety testing by them. We cannot be assured that these outside manufacturers will continue to supply products to us reliably in the compositions we require. Errors in the manufacture of our products could result in product recalls, significant legal exposure, adverse publicity, decreased revenues, and loss of distributors and endorsers.

 We face significant competition from existing suppliers of products similar to ours. If we are not able to compete with these companies effectively, we may not be able to achieve profitability.

We face intense competition from numerous resellers, manufacturers and wholesalers of liquid nutrition drinks, energy drinks, protein shakes and nutritional supplements similar to ours, including retail, online and mail order providers. We consider the significant competing products in the U.S. market for our flagship product Bazi® to be Red Bull®, Monster®, RockStar®, 5 Hour Energy® and Steaz®.  For our legacy products, we consider the significant competitors to be Myoplex® for protein drinks, Gatorade®, Powerade®, Accelerade®, and All Sport® for energy drinks, and Nature’s Bounty, Inc. and General Nutrition Centers, Inc. for vitamins. Most of our competitors have longer operating histories, established brands in the marketplace, revenues significantly greater than ours and better access to capital than us. We expect that these competitors may use their resources to engage in various business activities that could result in reduced sales of our products. Companies with greater capital and research capabilities could re-formulate existing products or formulate new products that could gain wide marketplace acceptance, which could have a depressive effect on our future sales. In addition, aggressive advertising and promotion by our competitors may require us to compete by lowering prices because we do not have the resources to engage in marketing campaigns against these competitors, and the economic viability of our operations likely would be diminished.

 Adverse publicity associated with our products, ingredients or direct selling program, or those of similar companies, could adversely affect our sales and revenues, as could adverse publicity regarding the recent termination of our multi level marketing business model.

Adverse publicity concerning any actual or purported failure of our Company or our independent distributors to comply with applicable laws and regulations regarding any aspect of our business could have an adverse effect on the public perception of our Company. This, in turn, could negatively affect our ability to obtain financing, endorsers and attract, motivate and retain independent distributors, which would have a material adverse effect on our ability to generate sales and revenues.

Our independent distributors’ and customers’ perception of the safety and quality of our products or even similar products distributed by others can be significantly influenced by national media attention, publicized scientific research or findings, product liability claims and other publicity concerning our products or similar products distributed by others. Adverse publicity, whether or not accurate, that associates consumption of our products or any similar products with illness or other adverse effects, will likely diminish the public’s perception of our products. Claims that any products are ineffective, inappropriately labeled or have inaccurate instructions as to their use, could have a material adverse effect on the market demand for our products, including reducing our sales and revenues.

Any adverse publicity regarding the recent termination of our multilevel marketing business model by current or former independent distributors could also have a material adverse effect on our sales, and the number of distributors or affiliates who associate with the Company.

 The efficacy of nutritional supplement products is supported by limited conclusive clinical studies, which could result in less market acceptance of these products and lower revenues or lower growth rates in revenues.

Our nutritional supplement products are made from vitamins, minerals, amino acids, herbs, botanicals, fruits, berries and other substances for which there is a long history of human consumption. However, there is little long-term experience with human consumption of certain product ingredients or combinations of ingredients in concentrated form. Although we believe all of our products fall within the generally known safe limits for daily doses of each ingredient contained within them, nutrition science is imperfect. Moreover, some people have peculiar sensitivities or reactions to nutrients commonly found in foods, and may have similar sensitivities or reactions to nutrients contained in our products. Furthermore, nutrition science is subject to change based on new research. New scientific evidence may disprove the efficacy of our products or prove our products to have effects not previously known. We could be adversely affected by studies that may assert that our products are ineffective or harmful to consumers, or if adverse effects are associated with a competitor’s similar products.

 Our products may have higher prices than the products of most of our competitors, which may make it difficult for us to achieve significant revenues.

We have had difficulty in achieving market acceptance of our products because our products are among the highest priced in their categories due to the ingredients that we use. While we believe that our products are superior to competing, lower priced products, consumers must be educated about our products. If we are unable to achieve market acceptance, we will have difficulty in achieving revenue growth, which would likely result in continuing operating losses.

Our products may not meet health and safety standards or could become contaminated.

We have adopted various quality, environmental, health and safety standards. We do not have control over all of the third parties involved in the manufacturing of our products and their compliance with government health and safety standards.  Even if our products meet these standards they could otherwise become contaminated. A failure to meet these standards or contamination could occur in our operations or those of our bottlers, distributors or suppliers. This could result in expensive production interruptions, recalls and liability claims. Moreover, negative publicity could be generated from false, unfounded or nominal liability claims or limited recalls. Any of these failures or occurrences could negatively affect our business and financial performance.

 The sale of our products involves product liability and related risks that could expose us to significant insurance and loss expenses.

We face an inherent risk of exposure to product liability claims if the use of our products results in, or is believed to have resulted in, illness or injury. Most of our products contain combinations of ingredients, and there is little long-term experience with the effect of these combinations. In addition, interactions of these products with other products, prescription medicines and over-the-counter drugs have not been fully explored or understood and may have unintended consequences. While our third party manufacturers perform tests in connection with the formulations of our products, these tests are not designed to evaluate the inherent safety of our products.

Although we maintain product liability insurance, it may not be sufficient to cover all product liability claims and such claims that may arise, could have a material adverse effect on our business. The successful assertion or settlement of an uninsured claim, a significant number of insured claims or a claim exceeding the limits of our insurance coverage would harm us by adding further costs to our business and by diverting the attention of our senior management from the operation of our business. Even if we successfully defend a liability claim, the uninsured litigation costs and adverse publicity may be harmful to our business.

Any product liability claim may increase our costs and adversely affect our revenues and operating income. Moreover, liability claims arising from a serious adverse event may increase our costs through higher insurance premiums and deductibles, and may make it more difficult to secure adequate insurance coverage in the future. In addition, our product liability insurance may fail to cover future product liability claims, which, if adversely determined, could subject us to substantial monetary damages.

If the products we sell do not have the healthful effects intended, our business may suffer.

In general, our products consist of food, nutritional supplements which are classified in the United States as “dietary supplements” which do not currently require approval from the FDA or other regulatory agencies prior to sale.  Although many of the ingredients in such products are vitamins, minerals, herbs and other substances for which there is a long history of human consumption, they contain innovative ingredients or combinations of ingredients.  Although we believe all of such products and the combinations of ingredients in them are safe when taken as directed by the Company, there is little long-term experience with human or other animal consumption of certain of these ingredients or combinations thereof in concentrated form.  The products could have certain side effects if not taken as directed or if taken by a consumer that has certain medical conditions. Furthermore, there can be no assurance that any of the products, even when used as directed, will have the effects intended or will not have harmful side effects.

 A slower growth rate in the nutritional supplement industry could lessen our sales and make it more difficult for us to achieve growth and become profitable.

The nutritional supplement industry has been growing at a strong pace over the past ten years, despite continued negative impacts of popular supplements like echinacea and ephedra on the supplement market.  However, any reported medical concerns with respect to ingredients commonly used in nutritional supplements could negatively impact the demand for our products.  Meanwhile, low-carb products, affected liquid meal replacements and similar competing products addressing changing consumer tastes and preferences could affect the market for certain categories of supplements.  All these factors could have a negative impact on our sale growth.

The success of our business will depend upon our ability to create brand awareness.

The market for functional beverages and nutraceuticals is already highly competitive, with many well-known brands leading the industry.  Our ability to compete effectively and generate revenue will be based upon our ability to create awareness of our products distinct from those of our competitors. It is imperative that we are able to convey to consumers the fact that our products are not just functional beverages but are also nutraceuticals.  However, advertising and packaging and labeling of such products will be limited by various regulations. Our success will be dependent upon our ability to convey to consumers that our products are superior to those of our competitors.

We must continue to develop and introduce new products to succeed.

The functional beverage and nutritional supplement industry is subject to rapid change. New products are constantly introduced to the market.  Our ability to remain competitive depends on our ability to enhance existing products, continue to develop and manufacture new products in a timely and cost effective manner, to accurately predict market transitions, and to effectively market our products.  Our future financial results will depend to a great extent on the successful introduction of several new products. We cannot be certain that we will be successful in selecting, developing, manufacturing and marketing new products or in enhancing existing products.

The success of new product introductions depends on various factors, including the following:

•	proper new product selection;

•	successful sales and marketing efforts;

•	timely delivery of new products;

•	availability of raw materials;

•	pricing of raw materials;

•	regulatory allowance of the products; and

•	customer acceptance of new products.

 We may from time to time write off obsolete inventories resulting in higher expenses and consequently greater net losses.

Because we maintain high levels of inventories to meet the product needs of our independent distributors and customers, a change by us of our product mix could result in write-downs of our inventories. During 2007 we decided to modify the sales efforts from multiple products to a single product focus on our flagship product Bazi®.  As a consequence of this decision, we deemed the inventory of certain of the legacy products to be obsolete due to the low likelihood that we would sell these products before their expiration. As a result we incurred a write-down against inventory for the year ended December 31, 2009 of $25,431 and a charge against obsolete inventory of $22,610 in 2008. Write-downs and charges of this type have historically increased our net losses, and if experienced in the future, will make it more difficult for us to achieve profitability.

Product returns in excess of our estimates could require us to incur significant additional expenses, which would make it difficult for us to achieve profitability.

We have established a reserve in our financial statements for product returns based upon our historical experience. However, we anticipate product returns from former independent distributors to increase substantially in 2010 due to the termination of our multi-level network marketing sales model, which will result in significant expenses.  If our reserves prove to be inadequate, we may incur significant expenses for product returns. As we gain more operating experience, we may need to revise our reserves for product returns.

 If we are not able to adequately protect our intellectual property, then we may not be able to compete effectively and we may not be profitable.

Our existing proprietary rights may not afford remedies and protections necessary to prevent infringement, reformulation, theft, misappropriation and other improper use of our products by competitors. We own certain formulations contained in our products. We consider these product formulations our critical proprietary property, which must be protected from competitors. We do not have any patents because we do not believe they are necessary to protect our proprietary rights. Although trade secret, trademark, copyright and patent laws generally provide such protection and we attempt to protect ourselves through contracts with manufacturers of our products, we may not be successful in enforcing our rights. In addition, enforcement of our proprietary rights may require lengthy and expensive litigation. We have attempted to protect some of the trade names and trademarks used for our products by registering them with the U.S. Patent and Trademark Office, but we must rely on common law trademark rights to protect our unregistered trademarks. Common law trademark rights do not provide the same remedies as are granted to federally registered trademarks, and the rights of a common law trademark are limited to the geographic area in which the trademark is actually used. Our inability to protect our intellectual property could have a material adverse impact on our ability to compete and could make it difficult for us to achieve a profit.

Compliance with changing corporate governance regulations and public disclosures may result in additional risks and exposures.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and new regulations from the SEC, have created uncertainty for public companies such as ours.  These laws, regulations, and standards are subject to varying interpretations in many cases and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies.  This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.  As a result, our efforts to comply with evolving laws, regulations, and standards have resulted in, and are likely to continue to result in, increased expenses and significant management time and attention.

 Interruptions to or failure of our information processing systems may disrupt our business and our sales may suffer.

We are dependent on our information processing systems to timely process customer orders, control our inventory, and for our distributors to communicate with their customers and other distributors in their network. Since the initial purchase of our technology system in 2001 through December 31, 2009, we spent $368,091 on technology system upgrades. We have experienced interruptions and may in the future experience interruptions to or failure of our information processing system; however, none of the interruptions to date have materially disrupted our business. Interruptions to or failure of our information processing systems may be costly to fix and may damage our relationships with our customers and distributors, and may cause us to lose customers and distributors. If we are unable to fix problems with our information processing systems in a timely manner our sales may suffer.

 Loss of key personnel could impair our ability to operate.

Our success depends on hiring, retaining and integrating senior management and skilled employees.  As a result of a recent management restructuring, certain members of senior management were terminated and/or resigned, and these departures had a negative impact on our business.  We are currently dependent on certain current key employees, including Kevin Sherman, our Chief Executive Officer, who is vital to our ability to restructure and grow our business. As with all personal service providers, our officers can terminate their relationship with us at will. Our inability to retain these individuals may result in our reduced ability to operate our business. We currently have key man life insurance on our Chief Executive Officer, Kevin Sherman, in the amount of $1,000,000.

A limited trading market currently exists for our securities and we cannot assure you that an active market will ever develop, or if developed, will be sustained.

There is currently a limited trading market for our securities on the Over-the-Counter Bulletin Board.  An active trading market for the common stock may not develop. Consequently, we cannot assure you when and if an active-trading market in our shares will be established, or whether any such market will be sustained or sufficiently liquid to enable holders of shares of our common stock to liquidate their investment in our company. If an active public market should develop in the future, the sale of unregistered and restricted securities by current shareholders may have a substantial impact on any such market.

 The price of our securities could be subject to wide fluctuations and your investment could decline in value.

The market price of the securities of a company such as ours with little name recognition in the financial community and without significant revenues can be subject to wide price swings. For example, the bid price of our common stock has ranged from a high of $0.50 to a low of $0.05 since December 31, 2008. The market price of our securities may be subject to wide changes in response to quarterly variations in operating results, announcements of new products by us or our competitors, reports by securities analysts, volume trading, or other events or factors. In addition, the financial markets have experienced significant price and volume fluctuations for a number of reasons, including the failure of certain companies to meet market expectations. These broad market price swings, or any industry-specific market fluctuations, may adversely affect the market price of our securities.

Companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. If we were to become the subject of securities class action litigation, it could result in substantial costs and a significant diversion of our management’s attention and resources.

Because our common stock may be classified as “penny stock,” trading may be limited, and the share price could decline.  Because our common stock may fall under the definition of “penny stock,” trading in the common stock, if any, may be limited because broker-dealers would be required to provide their customers with disclosure documents prior to allowing them to participate in transactions involving the common stock.  These disclosure requirements are burdensome to broker-dealers and may discourage them from allowing their customers to participate in transactions involving our common stock.

 We may issue preferred stock with rights senior to the common stock.

Our articles of incorporation authorize the issuance of up to 5,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”) without shareholder approval and on terms established by our directors. We have no existing plans to issue shares of preferred stock. However, the rights and preferences of any such class or series of Preferred Stock, were we to issue it, would be established by our board of directors in its sole discretion and may have dividend, voting, liquidation and other rights and preferences that are senior to the rights of the common stock.

 You should not rely on an investment in our common stock for the payment of cash dividends.

    Because of our significant operating losses and because we intend to retain future profits, if any, to expand our business, we have never paid cash dividends on our stock and do not anticipate paying any cash dividends in the foreseeable future. You should not make an investment in our common stock if you require dividend income. Any return on investment in our common stock would only come from an increase in the market price of our stock, which is uncertain and unpredictable.

Certain large shareholders may have certain personal interests that may affect the Company.

    In connection with the private placement of the Senior Notes, we issued 2,500,000 shares of our common stock to John Thomas Financial, Inc. ("JTF").  As a result, JTF beneficially owns, in the aggregate, approximately 11% of the Company’s outstanding voting securities. Pursuant to the Placement Agency Agreement, we gave JTF the right to designate two members of our Board of Directors. In addition, we gave certain other holders of the Senior Notes (the “Bridge Investors”), who became holders through conversion from certain Series A Convertible Promissory Notes that we issued in January 2010 (the “Bridge Notes”) and who collectively hold Senior Notes convertible into over 13% of our outstanding voting securities, the right to designate two members of our Board of Directors. As a result, JTF and the Bridge Investors have the potential ability to exert influence over both the actions of the Board of Directors and the outcome of issues requiring approval by the Company’s shareholders. This concentration of ownership may have effects such as delaying or preventing a change in control of the Company that may be favored by other shareholders or preventing transactions in which shareholders might otherwise recover a premium for their shares over current market prices.

The conversion feature of our Senior Notes could limit increases in the trading price of our common stock.

    The Senior Notes are convertible into shares of our common stock at $0.15 per share.  This conversion feature may limit the increase in the price of our common stock, since any increase in the stock price above the conversion price will make it more likely that Senior Notes will be converted, thereby exerting a downward pressure on the market price of the common stock.

There may be future dilution of our common stock and current shareholders will experience immediate dilution.

    If we sell additional equity or convertible debt securities, those sales could result in additional dilution to our shareholders.

USE OF PROCEEDS

    We will not receive any proceeds from the sale of the common stock by the selling securityholders pursuant to this prospectus. All proceeds from the sale of the shares will be for the account of the selling securityholders.

DESCRIPTION OF BUSINESS

Overview

We principally develop, market, sell and distribute Bazi®, the Company’s flagship liquid nutritional supplement drink.  Until January 18, 2010, our principal channel of distribution was through a multilevel distributor network, which generated $7.4 million and $6.3 million in sales in 2008 and 2009, respectively.  The Company terminated its multilevel distributor network compensation plan in favor of a retail, direct-to-consumer and online sales model that is expected to result in lower cost of sales of our products compared to the cost of sales to support a multilevel distributor model.  Our plan is to distribute our products principally through retail channels, through direct sales to consumers via our website located at www.drinkbazi.com, and through our existing database of independent distributors.  The Company is currently executing a comprehensive online marketing, branding and public relations strategy to market Bazi®.  As a result of the determination to implement our new marketing and branding strategy, and the termination of our multilevel distributor model, many of our top distributors terminated their relationship with the Company during the first quarter of 2010.  Total sales for the year ended December 31, 2010 are therefore expected to be materially lower relative to total sales for the year ended December 31, 2009.  Net sales for the nine months ended September 30, 2010 decreased to $1,817,127 compared to $4,689,524 for the nine months ended September 30, 2009.

Our products are also sold directly to professional and Olympic athletes and professional sports teams, including American Heavyweight Mixed Martial Artist, Bobby Lashley.  Our objective is to continue to develop an endorser program using professional and Olympic athletes to build brand awareness and promote the Company’s products.

We currently focus our sales and marketing efforts on Bazi®.  We have also historically offered  different nutritional products and supplements under the XELR8™ brand, which we may in the future reposition under the Bazi® brand, thereby capitalizing on the interest in the Bazi® brand created as a result of the Company’s comprehensive online marketing and public relations efforts.

We were formed in 2001, under the name “Instanet, Inc.” to provide Internet fund transfers. Instanet, which had no operating revenues, was a development stage company. Instanet’s business model was not successful and it was searching for an operating business. Vita Cube Systems, Inc. (“V3S”), a Colorado corporation formed in October 2000, contacted Instanet in May 2003. The parties completed a stock-for-stock exchange on June 20, 2003, in which Instanet acquired V3S. The acquisition was conducted on an “arms-length” basis. In the exchange, the then existing securityholders of V3S exchanged their stock in V3S for 2,714,403 shares of common stock of Instanet, then representing a 90% ownership interest in Instanet. V3S then became a wholly-owned subsidiary of Instanet and V3S’s management became management of Instanet. Instanet changed its name to VitaCube Systems Holdings, Inc. V3S at the time of the acquisition had $810,743 of current and long-term assets and $3,000,080 of current and long-term liabilities. V3S’s assets included cash and cash equivalents, inventory, product formulations, an office information technology system and office equipment and furniture. The acquisition of V3S by Instanet is considered a reverse acquisition and accounted for under the purchase method of accounting. Under reverse acquisition accounting, V3S is considered the acquirer for accounting and financial reporting purposes. In September 2005, we changed the name of the network marketing subsidiary from Vitacube Network, Inc. to XELR8, Inc. In March 2007, the shareholders approved the change of the name of the parent company from Vitacube Systems Holdings, Inc. to XELR8 Holdings, Inc. In August 2007, XELR8, Inc. formed a wholly owned subsidiary, XELR8 International, Inc. (“XELR8 International”), a Colorado corporation, through which we planned to conduct our international expansion. In September 2007, XELR8 International Inc. formed a wholly owned subsidiary, XELR8 Canada Incorporated (“XELR8 Canada”), a Nova Scotia Unlimited Company. To date, there has been no business conducted by XELR8 International or XELR8 Canada.  In July 2010 we changed the name of XELR8 Holdings, Inc. to Bazi International, Inc.

The description of our business describes the business being conducted by V3S and now XELR8, Inc. Instanet discontinued its business prior to the stock-for-stock exchange.  The Company is currently listed for quotation on the Over-the-Counter Bulletin Board (“OTCBB”) under the symbol BAZI.OB .  As of December 20 , 2010, the Company had nine full-time and one part-time employees.

Recent Financing Transactions

2010 Bridge Financing

On January 11, 13 and 29, 2010, we issued Series A Convertible Promissory Notes (the “Bridge Notes”), in the principal amount of $90,000, $90,000 and $50,000, respectively ($230,000 in aggregate), in favor of two accredited investors.  In March 2010, the Bridge Notes were converted into Senior Notes, described below.

2010 Note Financing

On March 5, 2010, the Company consummated the first sale of Senior Notes, in the aggregate principal amount of $1.23 million (the "First Closing" and together with the Second Closing, the Third Closing, and the Over-allotment Closing, each defined below, the "Note Financing" and each a "Closing") to a limited number of accredited investors.  The purchase price of the Senior Notes consisted of $1,000,500 of gross proceeds before deferred financing costs of $318,311 and the cancellation of $230,000 in aggregate principal amount (and related accrued interest of $3,019) of the Bridge Notes previously issued by the Company, which Bridge Notes were converted into Senior Notes in connection with the Note Financing. Net proceeds to the Company after both the deduction of selling commissions and expenses of the Note Financing were approximately $915,000 after giving effect to the issuance of the Bridge Notes. The Senior Notes contained a beneficial conversion feature at the date of issue as a result of the market price of the stock trading at a price higher than the conversion price of $0.15, resulting in the recording of the Senior Notes at a discount of approximately $411,000. The discount will be amortized on the effective interest rate method over the term of the Senior Notes, resulting in additional interest expense of $47,679 for the nine months ended September 30, 2010. The Senior Notes issued March 5, 2010 are due March 5, 2015.

On June 7, 2010, the Company completed a second closing of Senior Notes resulting in gross proceeds of $500,000 (“Second Closing”), before deferred financing costs of $120,198.  The Senior Notes issued June 7, 2010 are due June 7, 2015.

On July 2, 2010, the Company completed the Note Financing by issuing $500,000 of Senior Notes (the “Third Closing”) and before deferred finance costs of $80,256.  Net proceeds to the Company from the Final Closing after the deduction of selling commissions, and expenses of the Final Closing, were approximately $419,744. The Senior Notes issued at the Final Closing contained a beneficial conversion feature at the date of issue as a result of the market price of common stock trading at a price higher than the conversion price of $0.15, which will result in the recording of the Senior Notes at a discount of $233,333. The Senior Notes issued July 2, 2010 are due July 2, 2015.

On August 12, 2010, the Company paid the first interest installment on the Senior Notes by issuing additional Senior Notes to the holders ("PIK Notes") totaling $35,567.  The PIK Notes will mature on the same date as the underlying Senior Notes.  Additionally, the PIK Notes have a beneficial conversion feature at the date of issuance as a result of the market price of our common stock trading at a price higher than the conversion price of $0.15, which will result in the recording of the PIK Notes at a discount of $7,113.

On October 1, 2010, JTF, as placement agent in connection with the placement of the Senior Notes, exercised its over-allotment option and placed an additional $84,000 in aggregate principal amount of Secured Notes to a limited number of accredited investors. Net proceeds to the Company after the deduction of selling commissions and expenses of the Note Financing, were approximately $63,314. The Senior Notes contained a beneficial conversion feature at the date of issue as a result of the market price of the stock trading at a price higher than the conversion price of $0.15, resulting in the recording of the Senior Notes at a discount of approximately $45,067. The Senior Notes issued October 1, 2010 are due October 1, 2015.

All four tranches of the Senior Notes accrue interest at the rate of 10% per annum payable semi-annually in arrears on June 15 and December 15 of each year and interest is payable at the option of the holders of a majority of the aggregate principal amount of outstanding Senior Notes, in either cash or additional Senior Notes.  At any given time (prior to the maturity date) the holders of the Senior Notes may elect to convert the outstanding principal and accrued interest from either issuance into shares of the Company’s common stock, at a conversion price of $0.15 per share, subject to certain adjustments.

We have the option, after effectiveness of the Registration Statement (as defined below), to repay all outstanding principal and interest under the Senior Notes if the volume weighted average price of our shares of common stock has exceeded $1.00 for the preceding 30 consecutive trading days. The Senior Notes are secured by substantially all of the assets of the Company and our subsidiaries pursuant to a Security Agreement, and Trademark Collateral Assignment and Security Agreements.  All obligations under the Senior Notes are guaranteed by VitaCube Systems, Inc., and XELR8, Inc., the Company’s principal subsidiaries (the “Subsidiaries”) pursuant to Guarantees by each of the Subsidiaries in favor of the holders.

The proceeds from the issuance of the Senior Notes were principally used to finance the restructuring plan, satisfy certain accrued liabilities, to finance the implementation of the initial phases of the Company’s new marketing strategy, for operating expenses and for general corporate purposes.  We may require additional financing to fully implement the Company's current business plan.

The Note Financing facilitates the Company’s transition away from marketing our products through the network marketing model in favor of a retail, direct to consumer, and online sales model.

2010 Unit Offerings

On September 17, 2010 and September 27, 2010 the Company completed the sale of 500,000 and 250,000 units (individually, a “Unit” and collectively, the “Units”), respectively, in two private placement transactions resulting in gross proceeds of $100,000 and $50,000, respectively (the “Unit Offerings”).  Each Unit sold in connection with the Unit Offerings was sold at $0.20 per Unit.  Each Unit consists of one share of common stock and one warrant to purchase a share of common stock at an exercise price of $0.50 per share. The Units were offered solely to accredited individual and institutional investors.

The Units have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent the registration or an applicable exemption from the registration requirements of the Securities Act. The Unit Offerings are exempt from the registration requirements of the Securities Act, pursuant to Regulation D and/or Section 4(2).

December 2010 Financing

       On December 2, 2010, we issued a promissory note in favor of an accredited investor in the principal amount of $100,000 (the "Note"), together with 100,000 warrants exercisable for shares of the Company's Common Stock at $.0.30 per share ("Warrants"). The Warrants terminate, if not exercised, five years from the date of issuance. The Note is due and payable on or before the earlier to occur of December 1, 2011 or the date we consummate a private placement or public offering of equity securities resulting in gross proceeds to us of at least $150,000. The Note accrues interest at the rate of eight percent (8%) per annum, and ranks junior to the Senior Notes, and senior to all of our other indebtedness.

       The Note has not been registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. The issuance of the Note and Warrants is exempt from the registration requirements of the Securities Act, pursuant to Regulation D and/or Section 4(2).

Industry Overview

We compete principally in the nutrition industry.  The Nutrition Business Journal categorizes the industry in the following segments:

•	Dietary Supplements (vitamins, minerals, herbs & botanicals, sports nutrition, meal replacements, specialty supplements);
•	Natural & Organic Foods (products such as cereals, milk, non-dairy beverages and frozen meals);
•	Functional Foods (products with added ingredients or fortification specifically for health or performance purposes); and
•	Natural & Organic Personal Care and Household Products.

Management believes that the following factors drive growth in the nutrition industry:

•	The general public’s awareness and understanding of the connection between diet and health;
•	The aging population in the Company’s markets who tend to use more nutritional supplements as they age;
•	Increasing healthcare costs and the consequential trend toward preventative medicine and non-traditional medicines;
•	Product introductions in response to new scientific studies; and
•
The willingness of the population to embrace ingredients that have been used in non-western cultures for many years, including the acai berry, which has been promoted extensively in the U.S. market.  Bazi® includes the jujube berry from China as its leading ingredient, which the Company intends to extensively promote in its marketing campaigns.

Our Products

The Company currently focuses its sales and marketing efforts on its liquid nutritional supplement drink, Bazi®.  Historically, we have offered different nutritional supplements and products under the XELR8™ brand. Following review of its product mix, the Company determined to discontinue actively marketing and selling these supplements and products and instead focus on the marketing and sale of Bazi® Energy Shots.  The Company may, however, determine to rebrand, market and sell certain legacy products under the Bazi® brand, where management believes the Company can derive significant revenue.  The XELR8™ products do not contain substances that have been the subject of publicized health concerns by the medical community such as ephedra, creatine, androstene, androstenedione, aspartame, steroids or human growth hormones. The Company’s products include:

Bazi®.  The Company’s principal product offering, Bazi®, is a liquid nutritional drink packed with eight different super fruits, including the Chinese jujube, plus 12 vitamins and a proprietary trace mineral blend. The proprietary formula contains the following fruits: jujube fruit, blueberry, pomegranate, goji berry, mangosteen, raspberry, acai and sea buckthorn.  Additionally, Bazi® contains 12 vitamins including vitamins A, C, E and B-complex and a proprietary trace mineral blend.  During the year ended December 31, 2009 and the 2008, Bazi® accounted for approximately 93% and 92% of the Company’s total revenues, respectively.

In late 2007, the Company decided to change the sales focus of its independent distributors from multiple nutritional products to a single product, Bazi®, and announced this to its sales force in February 2008.  The Company introduced two ounce Bazi® “Energy Shots” to its product portfolio in February 2010, and re-launched Bazi® with new packaging and branding in August 2010.  The Company may reintroduce certain of its nutritional supplements and products to its existing independent distributors and to new customers, under the Bazi® brand during 2011.  Those products may consist of the following:

HYDRATE™.  XELR8™ HYDRATE™ is a sports drink that has been formulated to support sustained energy without the levels of sugar and caffeine of most sports drinks, and with one-tenth the amount of carbohydrates and two additional hydrating electrolytes not found in Gatorade®, a competing sports drink.  HYDRATE™ has been formulated to provide support for sustained energy before activity by incorporating the ingredients D-Ribose, 5 ginsengs and a complete B-Vitamin Complex (B1, B2, B6 and B12).  HYDRATE™ also contains antioxidants such as Vitamins A, C and E and pomegranate extract in its formulation designed to benefit the body after activity.

BUILD™.  BUILD™ is a balanced shake that has a blend of proteins, carbohydrates and sugars and is available in chocolate or vanilla flavors. Its blend of proteins is designed to support metabolism and provide energy.  BUILD™ is formulated with 27 vitamins, minerals and antioxidants to help provide nourishment. BUILD™ combines various protein sources, vitamins, and minerals with ingredients such as Aminogen® - an ingredient that contributes amino acids to the body and Fibersol-2®, a fiber that aids in digestion.

Vitamins and Minerals, including SUPPORT™.   The Company’s vitamins, minerals, and specialty formulations are sold in various VitaCubes® and in the XELR8 SUPPORT PACK™, and consist of tablets, capsules and soft gel formulations. The VitaCube® is a compartmentalized container in which each supplement is separated into its own compartment, with a label above to designate the location of the supplement. The XELR8 SUPPORT PACK™ is a flip top box of vitamins that are pillow packed into individual servings, with four tablets in each serving. The XELR8 SUPPORT PACK™ replaced the Basic VitaCube®, and is designed for individuals who are new to nutritional supplement programs or who are recreational athletes. This label also provides the supplement name, a photograph, its benefits, the main ingredients and dosages, and the time to take it. VitaCubes® are divided into two primary and gender-specific packages:

•	VitaCube® Essential, designed for the individuals who have taken supplements previously and who seek a continued, serious exercise routine; and

•	VitaCube® Elite, designed for the individual who wants to maximize his or her exercise regimen and sports performance.

The principle markets for each of the Company’s products are markets serving consumers desiring an active, healthy lifestyle, and markets traditionally served by the Company’s competitors offering highly caffeinated energy products, but desiring a healthier, natural product as an alternative.

Product Quality

In seeking quality in our products, we require that before a product is brought to market, all:

•	supplements are supported with publicly available scientific research and references;

•	our manufacturers carry applicable manufacturing licenses;

•	ingredients are combined so that their effectiveness is not impaired;

•	ingredients are in dosage levels that fall within tolerable upper intake levels established for healthy people by the Institute of Medicine of the National Academies;

•	products are free of adulterated ingredients such as ephedra, creatine, androstenedione, aspartame, steroids or human growth hormones;

•	formulations have a minimum one year shelf life;

•	products are 100% free of lead and the typical allergens of wheat, corn and yeast; and

•	tablets, capsules and soft gels are designed to readily dissolve in the body to facilitate absorption.

Sources and Availability of Raw Materials

During 2009, we relied significantly on one supplier for 66% of our purchases of raw materials for supplements, drinks and marketing materials held for sale.  We entered into an exclusive manufacturing agreement with this supplier in 2007 to produce the Bazi® product. We own the formula for Bazi® and we believe that our purchasing requirements can be readily met from alternative sources, if necessary.

New Product Identification

From time to time we expand our product line through the development of new products. New product ideas are derived from a number of sources, including trade publications, scientific and health journals, consultants, distributors, and other third parties. Prior to introducing new products, we investigate product formulations as they relate to regulatory compliance and other issues. We expect to formulate approximately two new products within the next 24 to 48 months, but will only introduce these products if they would be complimentary to the Bazi® product and integrated into the current product marketing focus.

Distribution Strategy

Overview.  The Company currently distributes its products principally through online and direct sales channels including a commission driven Ambassador Program utilizing existing independent distributors, and, to a lesser extent, through retail channels.  We are currently significantly expanding our sales and marketing efforts to include a substantially broader retail presence, beginning with smaller market accounts with regional or niche distribution, to major accounts with national and international distribution.

Brick and Mortar.  The Company is currently executing a brick and mortar retail strategy.  The Company is marketing a test group of convenience and specialty stores to gauge inventory flow, consumer acceptance and needed marketing support. The Company also intends to contract with beverage distribution partners to aid in Bazi’s retail growth, both nationally and internationally.  The Company’s retail strategy will be facilitated by an aggressive digital and print marketing, and branding strategy.  In addition, field representatives will conduct product sampling to receive critical consumer feedback.  This feedback is intended to enhance our understanding of consumer demands and trends in the rapidly growing energy shot market.

Ambassador Program.  The Ambassador Program allows independent distributors who were formerly a part of our multilevel marketing program to continue selling Bazi® directly to consumers for commissions and to acquire new customers.  Under the Ambassador Program, independent distributors have the opportunity to earn acquisition bonuses and commissions on all product sales for the life of the customer, at a higher payment rate than to new independent distributors.

Online Sales.  The Company’s ecommerce platform allows current and future consumers to purchase Bazi® online.  The Company has engaged Guru Media Solutions to increase brand awareness, build brand equity, and drive traffic to relevant landing pages and micro sites through digital marketing campaigns and promotions, social media marketing, email and direct marketing, viral marketing, and online public relations.

Use of Celebrity Endorsements.  The Company also sells directly to certain professional and Olympic athletes using its in-house staff. Many of these athletes purchase the Company’s products at a discounted price, although some endorse the Company’s products in return for receiving such products at no charge. The Company believes the endorsements of high-profile athletes provides credibility to its products, and leads health and fitness conscious consumers to use its products.

The Company’s objective is to contract with endorsers to provide written testimonials to advertise the Company’s products including the use of their name, likeness, and pictures for print, radio, electronic media, and video announcements. Additionally, management’s objective is to contract with relevant endorsers to make personal appearances, participate in website chats, and wear apparel containing the Company’s logo.

The terms of the Company’s endorsement contracts vary. These contracts are generally for a period of one to three years and the endorsers are provided with the Company’s products for personal use on a reduced or no cost basis.  In addition to receiving the Company’s products, these endorsers may receive cash compensation, stock options, stock grants, a percentage of net revenues, or other consideration. Some of the Company’s endorsement contracts also provide that the endorser will not endorse any competing products.  Some of our celebrity endorsers include:

•	Bobby Lashley (MMA Fighter): Two-time ECW World Champion Wrestler and Strikeforce mixed martial arts fighter;

•	Tom Pernice, Jr. (golfer): Won 2 PGA tournaments;

•	Skyler Weekes (climber): Four-time Dyno world record holder; and

•	Christy Hill (fitness model): 2009 NPC First Place Fitness Competitor.

Sales and Marketing

      The Company’s sales and marketing efforts are directed from its corporate offices in Denver, Colorado, utilizing its own sales and marketing staff.  The Company’s sales and marketing staff principally relies on outside resources to drive revenue, and build market awareness of its products.

During the first quarter of 2010, the Company introduced a two ounce individually bottled servings of Bazi® called “Energy Shots.” Energy Shots are a convenient, portable way to enjoy Bazi® on the go. These shots position Bazi® within the energy shot market as a healthy drink alternative. According to the National Association of Convenience Stores, “shots are the hottest drink category in the country.” Sales of energy shots were expected to double in 2009 to $700.00 million from $350.0 million in 2008.

The Company has engaged an outside public relations firm for the placement of Bazi® with specific athletes, celebrities, and magazines.  In addition to building awareness of the Company’s products utilizing public relations, the firm will also help promote and market the Company’s strategic cause marketing initiatives, specifically its alliance with Heart for Africa,  Heart for Africa is not-for-profit 501(c)(3) that provides self sustainable homes for orphans and vulnerable children through long term programs and short term service trips that deliver quality care, shelter, food, water, clothing, health care, social work, mentoring and education.

The Company is not dependent upon any major customer or customers.

Management Information, Internet and Telecommunication Systems

The ability to efficiently manage distribution, compensation, inventory control, and communication functions through the use of sophisticated and dependable information processing systems is critical to the Company’s success.  The Company continues to upgrade systems and introduce new technologies to facilitate its growth and support of its affiliate’s activities. These systems include: (1) an internal network server that manages user accounts, print and file sharing, firewall management, and wide area network connectivity; (2) a Microsoft SQL database server to manage sensitive transactional data, and corporate accounting and sales information; (3) a centralized host computer located in Texas supporting the Company’s customized order processing, fulfillment and independent distributor management software for the Ambassador program; (4) a standardized Avaya telecommunication switch and system; (5) a hosted website system designed specifically for online marketing and direct (B2B) sales companies; and (6) procedures to perform daily and weekly backups with both onsite and offsite storage of backups.

Importantly, the Company’s technology systems provide key financial and operating data for management, timely and accurate product ordering, commission payment processing, inventory management and detailed independent distributor records. Additionally, these systems deliver real-time business management, reporting and communications tools to assist in retaining and developing the Company’s independent distributors. The Company intends to continue to invest in its technology systems in order to strengthen its operating platform.

Product Returns

Prior to February 28, 2010, we offered a 60-day, 100% money back unconditional guarantee to all customers and independent distributors who have never before purchased products from us.  All other products may be returned to us by any customer or independent distributor if it is unopened and undamaged for a 100% sales price refund, less a 10% restocking fee, provided the product is returned within 12 months of purchase and is being sold by us at the time of return. Product damaged during shipment is replaced wholly at our cost, which historically has been negligible. As a result of the termination of our multilevel marketing network model, our return policy changed on March 1, 2010, to a 20 day money back guarantee.

As a result of the change in the return policy, the accrual is based on two distinct pools of historic sales. There are the sales that are still subject to the old, network marketing program, these are based upon the historical return rate since the inception of our network marketing program in the third quarter of 2003, and the specific historical return patterns by product. Our monthly return rate since the third quarter of 2003 has varied from 0.7% to 7.7% of our net sales, and was 2.78% as of February 28, 2010 when the last sales were made in the network marketing channel. Additionally, there are the sales from March 1, 2010 that are now subject to the new return policy. As of June 30, 2010, the Company has recorded a return percentage of 1.18% in calculating the provision for sales subject to the 20 day return policy.

Our Competition

The Company competes with many companies engaged in selling nutritional supplements. The Company also competes with online selling companies who sell products similar to the Company’s. Most of the Company’s competitors have significantly greater financial and human resources than the Company does, and have operating histories longer than the Company’s.  The Company seeks to differentiate its products and marketing from its competitors based on its product quality and benefits, functional ingredients, the use of sports celebrity endorsers, and through its simple selling program.

 Competitors for the Company’s Bazi® liquid nutritional drink include Steaz®, Guayaki Yerba Mate, POM Wonderful®, as well as sports and energy drinks including Gatorade®, Red Bull®, 5-Hour Energy®, RockStar®, Monster®, Powerade®, Accelerade® and All Sport®. Indirect competition includes soft drinks and orange juice and related products such as Sunny Delight®, CapriSun® and other fruit drinks. The Company’s protein drink and meal replacement compete with Myoplex®, Atkins Advantage®, Ensure®, FRS® and Prolab®.

The retail market for nutritional supplements is characterized by a few dominant national companies, including General Nutrition Centers, Vitamin World, Vitamin Shoppe, and Great Earth Vitamin Stores. Others have a presence within local markets, such as Vitamin Cottage in Denver, Colorado. Three companies dominate the Internet: Puritan.com, GNC.com and VitaminShoppe.com, the latter two having retail sales locations as well.

Major competitors in the sports nutrition and weight-loss markets consist of companies such as EAS, Inc., Weider Nutrition International, Inc. and Twinlab Corporation, which dominate the market with such products as Myoplex (EAS), Body Shaper (Weider) and Ripped Fuel (Twinlab).

Manufacturing and Testing

The Company uses a limited number of third parties to supply and manufacture its products. The Company’s flagship product, Bazi®, is manufactured by Arizona Packaging and Production under the terms of a five year exclusive manufacturing agreement, which stipulates certain prices, quantities and delivery timelines. For the Company’s other legacy products, manufacturers produce these products on a purchase order basis only and can terminate their relationships with the Company at will.   The Company’s two other primary manufacturers are Valentine Industries, Inc. and GMP Laboratories of America, Inc.

Product Delivery

All of our products are shipped by our manufacturers directly to our third party warehouse and fulfillment contractor, FulCircle, Inc. (formerly HoldenMSS) for storage at their main facilities in Denver, Colorado. The majority of the products sold to our independent distributors and their customers are shipped directly by FulCircle to the distributors or customers.  We collect sales tax on products based upon the address of the consumer to whom products are sent regardless of how the order is placed. Sales to our professional and Olympic athletes, our sports teams and from our non-distributor customers are shipped directly to them from our facilities.

Regulatory Matters

    General.  Our operations are affected by extensive laws, governmental regulations, administrative determinations, court decisions and enforcement policies. These requirements exist at the federal, state and local levels in the United States, including laws and regulations pertaining to:

•	the formulation, manufacturing, packaging, labeling, holding, storage, distribution, advertising, and sale of our products;
•	product claims and advertising, including direct claims and advertising by us, as well as claims and advertising by independent distributors, for which we may be held responsible;

•	our direct selling program; and
•	taxation of independent distributors (which in some instances could impose an obligation on us to collect the taxes and maintain appropriate records).

    The formulation, manufacturing, packaging, labeling, holding, storage, distribution, advertising, and sale of our products are subject to regulation by one or more federal agencies, including the FDA, the FTC, the Consumer Product Safety Commission (“CPSC”), the Occupational Safety and Health Administration (“OSHA”), the Department of Agriculture (“USDA”) and the Environmental Protection Agency (“EPA”). These activities are also regulated by various agencies of the states and localities in which our products are sold. Pursuant to the Federal Food, Drug, and Cosmetic Act (“FDCA”), the FDA regulates the processing, formulation, safety, manufacture, packaging, labeling, holding, sale, and distribution of foods and nutritional supplements (including vitamins, minerals, amino acids, herbs, and botanicals). The FTC has jurisdiction to regulate the advertising of these products. The CPSC is charged with protecting the public from risks of serious injury or death associated with the use of consumer products. Nutritional supplements are among the over 15,000 types of consumer products under CPSC’s jurisdiction. When consumers complain to the CPSC about alleged harm stemming from ingestion of a nutritional supplement, CPSC may contact the entity concerned, inform it of the nature of the complaint, and invite a response. CPSC has conducted several recalls of iron-containing dietary supplements that do not comply with the child-resistant packaging requirement. The OSHA is charged with protecting workplace safety. Nutritional supplement companies must maintain a safe workplace and may from time to time be subject to queries from OSHA if manufacturing methods or procedures raise a question of worker safety. The USDA has jurisdiction over animal food and animal feed, including regulatory control over the harvesting of animal-based source materials, including animal-derived proteins, and animal-derived gelatin capsules, used in the making of dietary supplements. The EPA regulates dietary supplement compliance with standards established under the Clean Air Act, the Clean Water Act, the Occupational Safety and Health Act, and the Pollution Prevention Act as they affect the use, maintenance, and disposal of substances used in and facilities used for the manufacture of nutritional supplements.

    The FDCA has been amended several times with respect to nutritional supplements, in particular by the Dietary Supplement Health and Education Act of 1994 (“DSHEA”), which established a new framework governing the composition, safety, labeling and marketing of nutritional supplements. Nutritional supplements are defined as vitamins, minerals, herbs, other botanicals, amino acids and other dietary substances for human use to supplement the diet, as well as concentrates, metabolites, constituents, extracts or combinations of such dietary ingredients. Generally, under DSHEA, dietary ingredients that were on the market prior to October 15, 1994, may be used in nutritional supplements without notifying the FDA. New dietary ingredients, consisting of dietary ingredients that were not marketed in the United States before October 15, 1994, are subject to a FDA pre-market new dietary ingredient notification requirement unless the ingredient has been present in the food supply as an article used for food without being chemically altered. A new dietary ingredient notification must provide the FDA with evidence of a history of use or other evidence of safety establishing that use of the dietary ingredient will reasonably be expected to be safe. A new dietary ingredient notification must be submitted to the FDA at least 75 days before the initial marketing of the new dietary ingredient. There is no certainty that the FDA will accept any particular evidence of safety for any new dietary ingredient. The FDA’s refusal to accept such evidence could prevent the marketing of such dietary ingredients.

    The FDA issued a consumer warning in 1996, followed by proposed regulations in 1997, covering nutritional supplements that contain ephedra or its active substance, ephedrine alkaloids. We have never produced or sold products containing ephedra. In February 2004, the FDA issued a final regulation declaring nutritional supplements containing ephedra under the FDCA because they present an unreasonable risk of illness or injury under the conditions of use recommended or suggested in labeling, or if no conditions of use are suggested or recommended in labeling, under ordinary conditions of use. The rule took effect on April 12, 2004, and bans the sale of nutritional supplement products containing ephedra. Similarly, the FDA issued a consumer advisory in 2002 with respect to nutritional supplements that contain the ingredient Kava, and the FDA is currently investigating adverse effects associated with ingestion of this ingredient. We have never produced or sold any products containing Kava.

    DSHEA permits statements of nutritional support to be included in labeling for nutritional supplements without FDA premarket approval. These statements must be submitted to the FDA within 30 days of marketing and must bear a label disclosure that “This statement has not been evaluated by the Food and Drug Administration. This product is not intended to diagnose, treat, cure, or prevent any disease.” These statements may describe a benefit related to a nutrient deficiency disease, the role of a nutrient or nutritional ingredient intended to affect the structure or function in humans, the documented mechanism by which a nutrient or dietary ingredient acts to maintain such structure or function, the general well-being from consumption of a nutrient or dietary ingredient, but may not expressly or implicitly represent that a nutritional supplement will diagnose, cure, mitigate, treat or prevent a disease. An entity that uses a statement of nutritional support in labeling must possess scientific evidence substantiating that the statement is truthful and not misleading. If the FDA determines that a particular statement of nutritional support is an unacceptable drug claim or an unauthorized version of a disease claim for a food product, or if the FDA determines that a particular claim is not adequately supported by existing scientific data or is false or misleading, we would be prevented from using the claim.

    In addition, DSHEA provides that so-called “third-party literature,” e.g., a reprint of a peer-reviewed scientific publication linking a particular nutritional ingredient with health benefits, may be used in connection with the sale of a nutritional supplement to consumers without the literature being subject to regulation as labeling. Such literature must not be false or misleading; the literature may not promote a particular manufacturer or brand of nutritional supplement; the literature must present a balanced view of the available scientific information on the nutritional supplement; if displayed in an establishment, the literature must be physically separate from the nutritional supplement; and the literature may not have appended to it any information by sticker or any other method. If the literature fails to satisfy each of these requirements, we may be prevented from disseminating it with our products, and any dissemination could subject our products to regulatory action as an illegal drug. Moreover, any written or verbal representation by us that would associate a nutrient in a product that we sell with an effect on a disease will be deemed evidence of an intent to sell the product as an unapproved new drug, a violation of the FDCA.

    On August 25, 2007 the FDA adopted the final regulations for large manufactures of a standard originally proposed in March 2003 of the current Good Manufacturing Practices guidelines (“cGMPs”) for the manufacturing, packing, holding and distributing dietary ingredients and nutritional supplements. The new regulations will require nutritional supplements to be prepared, packaged, and held in compliance with strict rules, and will require quality control provisions that may mandate redundant testing of product ingredients at each separate stage of manufacture and are intended to ensure that products are accurately labeled and don’t contain adulterants and contaminants. While the rule allowed for medium and small manufacturers to have until 2009 and 2010, respectively, to comply with the cGMPs, most of our contract manufacturers did not qualify as small or medium. As a result, many of our contract manufacturers began following the proposed cGMPs or even pharmaceutical cGMPs well before the final rule was published. We expect to see an increase in our manufacturing costs as a result of the necessary increase in testing of raw ingredients and finished products and compliance with higher quality standards, although we are not certain of the amount of these costs.

    The FDA has broad authority to enforce the provisions of the FDCA applicable to nutritional supplements, including powers to issue a public warning letter to an entity, to publicize information about illegal products, to request a recall of illegal products from the market, and to request the Department of Justice to initiate a seizure action, an injunction action, or a criminal prosecution in the United States courts. The regulation of nutritional supplements may increase or become more restrictive in the future.

    In 2004, legislation was introduced in both houses of Congress that imposed substantial new regulatory requirements for dietary supplements.  These bills did not pass and are no longer pending, but we believe the 2004 proposed legislation evidences a continuing effort to further regulate dietary supplements.

    On April 12, 2004, the FDA adopted a new test for determining when a nutritional supplement is adulterated. Under this test, the FDA may declare a nutritional supplement adulterated (i.e., to present an unreasonable risk of illness or injury) if it finds any benefit provided by the supplement outweighed by a risk of illness of injury. The new risk/benefit test is ill-defined and can be interpreted to permit FDA to hold a wide range of nutritional supplements adulterated. It is possible that FDA might hold more nutritional supplements adulterated in the future, reducing the nutritional ingredients available for use in our products.

    The FTC exercises jurisdiction over the advertising of nutritional supplements. In recent years, the FTC has instituted numerous enforcement actions against nutritional supplement companies for deceptive advertising based on those companies’ alleged failure to possess competent and reliable scientific evidence in support of claims made in advertising.

    The FTC may monitor our advertising and could request all evidence in support of our advertising claims, which evidence is required to be kept by us in advance of advertising. Discerning what constitutes “competent and reliable scientific evidence” involves, to a degree, a subjective assessment of the relative level, degree, quality, and quantity of scientific evidence and its acceptance in the scientific community as proof of the advertising statement. It is therefore possible that we may think evidence we have as sufficient but the FTC may deem the evidence inadequate. We believe we are in material compliance with applicable federal, state and local rules.

     On December 9, 2006, President Bush signed the Dietary Supplement & Nonprescription Drug Consumer Protection Act into law. The legislation requires manufacturers of dietary supplement and over-the-counter products to notify the FDA when they receive reports of serious adverse events. We already have an internal adverse event reporting system that has been in place for several years. In December 2008 the FDA submitted Guidance for implementing the regulations for comment, this guidance, when finalized, will represent the current thinking of the Food and Drug Administration on this topic, which we would intend to fully comply with.

     Direct Selling Program.  Our Ambassador Program is subject to a number of federal and state regulations administered by the FTC and various state agencies. These regulations include anti-pyramid laws, securities laws, and laws and regulations governing business opportunities, franchises, lotteries and deceptive trade practices.

The anti-pyramid laws generally are directed at ensuring that product sales ultimately are made to the retail consumers, that advancement within an organization is based on sales of the organization’s products rather than the recruitment of new distributors, and that distributors are not saddled with large quantities of non-returnable inventory. While we have changed our distribution model and now pay commissions only based on sales of our products rather than recruitment of distributors, we remain subject to the risk that, in one or more markets, our marketing system could be found not to be in compliance with applicable anti-pyramid laws. Failure by us to comply with these regulations could have a material adverse effect on our business in a particular market or in general.

We monitor and respond to regulatory and legal developments, including those that may affect our direct selling program. However, the regulatory requirements concerning direct selling programs do not include bright line rules and are inherently fact-based. An adverse judicial determination with respect to our direct selling program could have a material adverse effect on our business.

Regulatory enforcement by the FTC against direct sales programs that it believes are pyramids or that are engaging, or have engaged in, significant deceptive consumer practices have resulted in complete failure of entities prior to an adverse ruling by a court in a contested hearing or trial. The FTC’s practice is to conduct an investigation into a company’s practices and activities as well as the practices and activities of its independent distributors. If the FTC believes that it has developed sufficient evidence, it will apply to a court for an ex parte temporary restraining order, an asset freeze, and the appointment of a receiver to run the company. The FTC has been successful in receiving such extraordinary relief from the courts. Once the temporary restraining order is issued, the independent distributors commonly abandon the selling company and move to other opportunities quickly. This can result in the failure of a direct selling company before a contested judicial proceeding occurs.

The FTC promulgated in 1975 and modified in 1980 the Guides Concerning the Use of Endorsements and Testimonials in Advertising in 1972. The FTC’s stated purpose for the Guides is to assist businesses and others in conforming their endorsement and testimonial advertising practices to the requirements of Section 5 of the FTC Act which prohibits unfair and deceptive advertisements. The terms endorsement and testimonial are used interchangeably by the FTC.  Although the Guides are advisory in nature, proceedings to enforce the requirements of law as explained in the Guides can be brought under the FTC Act. In any such action, the FTC still has the burden of proving that a particular use of an endorsement or testimonial is deceptive. In November 2008 the FTC issued proposed revisions to the Guides. Included in these changes are additional examples dealing with celebrity endorsements on talk shows and endorsements in the blogosphere.  Other changes are more explicit statements about the company’s liability for false or unsubstantiated statements made through endorsements or failing to disclose material connections between themselves and their endorsers and that the endorsers may also be subject to liability for their statements. Under the proposed revisions, (Section 255.2) if a company does not have substantiation that the endorser’s experience is representative of what consumers will generally achieve the company must clearly and conspicuously disclose the generally expected performance in the depicted circumstances, and the company must possess and rely on adequate substantiation for that representation.

The FTC did not expressly state that reliance on a “disclaimers of typicality” is a per se violation of Section 5 of the FTC Act.  However, based on the two reports, the FTC believes that disclaimers such as “results not typical” and similar will not usually be effective.  To be safe, a company that relies on a “disclaimers of typicality” would need to possess reliable empirical testing demonstrating that the overall impression of the ad is non-deceptive. Therefore, advertisements that contain consumer endorsements would have to either present experiences that are representative of what consumers can generally expect to achieve using the product or must include information about what consumers would typically experience when using the product. This proposal was open for comments until January 30, 2009, and to date no further updates have been issued by the FTC.

The application of the Federal Franchise Rule and state franchise laws have similar application as the business opportunity laws. If found to be a franchise, we would be required to prepare and submit a Uniform Franchise Offering Circular or similar disclosure document to independent distributors before they could enroll in the program. Additional compliance obligations would also be imposed. This could have a material adverse impact on the enrollment of new distributors and the sales of our products.

The United States Postal Services (“USPS”) has determined that some network marketing programs constitute illegal postal lotteries. If a participant in the program must give consideration to participate, and the selling entity remunerates the participants based on the element of chance, the program constitutes a postal lottery. A determination that we are operating a postal lottery would have a material adverse consequence on us as the USPS would discontinue all mail service and could pursue criminal prosecution.

Research and Development

We incurred $5,061 on research and development for the year ended December 31, 2009 compared with $12,962 for the same period in 2008. During 2006 we developed our new liquid nutrition drink, Bazi®, which was launched in January 2007. This product did not require FDA or other regulatory approval. During 2009 we continued to research new ingredients and productions methods that we could integrate into existing products or new products. During 2009 we developed new packaging for the Bazi® product, and introduced a “Fridge Pack”. The Fridge pack contains 35 two ounce Bazi® “Energy Shots” in an easy to access box. During 2010, we repackaged the 2oz shots into 2, 6 and 12 packs to ensure greater retail distribution. We will continue to evaluate our product line and either update existing products or find new complimentary products to sell through our independent distributors, online and through our other sales channels. We estimate aggregate amounts to continue development and testing of these products to be approximately $50,000.

Patents, Trademarks and Proprietary Rights

We have obtained federal registration on certain of our products, including our flagship product, Bazi® trademarks.  We have abandoned or not pursued efforts to register marks identifying other items in our product line for various reasons including the inability of some names to qualify for registration and due to our abandonment of such products. We also received federal trademark registration for our flagship product “Bazi®.”   All trademark registrations are protected for a period of ten years and then are renewable thereafter if still in use. We are currently pursuing a trademark for “Feel the Power” to be used in association with our sales marketing program for Bazi®.

Employees

We had nine full-time and one part-time employees as of December 20 , 2010. We consider our employee relations to be good.

Environmental Regulation

Our business does not require us to comply with any particular environmental regulations.

DESCRIPTION OF PROPERTY

On April 24, 2010 the Company entered into a lease for corporate office space for the period from June 1, 2010 to July 31, 2013. As of June 30, 2010, the Company has a total remaining obligation under the lease of $187,161.

Until June 2010 we leased an office, located at 480 South Holly Street, Denver, Colorado, from the father of Sanford D. Greenberg, our founder and former Chairman, for $4,050 per month. The lease expired on March 31, 2006, with an automatic monthly extension right and a two month notice period for the Company to terminate the lease. Our annual office rent for 2009 and 2008 was $48,600 and $46,800, respectively.

In July 2006 we contracted with FulCircle, Inc. (formerly Holden MSS, Inc.), located in Denver, Colorado, to assume our warehouse functions from our prior warehouse provider. FulCircle, Inc. bills us on a per transaction basis plus a monthly inventory storage fee. From August 2007 to May 2010 we contracted with Landmark Global Distribution, Inc., a warehouse and fulfillment facility in Detroit, Michigan, to perform fulfillment for orders to be shipped into Canada. This agreement is a month by month arrangement and we pay for the space that our inventory uses and on a transactional basis.

Insurance

We maintain commercial general liability, including product liability coverage, and property insurance. Our policy provides for a general liability limit of $2.0 million per occurrence, and $2.0 million annual aggregate umbrella coverage. We also have a casualty insurance policy with a limit of $1.0 million on our main facility, including inventory, and $690,000 on our products located at both the FulCircle and Landmark facilities.

LEGAL PROCEEDINGS

On December 3, 2009, the Company was served with a complaint filed in the United States Bankruptcy Court for the Southern District of New York by the Chapter 7 Trustee of SW Bach & Company (the “Debtor”).  The complaint, filed as an adversary proceeding, alleges amounts due from the Company under an engagement letter between the Company and the Debtor. The amount claimed by the Trustee, $200,000, relates to a private offering that the Company completed on March 5, 2007 following the termination of the Company’s relationship with the Debtor. The Trustee claims that the Company owes the debtor $200,000, which the Company has disputed.  The Company does not believe that there is any basis for the claim.  We have answered the complaint denying all claims, and intend to vigorously defend the allegations set forth in the complaint.  We cannot express with any certainty at this time an opinion as to the outcome of this matter.

We are from time to time involved in various additional legal proceedings incidental to the conduct of our business. We believe that the outcome of all such pending legal proceedings will not in the aggregate have a material adverse effect on our business, financial condition, results of operations or liquidity.

Reports to Securityholders

The Company is required to comply with the reporting requirements of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to Section 15(d) of the Exchange Act. The Company is required to file annual, quarterly and other reports with the SEC and, accordingly, must furnish an annual report with audited financial statements to its securityholders.  Copies of this registration statement and all subsequent filings the Company makes with the SEC may be inspected, without charge, at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549, on official business days during the hours of 10 a.m. and 3 p.m.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  Copies of this material also should be available through the Internet by using the SEC’s EDGAR Archive, which is located at http://www.sec.gov.  We will also make such material available on our own website, which is located at http://www.drinkbazi.com.

MARKET PRICE OF COMMON STOCK AND OTHER SECURITYHOLDER MATTERS

Market Information

There is only a limited trading market for our stock. As a result securityholders may find it difficult to sell their shares. Since April 5, 2005, the Company’s common stock was listed on the New York Stock Exchange’s AlterNext US Exchange (formerly the American Stock Exchange), and started trading under the symbol “PRH” in conjunction with a secondary offering of shares. On March 19, 2007, the Company changed its name to XELR8 Holdings, Inc. and on March 19, 2007, started trading under the symbol “BZI”. On March 9, 2009 the Company was delisted from the AlterNext Exchange. The Company is currently listed on the OTC Bulletin Board and is quoted for trading under the symbol “ BAZI.OB ”.

The following table sets forth high and low bid prices for our common stock for the calendar quarters indicated as reported by the American Stock Exchange (2008) and OTC Bulletin Board (2009). These prices represent quotations between dealers without adjustment for retail markup, markdown, or commission and may not represent actual transactions.

	High	Low
2008
First Quarter	$1.18	$0.85
Second Quarter	$1.65	$0.75
Third Quarter	$1.02	$0.38
Fourth Quarter	$0.62	$0.25

2009
First Quarter	$0.50	$0.20
Second Quarter	$0.45	$0.18
Third Quarter	$0.36	$0.18
Fourth Quarter	$0.45	$0.14

2010
First Quarter	$0.25	$0.08
Second Quarter	$0.25	$0.13
Third Quarter	$0.29	$0.13

Holders

As of September 30, 2010, we had approximately 791 holders of record of our common stock. A significant number of our shares were held in street name and, as such, we believe that the actual number of beneficial owners is significantly higher.

Dividends

We have never declared or paid any cash dividends on our common stock. For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. Any future determination to pay dividends will be at the discretion of our board of directors and will be dependent upon then existing conditions, including our financial condition and results of operations, capital requirements, contractual restrictions, business prospects, and other factors that our board of directors considers relevant.

Securities Authorized for Issuance Under Equity Compensation Plans

As of September 30, 2010, 3,586,373 shares of our common stock were issuable upon the exercise of options granted under our 2003 Stock Incentive Plan.

Purchase of Equity Securities by the Small Business Issuer and Affiliated Purchasers

We did not repurchase any shares of our common stock during the year ending December 31, 2009.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview

We develop, market, sell and distribute Bazi®, the Company’s flagship liquid nutritional supplement drink.  Until January 18, 2010, our principal channel of distribution was through a multilevel distribution network, which generated $7.4 million and $6.3 million in sales in 2008 and 2009, respectively.  The Company terminated its multilevel distribution network compensation plan in favor of a retail and direct-to-consumer, online sales model that is expected to result in lower cost of sales of our products compared to the cost of sales to support a multilevel distributor model.  Our plan is to distribute our products through retail channels, online, through direct sales to consumers, and through our existing database of independent distributors. The Company has also developed a comprehensive marketing and public relations strategy to market its products.  As a result of the determination to implement our new marketing strategy, and the termination of our multilevel distributor model, most of our top distributors terminated their relationship with the Company during the first quarter of 2010.  Total sales for the nine months ended September 30, 2010 were therefore substantially lower than our sales during the comparable period in 2009, and will be substantially lower for the year ended December 31, 2010 relative to total sales for the year ended December 31, 2009.

 Certain products are also sold directly to professional and Olympic athletes and professional sports teams.  Our objective is to continue to develop an endorser program using professional and Olympic athletes to build brand awareness and promote the Company’s products.

We currently focus our sales and marketing efforts on Bazi®.  We have historically also offered different nutritional products and supplements that were sold under the XELR8™ brand. We have largely discontinued the XELR8™ brand, including many of our nutritional products, and instead are focusing our sales and marketing efforts on Bazi®.  Those nutritional products and supplements that we determine to continue to market and sell will be repositioned under the Bazi® brand, thereby capitalizing on the interest in the Bazi® brand created as a result of the Company’s comprehensive online marketing and public relations efforts.

The description of our business describes the business being conducted by Bazi International, Inc. The Company is currently listed for quotation on the Over-the-Counter Bulletin Board (“OTCBB”) under the symbol XELR.OB.  As of December 3, 2010, the Company had eight full-time and two part-time employees.

Critical Accounting Policies and Estimates

Discussion and analysis of our financial condition and results of operations are based upon financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates; including those related to collection of receivables, inventory obsolescence, sales returns and non-monetary transactions such as stock and stock options issued for services. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements.

 Revenue Recognition In accordance with Staff Accounting Bulletin 104 “Revenue Recognition in Financial Statements”, revenue is recognized at the point of shipment, at which time title is passed. Net sales include sales of products, sales of marketing tools to independent distributors and freight and handling charges. With the exception of approved professional sports teams, we receive the net sales price from all of our orders in the form of cash or credit card payment prior to shipment. Professional sports teams with approved credit have been extended payment terms of net 30 days.

Allowances for Product Returns.  Allowances for product returns are recorded at the time product is shipped. From the third quarter of 2003 until February 28, 2010, these accruals were based upon the historical return rate of our network marketing program. Our monthly return rate since the third quarter of 2003 has varied from 0.7% to 7.7% of our net sales, and was 2.78% in the quarter ended June 30, 2010, as compared to 3.1% in the year ended December 31, 2009. As a result of the termination of our multilevel marketing network channel, our return policy changed on March 1, 2010 to a 20 day money back guarantee.

Under the terms of our old return policy, we offer a 60-day, 100% money back unconditional guarantee to all customers and independent distributors who have never before purchased products from us. As of June 30, 2010, there are no orders shipped that are subject to our 60-day money back guarantee.  All other product may be returned to us by any customer or independent distributor if it is unopened and undamaged for a 100% sales price refund, less a 10% restocking fee, provided the product is returned within 12 months of purchase and is being sold by us at the time of return. We are not able to estimate the amount of revenue we have recognized that subject to return because it is not possible to determine the amount of product that is unopened and undamaged; however, only ten months of sales remain that is still subject to this policy.

Additionally, sales subsequent to March 1, 2010 are now subject to our new return policy. As of September 30, 2010, the Company had $126,844 in sales subject to the new policy.

Product damaged during shipment is replaced wholly at our cost, which historically has been negligible.

We monitor our return estimate on an ongoing basis and will revise allowances to reflect our experience under the new policy as well as the reduction in the sales subject to the old policy. Our reserve for product returns at September 30, 2010 was $30,600, as compared to $134,836 at December 31, 2009.

Inventory Valuation.   Inventories are stated at the lower of cost or market on a first-in first-out basis. A reserve for inventory obsolescence is maintained and is based upon assumptions about current and future product demand, inventory whose shelf life has expired and market conditions. A change in any of these variables may require additional reserves to be taken.  We reserved $24,978 for obsolete inventory as of September 30, 2010 and $113,790 as of December 31, 2009.

Stock Based Compensation.  Many equity instrument transactions are valued based on pricing models such as Black-Scholes-Merton, which require judgments by us. Values for such transactions can vary widely and are often material to the financial statements.

Effective January 1, 2006, we adopted ASC Topic 718, which requires compensation costs related to share-based transactions, including employee stock options, to be recognized in the financial statements based on fair value. In March 2005, the Securities and Exchange Commission (the “SEC”) issued Staff Accounting Bulletin No. 107 (“SAB 107”) regarding the SEC’s interpretation of ASC Topic 718 and the valuation of share-based payments for public companies. We have applied the provisions of SAB 107 in its adoption of ASC Topic 718. We adopted the provisions of ASC Topic 718 using the modified prospective transition method. In accordance with this transition method, the company’s consolidated financial statements for prior periods have not been restated to reflect the impact of ASC Topic 718. Under the modified prospective transition method, share-based compensation expense for the first quarter of 2006 includes compensation expense for all share-based compensation awards granted prior to, but for which the requisite service has not yet been performed as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of ASC Topic 718. Share-based compensation expense for all share-based compensation awards granted after January 1, 2006 is based on the grant date fair value estimated in accordance with the provisions of ASC Topic 718.

Results of Operations

For the nine months ended September 30, 2010 compared to the nine months ended September 30, 2009.

The discussion below first presents the results of the nine months ended September 30, 2010 followed by the results of the nine months ended September 30, 2009.

Net Sales. Net sales for the nine months ended September 30, 2010 decreased to $1,817,127 as compared to $4,689,524 for the nine months ended September 30, 2009.  The decrease in net sales is principally attributable to the termination of the multilevel compensation plan on January 18, 2010, and the resulting loss of distributors caused by the change in business model.    As a result, the total number of distributors actually receiving commissions during the nine months ended September 30, 2010 decreased by 1,096, or 58% compared to the number of distributors actually receiving commissions during the nine months ended September 30, 2009.  The Company currently anticipates that the number of distributors actually receiving commissions in the quarter ended December 31, 2010 will continue to decrease relative to the number at September 30, 2010, as the Company fully transitions to its new business model. Although no assurances can be given, the Company anticipates that the decline in sales attributed to the loss of distributors will be partially offset by sales in other distribution channels established by the Company in connection with its new business plan and will ultimately be fully offset as the Company’s sales gain traction in such other distribution channels in subsequent periods.

The percentage that each product category represented of our net sales is as follows:

	Nine Months Ended
	September 30,
	2010	2009
Product Category	% of Sales	% of Sales
Bazi™	96%	92%
Legacy Products*	3%	2%
Other-educational materials, apparel	1%	6%

* Legacy Products include HYDRATE and BUILD.

The Company anticipates that sales of legacy products will decline as the Company discontinues sales of most of its legacy products previously sold under the XELR8™ brand.

Gross Profit. Gross profit for the nine months ended September 30, 2010 decreased to $1,254,993 as compared to $3,563,672 for the nine months ended September 30, 2009.  Gross profit as a percentage of revenue (gross margin) during the nine months ended September 30 2010 decreased to 69% as compared to 76% during the nine months ended September 30, 2009.   The decrease in the gross profit was a result of charges to the pricing of Bazi® as a result of the reconfiguration of the product from the 16oz bottle to the 2oz shot format.

Sales and Marketing Expenses. Sales and marketing expenses for the nine months ended September 30, 2010 decreased to $1,677,196 as compared to $3,251,816 for the nine months ended September 30, 2009.  Sales and marketing expenses principally include the commissions that we paid our distributors as well as costs associated with producing marketing materials, promotional activities and events for our distributors, as well as other sales and marketing costs and expenses. The decrease in sales and marketing expense is primarily due to the decreased revenue compared to the prior year, and therefore the commissions that we paid our distributors who sold our product.  This decrease was partially offset by the increased expenses of the marketing group hired by the Company to build the Bazi® brand along with the advertising materials. Commissions paid to our independent distributors decreased to 18% of net sales for the current period compared to 46% for the comparable nine month period ended September 30, 2009.

We expect a significant decrease in commission expense resulting from the termination of our multilevel distributor model, which decrease is anticipated to be offset by increases in other sales and marketing expenses incurred to launch the Company’s direct to consumer, affiliate and retail model.

General and Administrative Expenses. General and administrative expenses for the nine months ended September 30, 2010 increased to $1,920,783 as compared to $1,678,822 for the nine months ended September 30, 2009.  The increase is a result of increased stock based compensation expense as a result of the fee paid to the Placement Agent in connection with the Note Financing, which resulted in the incurrence of $550,000 on non-recurring expenses during the nine month period ended September 30, 2010. This increase was partially offset by lower administrative and executive salary expenses as a result of reduction of certain executives, and the restructuring of additional management contracts.

Interest Expense. Interest expense for the nine months ended September 30, 2010 increased to $218,891 as compared to $0 for the nine months ended September 30, 2009.   This was a result of the interest, amortization of the beneficial conversion feature and amortization of the deferred loan costs associated with the Senior Notes.

Net Loss.  Our net loss for the nine months ended September 30, 2010 was $2,592,897, as compared to $1,391,631 for the nine months ended September 30, 2009.  Our net loss per share for the nine months ended September 30, 2010 was ($0.16) per share as compared to ($0.09) per share for the nine months ended September 30, 2009, an increase of 78%.  The increased net loss is principally the result of lower revenue during the nine months ended September 30, 2010 compared to the comparable period in 2009, the fee paid to the Placement Agent in connection with the Note Financing, the costs of terminating the multilevel marketing channel, and higher stock based compensation expense.  These increases were offset by the resultant decreases in commission payments to distributors, and by the decrease in salaries incurred during the nine months ended September 30, 2010 compared to nine months ended September 30, 2009. The per share increase was also a result of a higher loss per share and partially offset by the increase number of shares outstanding.

For year ended December 31, 2009, compared to the year ended December 31, 2008.

Net Sales.  Net sales were $6,251,707 compared to $7,416,372, a decrease of 16%. The decrease in net sales is principally attributable to the decrease in economic activity that began during the year ended December 31, 2008, and continued through the year ended December 31, 2009.  As a result, the Company recruited fewer new distributors during the most recent year compared to the prior year. In addition, the Company experienced a higher level of current distributors leaving the Company during the year ended December 31, 2009, which management attributes to financial pressure faced by such distributors due to economic conditions.

The percentage that each product category represented of our net sales is as follows:

	Year Ended
	December 31,
	2009	2008
Product Category	% of Sales	% of Sales
BAZI®	93%	92%
Legacy Products*	2%	4%
Other — educational materials, apparel	5%	4%

* Legacy Products include EAT, DRINK, HYDRATE, BUILD and Vitamins and minerals (including SUPPORT).

Gross Profit.  Gross profit decreased to $4,757,923 from $5,739,337, a decrease of 17%. Gross profit as a percentage of revenue (gross margin) decreased to 76% compared to 77%.  The decrease in the gross profit was a result of higher sales of other materials, which have a significantly lower margin as compared to Bazi® and the legacy products.

Sales and Marketing Expenses.  Sales and marketing expenses decreased to $4,496,863 from $4,950,718, a decrease of 9%.  Sales and marketing expenses include the commissions that we paid our distributors as well as costs associated with producing marketing materials, promotional activities and events for our distributors, as well as other sales and marketing costs and expenses. The decrease in sales and marketing expense is primarily due to the decreased revenue compared to the prior year, and therefore the commissions that we paid our distributors who sold our product.   Of the total sales and marketing expense, $2,969,692 for the year ended December 31, 2009, and $3,369,603 for the year ended December 31, 2008, was directly or indirectly attributable to the cost incurred to attract experienced sales leaders to our distributor network, commissions paid to our independent distributors, and promotions and awards for our distributors incurred during the applicable year.  The salary expense associated with our sales and marketing group, which includes our customer service center, increased to $398,222 for the year ended December 31, 2009 compared to $334,913 for the year ended December 31, 2008.

General and Administrative Expenses.  General and administrative expenses were $2,241,075 compared to $2,878,156, or a decrease of 22%. The decrease is a result of lower administrative and executive salary expenses as a result of the termination of an executive officer during the quarter ended June 30, 2009, and the restructuring of additional management contracts.  The decrease was also a result of the cost savings that the Company made as a result of the delisting of the Company’s common stock from the NYSE AlterNext Exchange and subsequent listing on the over the counter market.

Net Loss. Our net loss was $1,999,538, compared to $2,110,034, a decrease of 5%; while on a per share basis our loss was $0.13 per share for the year ended December 31, 2009, compared to $0.14 per share for the year ended December 31, 2008, a decrease of 6%. The decreased net loss is principally the result of lower revenue during the year ended December 31, 2009 compared to the year ended December 31, 2008, and the resultant decreases in commission payments to distributors, and by the decrease in salaries and public company expenses incurred during the year ended December 31, 2009 compared to the year ended December 31, 2008. The per share decrease was also a result of a higher number of outstanding shares as a result of the private placement transactions that took place in the year ended December 31, 2008.

Liquidity and Capital Resources

To date, our operating funds have been provided primarily from sales of our common stock and from the recent sale of certain debt securities, as described below, and to a lesser degree, cash flow provided by sales of our products.

    On January 11, 13 and 29, 2010, the Company issued Series A Convertible Notes (the “Bridge Notes”), in the principal amount of $90,000, $90,000 and $50,000 ($230,000 in aggregate), respectively, to two accredited investors.  The Bridge Notes were converted into Senior Notes on March 5, 2010. The Bridge Notes contained a beneficial conversion feature at the date of issuance as a result of the market price of the stock trading at a price higher than the conversion price of $0.15, resulting in the recording of the Bridge Notes at a discount of $21,333. The discount was amortized based on the effective interest rate method over the term of the Bridge Notes, resulting in additional interest expense of $21,333 during the quarter.

On March 5, 2010, the Company consummated the sale of Senior Notes in the aggregate principal amount of $1.23 million (“Note Financing”) to a limited number of accredited investors (the “First Closing”).  The purchase price of the Senior Notes issued at the First Closing consisted of $1,000,500 of gross proceeds before deferred financing costs of $318,311 and the cancellation of $230,000 in aggregate principal amount (and related accrued interest of $3,019) of the Bridge Notes previously issued by the Company, which Bridge Notes were converted into Senior Notes in connection with the Note Financing. Net proceeds to the Company after giving effect to selling commissions, expenses incurred in connection with the Note Financing and the issuance of the Bridge Notes was approximately $915,000. The Senior Notes contained a beneficial conversion feature at the date of issuance as a result of the market price of the Company’s common stock trading at a price higher than the conversion price of $0.15, resulting in the recording of the Senior Notes at a discount of approximately $411,000.

On June 7, 2010, the Company completed a second closing of Senior Notes resulting in gross proceeds of $500,000 (“Second Closing”), and before deferred financing costs of $120,198.   Senior Notes accrue interest at the rate of 10% per annum payable semi-annually in arrears on June 15 and December 15 of each year.  Interest is payable at the option of holders of a majority of the aggregate principal amount of outstanding Senior Notes, in either cash or additional Senior Notes (“PIK Notes”).  At any given time (prior to the maturity date) the holders of the Senior Notes may elect to convert the outstanding principal and accrued interest due with respect to the Senior Notes into shares of the Company’s common stock at a conversion price of $0.15 per share or 11,556,793 shares, subject to certain adjustments. The Senior Notes are secured by the intangible assets of the Company.

On July 2, 2010, the Company issued an additional $500,000 of Senior Notes (the “Third Closing”) and before deferred finance costs of $80,256.  Net proceeds to the Company from the Third Closing after the deduction of selling commissions, and expenses of the Third Closing, were approximately $419,744. The Senior Notes issued at the Third Closing contained a beneficial conversion feature at the date of issuance as a result of the market price of common stock trading at a price higher than the conversion price of $0.15, which will result in the recording of the Senior Notes at a discount of $233,333. The Secured Notes are due July 2, 2015 and accrue interest at the rate of 10% per annum payable semi-annually in arrears on June 15 and December 15 of each year.

On August 12, 2010, the Company paid the first interest installment on the Senior Notes by issuing PIK Notes totaling $35,567.  The PIK Notes will mature on the same date as the underlying Senior Notes. Additionally, the PIK Notes have a beneficial conversion feature at the date of issuance as a result of the market price of our common stock trading at a price higher than the conversion price of $0.15, which will result in the recording of the PIK Notes at a discount of $7,113.

The beneficial conversion discount attributable to Senior Notes and PIK Notes will be amortized on the effective interest rate method over the term of the Senior Notes or PIK Notes, as the case may be, resulting in additional interest expense of $47,644 for the nine months ended September 30, 2010.

On September 17, 2010 and September 27, 2010 the Company completed the sale of 500,000 and 250,000 units (individually, a “Unit” and collectively, the “Units”), respectively, in private placement transactions resulting in gross proceeds of $100,000 and $50,000, respectively (the “Unit Offerings”). The Units were offered solely to accredited individual and institutional investors. The Units were offered and sold pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Regulation D and/or Section 4(2) thereunder. Each Unit sold in connection with the Unit Offerings was sold at $0.20 per Unit.  Each Unit consisted of one share of common stock and one warrant to purchase a share of common stock at an exercise price of $0.50 per share. The shares of common stock and the shares underlying the warrants have not been registered under the Securities Act.

On October 1, 2010, John Thomas Financial, Inc., the placement agent in connection with the Note Financing, exercised its over-allotment option and placed an additional $84,000 in aggregate principal amount of Secured Notes (the “Final Closing”). Net proceeds to the Company in connection with the Final Closing after the deduction of selling commissions and legal expenses of the Final Closing were approximately $63,314.

We used $1,746,788 of cash for operations in the nine months ended September 30, 2010, as compared to $949,150 in the nine months ended September 30, 2009. The use of cash in our operations results from incurring and accruing expenses to suppliers necessary to generate business and service our customers at a time when revenues did not keep pace with expenses and the termination costs of the multilevel marketing program. As of September 30, 2010, we had $128,738 in cash and cash equivalents available to fund future operations. Net working capital deficit improved to ($183,345) at September 30, 2010, as compared to ($414,329) at December 31, 2009.

Our existing cash resources are expected to be insufficient to permit management to successfully execute its current business plan.  As a result, we will be required to seek additional capital. No assurance can be given that we will be successful in obtaining additional financing.  The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or to amounts and classification of liabilities that may be necessary if the Company is unable to continue as a going concern.

Customer Concentrations.  We had no single customer that accounted for any substantial portion of our revenues.

Off-Balance Sheet Items.  We have no off-balance sheet items as of September 30, 2010.

 Recently Issued Accounting Standards

We have reviewed all recently issued, but not yet effective, accounting pronouncements and do not believe the future adoption of any such pronouncements may be expected to cause a material impact on our financial condition or the results of our operations.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no disagreements with our independent registered public accounting firm in regards to accounting and financial disclosure.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following sets forth certain information regarding each of our directors and executive officers:

Name	Age	Position	Committee

Kevin Sherman	39	Chief Executive Officer, President and Director	—
Daniel W. Rumsey	49	Chairman	Nominating
John D. Pougnet	38	Chief Financial Officer	—
AJ Robbins	64	Director	Audit/Compensation
Milton Makris	56	Director	Compensation/Nominating
Anthony DiGiandomenico	43	Director	Audit/Nominating

Directors hold office until the next annual meeting of securityholders following their election unless they resign or are removed as provided in the bylaws. Our officers serve at the discretion of our Board of Directors.

The following is a summary of our directors’ and executive officers’ business experience.

Management

Kevin Sherman, Chief Executive Officer, President and Director.  Mr. Sherman joined the Company in June 2009 as Vice President of Strategy and Network Development, and on July 5, 2010 was appointed Chief Executive Officer and President. In March 2010, Mr. Sherman was appointed to the Company’s Board of Directors. Prior to joining the Company in June 2009, Mr. Sherman served as the Senior Manager of Network Development from May 2008 to May 2009 for Product Partners, LLC.  Prior to that Mr. Sherman served as the chief operating officer of Hand & Associates from January 2008 to May 2008, and as the director of development and principal of Holy Innocents School from August 2007 to December 2007.  Mr. Sherman also served as the principal of Saints Peter and Paul School from January 2004 to August 2007.

John D. Pougnet, Chief Financial Officer. Mr. Pougnet joined the Company as Chief Financial Officer in September 2005. From October 2006 to June 2009, he also served as the Company’s Chief Executive Officer and director until June 2009. Immediately prior to joining the Company, Mr. Pougnet was an Assurance Senior Manager at KPMG, LLP, a global network of professional services firms providing Audit, Tax and Advisory services to both public and private companies. He also served as Vice President of Finance and Corporate Secretary at Future Beef Operations, LLC.

Board of Directors

Daniel W. Rumsey, Chairman.  Mr. Rumsey is currently the Chairman of the Board of Directors.  Mr. Rumsey served as Interim Chief Executive Officer from June 2009 until July 2010.  He has served as a director of the Company since August 2007.  He is currently the Founder and President of SEC Connect, LLC (March 2007 – Present), Managing Partner of Disclosure Law Group (March 2009 – Present), and Chief Executive Officer and Chairman of the Board of Directors of Azzurra Holding Corporation, a public company that emerged from Chapter 11 of the U.S. Bankruptcy Code in June 2008.   From 2003 to March 2006, Mr. Rumsey held various other positions at P-Com, Inc. (the predecessor to Azzurra Holding Corporation),  including Vice President, General Counsel and Secretary, Chief Financial Officer and Chief Executive Officer.

AJ Robbins, Director.   Mr. Robbins was appointed as a director on July 10, 2006, and serves on the Company’s Audit and Compensation Committees. Mr. Robbins is currently the Managing Partner of AJ Robbins PC, which he founded in 1986. Mr. Robbin’s practice focuses on accounting and auditing for corporate and securities work for both private and public companies. Mr. Robbins is a Certified Public Accountant registered in Colorado, New York and California as well as a member of the American Institute of Certified Public Accountants and registered with the Public Company Accounting Oversight Board.

Anthony DiGiandomenico, Director.   Mr. DiGiandomenico was appointed as a director on May 25, 2004, and serves on the Company’s Audit and Corporate Governance & Nominating Committees.  Mr. DiGiandomenico co-founded MDB Capital Group LLC, a NASD member broker-dealer, in 1997 and serves as a managing director of the firm. He currently serves on the Board of Directors of Orion Acquisition Corp. II, a corporation which files reports pursuant to the Securities Exchange Act of 1934, which was formed in 1995 to acquire an operating business by purchase, merger or otherwise.

Kevin Sherman, Chief Executive Officer, President and Director.  See above.

Milton Makris, Director. Mr. Makris was appointed as a director on March 5, 2010.  He brings over 30 years of technical, business and entrepreneurial experience to the Company, including executive management experience with BZinc, Amber Ready, Inc., Marathon Staffing, Motorola, Lucent, Cabletron Systems, Digital Equipment Corporation as well as several start-ups.  He served as the Chief Operating Officer of Amber Ready, Inc. from September 2009 to December 2009, and has been a member of its Board of Directors since January 2009.  Between June 2001 and March 2009, Mr. Makris was the Director of Engineering for Motorola Inc. Mr.  Makris is also involved in a consulting, advisory, and business development role to several small companies.

Mr. Makris is the uncle of the president and sole shareholder of John Thomas Financial (“JTF”), the Company’s investment banker, and was appointed to the Board of Directors as a designee of JTF.  JTF is entitled to designate two members to the Company’s Board of Directors under the terms of an Investment Banking Agreement between the Company and JTF, dated December 23, 2009.  Kevin C. Sherman, the Company’s President and Chief Executive Officer, has also been appointed to the Company’s Board of Directors as a designee of JTF.  The Company is obligated to use its best efforts to maintain appointment of JTF’s designees to the Board of Directors for a period of two years from the Final Closing.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The objective of the Company’s compensation program is to attract, retain and reward management who demonstrate the required skill to develop the Company into a leader in the nutrition and network marketing field. Through the development of the Company’s business plan, the compensation program is designed to incentivize management in the creation of shareholder value. The compensation program has been designed to reward executives for establishing the Company in the network marketing field, developing products that can be successfully sold in that channel and creating shareholder wealth.

Currently the Company has used two elements of compensation for management, current compensation, in the form of cash, and long-term equity compensation in the form of grants of stock option awards. The Company has also used the award of options to replace cash compensation for employees and the issuance of stock as a method of fulfilling its obligations under employment contracts. As the Company has not been profitable since its inception, the Company has not had a cash bonus program, but rather relied on the potential of the long-term awards as incentives to compensate its executives. The Company has identified and disclosed to its executives what levels of profitability would be required in order to create a cash bonus plan.

The cash compensation enables the Company to attract management with the required skills and experience while the awards of stock options are used as a method of retaining executives for long term growth. Additionally, the Company has used the awards of stock and options as a method of reducing cash outflow.

The Company has determined the amount of short and long term compensation based on a number of factors: level of experience of the employee in his or her respective field, prevailing market rates for individuals performing similar functions at competing companies in a similar industry and stage of development of the Company. The Company has attempted to evenly balance the compensation between current and long-term for its executives, with the long-term award requiring some form of vesting, typically over a two or four year period. When evaluating the compensation of executives on an annual basis, the Company has reviewed past compensation received by the executive in both current and long-term awards when determining any additional awards, as well as the achievement of certain sales and profitability targets for selected executives.

Each element of the compensation program is designed to further the Company’s goals of attracting and retaining high caliber individuals with the experience to grow the Company and ultimately create and increase shareholder wealth. The incentive based awards were directly tied to the achievement of an objective, whereas the other awards that were based on the vesting period were used as a mechanism to retain skilled executives. In the performance based awards, where either long-term awards are vested or there is an increase in current cash compensation, it is the practice of the Company to link the overall objectives of the Company with the respective objectives for that executive and his or her ability to exercise influence over the outcome.  The Company does not believe that any of its compensation practices is reasonably likely to have a material adverse effect on the Company.

The following table sets forth information with respect to compensation earned by the named executive officers of the Company during the years ended December 31, 2009 and 2008.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2009, the Company’s Compensation Committee was comprised of Messrs. Robbins, DiGiandomenico and Makris. At the direction of the full Board, the Compensation Committee reviews and makes recommendations with respect to compensation of the Company’s directors, executive officers and senior management. No member of the Compensation Committee at any time during the last fiscal year, or prior to the last fiscal year, was an officer or employee of the Company. Additionally, no member of the Compensation Committee had any relationship with the Company that would be required to be disclosed as a related person transaction except as set forth herein. During the fiscal year ended December 31, 2009, none of our executive officers or employees except Kevin Sherman and Daniel Rumsey participated in deliberations of our board of directors concerning executive officer compensation.

During the fiscal year ended December 31, 2009, none of our executive officers:

•
served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the board of directors) of another entity, one of whose executive officers served as a member of our Compensation Committee;

•	as a director of another entity, one of whose executive officers served as a member of our Compensation Committee; or
•
as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the board of directors) of another entity, one of whose executive officers served as a member of our board of directors.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards($)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)

Daniel W. Rumsey, Director and Former Interim Chief Executive Officer and President (2) (3)	2009	31,783	5,000	—	44,133	14,250	95,166
	2008	—	—	—	8,248	19,000	27,248
John D. Pougnet, Chief Financial Officer and former Chief Executive Officer and Director (4)	2009	148,270	—	—	—	—	148,270
	2008	204,361	—	—	78,580	—	282,941
Kevin Sherman, Chief Executive Officer, President and Director (5)	2009	94,813	—	—	31,756	—	126,569

(1)
The Company uses a Black-Scholes option-pricing model (Black-Scholes model) to estimate the fair value of stock option grants. The use of a valuation model requires the company to make certain assumptions with respect to selected model inputs. Expected volatility was calculated based on the historical volatility of the company’s stock price. In the future the average expected life will be based on the contractual term of the option and expected employee exercise and post-vesting employment termination behavior. Currently it is based on the simplified approach provided by SAB 107. The risk-free interest rate is based on U.S. Treasury zero-coupon issues with a remaining term equal to the expected life assumed at the date of the grant. The following were the factors used in the Black Sholes model to calculate the compensation expense:

(2)	Mr. Rumsey currently serves on the Company’s Board of Directors, and receives separate compensation for each Board meeting that he attends.
(3)	Mr. Rumsey served as Interim Chief Executive Officer and President on June 23, 2009 until July 5, 2010.
(4)	Mr. Pougnet resigned as Chief Executive Officer on June 1, 2009 and resigned as a Director on June 10, 2009.
(5)	Mr. Sherman was appointed Vice President of the Company on June 1, 2009, and Chief Executive Officer and President on July 5, 2010. Mr. Sherman was appointed as a Director on March 3, 2010.

For the year ended December 31, 2009
Stock price volatility	103.0 – 137.4%
Risk-free rate of return	0.50 – 2.27%
Annual dividend yield	0%
Expected life	1.5 to 4.5 Years

Employment Contracts

During 2009, we entered into an amended employment agreement with Mr. Pougnet, an employment agreement with Mr. Sherman, and a services agreement, and amendment thereto, with Mr. Rumsey.

On June 1, 2009 the Company entered into an employment agreement with its former Chief Executive Officer and current Chief Financial Officer, Mr. John Pougnet. Mr. Pougnet has served as the Company’s Chief Financial Officer since September 12, 2005, and served as its Chief Executive Officer from October 2006 until June 2009. On June 1, 2009, Mr. Pougnet resigned from his position as Chief Executive Officer, and entered into a new employment agreement with the Company pursuant to which Mr. Pougnet serves as the Company’s Chief Financial Officer for a one-year term ending June 1, 2010, for and in consideration for the payment to Mr. Pougnet of a base annual salary of $112,500. On May 7, 2010, the Company extended the term of the agreement with Mr. Pougnet for an additional year.

On June 1, 2009 the Company entered into a one-year employment agreement with Mr. Kevin C. Sherman when he joined the Company as Vice President of Strategy and Network Development. On February 1, 2010, the Board of Directors appointed Mr. Sherman as the Company’s Executive Vice President, and appointed him to the Board on March 5, 2010.  On July 5, 2010, Mr. Sherman was appointed President and Chief Executive Officer.   Mr. Sherman is paid a base salary equal to $140,000 per year. The Agreement is automatically extended for additional one year periods unless notice is provided to Mr. Sherman at least 90 days prior to expiration of the initial term. Mr. Sherman's compensation as a result of his appointment as Chief Executive Officer was increased to $152,000 annually, effective July 5, 2010. In addition, Mr. Sherman was granted an option to purchase 250,000 shares of common stock at an exercise price of $0.22 per share, 50% of which will vest ratably over a five year period, and 50% vest at such time as the Company achieves positive earnings before interest, taxes, amortization and depreciation.

On June 23, 2009, the Board of Directors appointed Daniel W. Rumsey as the Company’s Interim Chief Executive Officer, replacing Sanford D. Greenberg, who was temporarily appointed Chief Executive Officer following the resignation of Mr. Pougnet. The Company entered into a services agreement with Mr. Rumsey, pursuant to which Mr. Rumsey agreed to serve in the capacity as Interim Chief Executive Officer through December 31, 2009 (the “Initial Term”), for $5,000 per month, plus an option to purchase 125,000 shares of the Company’s common stock at an exercise price of $.24 per share. The option vested upon expiration of the Initial Term. In addition, upon expiration of the Initial Term, Mr. Rumsey was granted an additional option to purchase 166,667 shares of the Company’s common stock.

Effective January 1, 2010, the Company and Mr. Rumsey entered into an amendment to his services agreement (“Amendment”), pursuant to which the Mr. Rumsey continued to serve as the Company’s Interim Chief Executive Officer through June 30, 2010 (the “Additional Term”), unless earlier terminated by Mr. Rumsey. Under the terms of the Amendment, Mr. Rumsey received $8,500 per month, plus $2,500 per month to be accrued, but not paid until such time as the Company achieved $1.0 million per month in revenue. In addition, Mr. Rumsey was granted an option to purchase 250,000 shares of the Company’s common stock at $0.15, the fair market value of the Company’s shares of common stock on January 4, 2010.  Effective April 1, 2010, Mr. Rumsey voluntarily reduced his monthly consulting fee to $6,500 per month, and forgave $2,500 in accrued compensation due Mr. Rumsey. Beginning July 5, 2010, in consideration for remaining as Chairman of the Board of Directors, Mr. Rumsey will be compensated $5,000 per month.

Stock Option Exercises and Stock Vested

There were no options exercised by the named executive officers during the year ended December 31, 2009.

Post-Employment Compensation, Pension Benefits, Nonqualified Deferred Compensation

There were no post-employment compensation, pension or nonqualified deferred compensation benefits earned by the executive officers during the year ended December 31, 2009.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to the Named Executive Officers concerning equity awards granted by the Company as of December 31, 2009.

Outstanding Equity Awards as of December 31, 2009

Option Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date

Kevin Sherman, Chief Executive Officer and Director	14,583	85,417		0.40	6/7/2014
John Pougnet, Chief Financial Officer	50,000	0		1.80	9/11/2015
and Former Chief Executive Officer	95,833	4,167		1.39	3/9/2011
	100,000	0		0.65	5/27/2011
	100,000	0		1.55	3/25/2012
	62,500	62,500		1.00	1/7/2013
Daniel W. Rumsey, Director and	80,000	0		1.01	8/16/2012
Former Chief Executive Officer	25,000	0		1.00	8/18/2013
	125,000	0		0.24	6/21/2014
	166,667	0		0.18	12/30/2014

Stock Option Exercises and Stock Vested

There were no options exercised by the named executive officers during the year ended December 31, 2009.

Post-Employment Compensation, Pension Benefits, Nonqualified Deferred Compensation

There were no post-employment compensation, pension or nonqualified deferred compensation benefits earned by the executive officers during the year ended December 31, 2009.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)		Total ($)
Sanford Greenberg (1)	12,500	0	0	53,727	(2)	66,227
AJ Robbins	5,250	0	0	0		5,250
John McCandless (3)	23,500	0	0	500	(5)	24,000
Anthony Petrelli (4)	3,750	0	0	0		3,750
Anthony DiGiandomenico	2,500	0	0	0		2,500
Milton Makris (6)	0	0	0	0		0

(1)	Mr. Greenberg resigned from the Board of Directors on May 3, 2010.
(2)	Mr. Greenberg received compensation per the terms of the employment agreement dated October 1, 2006, which entitles Mr. Greenberg to 1% of net adjusted sales.
(3)	Mr. McCandless resigned from the Board of Directors on December 17, 2009.
(4)	Mr. Petrelli resigned from the Board of Directors June 8, 2009.
(5)	Mr. McCandless received separate compensation form consulting services provided to the Company.
(6)	Mr. Makris was appointed to the Board of Directors on March 5, 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SECURITYHOLDERS MATTERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the ownership of our common stock as of December 3, 2010, by (i) each person who is known by us to own of record or beneficially more than 5% of our common stock, (ii) each of our directors and officers. Unless otherwise indicated, the securityholders listed in the table have sole voting and investment powers with respect to the shares of common stock.

Name and Address(1)	Number of Shares (2)		Percent of Class (3)
Kevin Sherman	55,208	(4)	*
Chief Executive Officer, President and Director
John D Pougnet	473,250	(5)	2.4%
Chief Financial Officer
Daniel Rumsey	666,667	(6)	3.4%
Chairman
Anthony DiGiandomenico	374,576	(7)	1.9%
Director
AJ Robbins	350,554	(8)	1.8%
Director
Milton Makris	69,500	(9)	*
Director

Total beneficial ownership of officers and directors as a group:	1,989,755		9.4%	(10)

Sanford D Greenberg	3,494,406	(11)	18.0%
1400 16th Street #330 Denver, CO 80202
John Thomas Financial Inc. 14 Wall Street 23rd Floor New York, New York 10005	2,020,000	(12)	10.4%
Lighthouse Capital LTD 7436 Del Zuro Drive Los Angeles, CA 90046	1,430,940	(13)	7.4%
Michael Brody Pettit 3641 Maplewood Ave Dallas, TX 75205	1,652,191	(14)	8.5%
Steven Rosdal 291 Monroe St. Denver, CO 80206	1,420,239	(15)	7.3%
Integrated Control Systems 4620 Vasser Dr. Albuquerque, NM 87107	1,062,210	(14)	5.5%
Ralph W Gitz 1016 E. 7th Street Bloomsburg, PA 17815	1,704,656	(14)	8.8%
Timothy Burford 132 Cedar Woods TRC Canton, GA 30114	2,715,433	(14)	14.0%

* Less than 1%

(1)	The addresses of the Company’s officers and directors are in the Company’s care at 370 Blake Street, Suite 305, Denver, Colorado 80246.
(2)
All entries exclude beneficial ownership of shares issuable pursuant to options that have not vested or that are not otherwise exercisable as of the date hereof or which will not become vested or exercisable within 60 days of December 3, 2010.

(3)
Percentages are rounded to nearest one-tenth of one percent. Percentages are based on 19,352,170 shares of common stock outstanding. Convertible notes, including the Senior Notes, and options that are presently exercisable or exercisable within 60 days are deemed to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage of any other person.

(4)	Comprised of 55,208 shares issuable pursuant to options which are presently exercisable or which become exercisable within 60 days of December 3, 2010.
(5)	Comprised of 29,500 shares held of record and 443,750 shares issuable pursuant to options which are presently exercisable or which become exercisable within 60 days of December 3, 2010.
(6)	Comprised of 20,000 shares held of record and 646,667 shares issuable pursuant to options which are presently exercisable or which become exercisable within 60 days of December 3, 2010.
(7)	Comprised of 66,800 shares held of record and 307,776 shares pursuant to options which are presently exercisable or which become exercisable within 60 days of December 3, 2010.
(8)	Comprised of 350,554 shares issuable pursuant to options which are presently exercisable or which become exercisable within 60 days of December 3, 2010.
(9)	Comprised of 69,500 shares issuable pursuant to options which are presently exercisable or which become exercisable within 60 days of December 3, 2010.
(10)	Comprised of 116,300 shares held of record and 1,873,455 shares issuable pursuant to options and warrants held by officers and directors.
(11)
Comprised of 3,394,406 shares held of record either directly or as custodian for a minor child, and 100,000 shares issuable pursuant to options which are presently exercisable or which become exercisable within 60 days of December 3, 2010.

(12)
Comprised of 2,000,000 shares held of record by John Thomas Financial Inc., and 20,000 shares issuable pursuant to warrants held by Anastasios Belesis, its President and sole shareholder, exercisable through February 18, 2013 at a purchase price of $1.50 per share.

(13)	Comprised of 180,000 shares held of record directly, and 1,250,940 shares issuable upon conversion of Senior Notes.
(14)	Comprised of beneficial ownership of shares issuable upon conversion of Senior Notes.
(15)
Comprised of 1,094,915 shares held of record, 104,000 shares issuable pursuant to warrants which are presently exercisable or which become exercisable within 60 days of December 3, 2010, 50,000 shares issuable pursuant to options which are presently exercisable or which become exercisable within 60 days of December 3, 2010, and 171,324 shares issuable upon conversion of Senior Notes.

SELLING SECURITYHOLDERS

The table below sets forth the name of each person who may offer for resale shares of common stock in connection with this prospectus, the number of shares of common stock beneficially owned by each person, and percentage of ownership for each selling shareholder.  To the extent that any successor(s) to the named selling securityholders wishes to sell under this prospectus, we will file a prospectus supplement identifying such successor(s) as selling securityholders. Except as set forth below, none of the selling securityholders are affiliates of broker-dealers.

All of the 25,299,314 shares of common stock being offered in this prospectus may be issued  upon conversion of the Senior Notes, including shares issuable upon conversion of additional notes that may be issued by the Company in private placement transactions by us, each of which was exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) of the Securities Act and Rule 506 thereunder.

For purposes of the following table, beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act.  In computing the number of shares beneficially owned by a selling securityholder and the percentage ownership of that selling securityholder, shares of common stock issuable through the exercise of stock options or warrants that are exercisable currently or become exercisable within 60 days, and upon the conversion of Senior Notes that are presently convertible or may be converted within 60 days. Each selling securityholder’s percentage of ownership in the following table is based on 19,352,170 shares of common stock outstanding as of December 20 , 2010.  Percentages are rounded to the nearest one-tenth of one percent. Convertible notes, including the Senior Notes, and warrants that are presently exercisable or exercisable within 60 days are deemed to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage of any other person.

Shareholder and Name of Person Controlling	Number of shares held currently	Percent of shares held currently	Number of shares offered (1)	Number of shares held after offering (2)	Percent of shares held after offering (2)
Alex Stanyek	200,219	1.0%	326,651	-	*
Andrew Naziris	133,625	*	218,250	-	*
Billy Shurley	102,794	*	163,767	-	*
Charles Chief Boyd	118,995	*	190,793	-	*
Charles Lenns	200,000	1.0%	334,017	-	*
Charles Weir	66,812	*	109,125	-	*
Cosimo Cagesse	433,333	2.2%	706,180	-	*
Daniel Derrico	342,648	1.7%	545,890	-	*
Daryl Biechler	66,666	*	111,339	-	*
Donald Fauth	66,812	*	109,125	-	*
Douglas Schmidli	68,529	*	109,178	-	*
Dozier Williams	166,885	*	272,330	-	*
Edward Kimmelman	166,666	*	271,608	-	*

Flushing 4424 Supermarket(3)	563,333		2.8%	918,035		-	*
Gary Stout	66,666		*	108,643		-	*
Gary Vonglinow	100,219		*	163,687		-	*
Grogan Living Trust(4)	675,981		3.4%	1,089,106		-	*
Herminio Correia	66,666		*	108,643		-	*
Integrated Control Systems(5)	1,062,210		5.2%	1,692,259		-	*
James Mitchell	100,000		*	162,964		-	*
James Reinstein	166,666		*	271,608		-	*
Joseph Gibson	102,794		*	163,767		-	*
Juan Rangel	100,000		*	162,964		-	*
Kent Middleton	70,000		*	114,075		-	*
Larry Gershman	66,666		*	108,643		-	*
Lighthouse Capital LTD(6)	1,430,940	(7)	6.9%	2,175,110	(8)	180,000	*
Martin Brennan	102,794		*	163,767		-	*
Maurizio Miglietta	133,333		*	222,678		-	*
Michael Brody Pettit	1,652,191		7.9%	2,696,149		-	*
Michael Grubman	33,333		*	54,321		-	*
Paul Pollock	46,666		*	77,937		-	*
Paul Ponte	102,794		*	163,767		-	*
Pete Ballos	171,324		*	272,945		-	*
Peter Francis	123,353		*	196,520		-	*
Peter Friedman	50,000		*	83,504		-	*
Peter Malo	342,648		1.7%	545,890		-	*
Philip Guinn	66,666		*	108,643		-	*
Ralph W Gitz	1,704,656		8.1%	2,729,187		-	*
Richard Molinsky	345,931		1.8%	551,721		-	*
Robert Fielitz	171,324		*	272,945		-	*
Roger Fenstad	102,794		*	163,767		-	*
Roger Marchman	102,794		*	163,767		-	*
Ronald Kapplan	66,666		*	111,339		-	*
Samuel Arpino	171,324		*	272,945		-	*
Scott Razzano	102,794		*	163,767		-	*
Stephen D. Barnes	100,219		*	163,687		-	*
Steven Mele	150,000		*	244,447		-	*
Steven Rosdal	1,420,239	(9)	6.8%	1,521,860	(10)	1,248,915	3%
Thomas Warden	100,000		*	162,964		-	*
Timothy Burford	2,715,433		12.3%	4,366,329		-	*
William R. Lefever	334,063		1.7%	545,626		-	*
Total	17,119,464			25,299,314		1,428,915

*	Less than 1% ownership.
(1)
Assumes that (i) selling shareholders will hold all Senior Notes to maturity, (ii) such selling shareholders will elect to receive all interest payments in kind, in the form of additional Senior Notes, (iii) that such selling shareholders will thereafter convert such Senior Notes into common stock, and (iv) all selling shareholders will offer all shares they are eligible to offer pursuant to this registration statement. As of December 3, 2010, 15,690,549 shares were issuable pursuant to outstanding Senior Notes, reflecting principal and accrued interest on such notes, convertible at a rate of $0.15 per share. As of December 3, 2010, none of the selling shareholders has elected to convert his, her or its Senior Notes.

(2)
Assumes that selling shareholders will sell all the shares they are eligible to offer for sale pursuant to this registration statement, and that such selling shareholders will not acquire additional shares outside the scope of this registration statement.

(3)	Steven B. Chase is the principle executive officer of Flushing 4424 Supermarket.
(4)	William Grogan is the principle executive officer of Grogan Living Trust.
(5)	Steven B. Chavez is the principle executive officer of Integrated Control Systems.
(6)	Carl Caserta is the principle executive officer of Lighthouse Capital LTD.
(7)	Comprised of 180,000 shares held of record and 1,250,940 shares issuable upon conversion of Senior Notes.
(8)	Comprised of 180,000 shares held of record and 1,995,110 shares issuable upon conversion of Senior Notes.
(9)
Comprised of 1,094,915 shares held of record, 104,000 warrants to purchase common stock that are presently exercisable, 50,000 options to purchase common stock that are presently exercisable, and 171,324 issuable upon conversion of Senior Notes.

(10)
Comprised of 1,094,915 shares held of record, 104,000 warrants to purchase common stock that are presently exercisable, 50,000 options to purchase common stock that are presently exercisable, and 272,945 issuable upon conversion of Senior Notes.

    The table below sets forth the total dollar value of the securities underlying the Senior Notes, calculated using the number of underlying shares of common stock registered for resale and the market price per share for those shares of common stock on the date of the sale of the Senior Notes.

	Date of Closing	Market Price on Date of Closing(1)	Shares Issuable upon Conversion of Senior Notes	Shares Issuable upon Conversion of PIK Notes	Total Potentially Issuable	Aggregate Dollar Value
First Closing	March 5, 2010	$0.20	8,453,258	5,016,833	13,470,091	$2,694,018.00
Second Closing	June 7, 2010	$0.15	3,340,633	2,115,623	5,456,256	818,438.40
Third Closing	July 2, 2010	$0.22	3,333,327	2,098,826	5,432,153	1,195,073.60
Over-allotment Closing	October 1, 2010	$0.23	563,333	377,481	940,814	216,387.22
TOTAL			15,690,551	9,608,763	25,299,314	$4,923,917.22

The table below sets forth the total possible profit the selling securityholders could realize as a result of the conversion discount for the securities underlying the Senior Notes.

	Market Price per Share on Date of Sale	Conver- sion Price	Total Shares Underlying Notes	Combined / Total Market Price	Total Possible Shares Selling Stockholders May Receive(1)	Combined Conversion Price	Total Possible Discount to Market Price
	A	B	C	D (A x C)	E	F (B x E)	G (F – D)
First Closing	$0.20	$0.15	$8,453,258	$1,690,651.60	13,470,091	$2,020,513.65	$329,862.05
Second Closing	0.15	0.15	3,340,633	500,000.00	5,456,256	818,438.40	318,438.00
Third Closing	0.22	0.15	3,333,327	733,331.94	5,432,153	814,822.95	81,491.01
Over-allotment Closing	0.23	0.15	563,333	129,566.59	940,814	141,122.10	11,555.51
TOTAL			15,690,551	$3,053,550.13	25,299,314	$3,794,897.10	$741,346.57

(1)
Assumes that that all Senior Notes issued in connection with the Note Financing are held to maturity in 2015 and that all interest under the Senior Notes is paid in kind, in the form of additional notes ( “PIK Notes”), which PIK Notes are also held to maturity. The PIK Notes are not currently outstanding and will only be issued at the election of the securityholders. The actual market price at the time of the issuance of the PIK Notes may vary substantially from the market price at the time that any of the Senior Notes were issued.

Comparison of Registered Shares to Outstanding Shares
	Shares
Number of shares held prior to the Note Financing by persons other than the selling securityholders, affiliates of the company, and affiliates of the selling securityholders	12,569,760	(1)
Shares registered for resale by selling securityholders in prior registration statements	—	(2)
Shares registered for resale by selling securityholders or affiliates that continue to be held	—
Number of registered shares sold by selling securityholders or affiliates	—
Number of shares registered for resale by selling securityholders	25,299,314

(1)
Based on 15,867,160 shares outstanding immediately prior to commencement of the Note Financing, minus 116,300 shares beneficially owned by officers, directors and other affiliates, and 3,181,100 shares beneficially owned by Sanford D. Greenberg, who holds more than 10% of the Company’s total outstanding common stock.

(2)
On July 20, 2007, the Company’s registration statement on Form S-3, registering the resale of 1,300,000 shares of common stock by selling stockholders as well as 1,055,000 shares of common stock by the Company, was declared effective. However, none of the selling shareholders included in that registration statement participated in the Note Financing.

RELATIONSHIPS BETWEEN THE ISSUER AND THE SELLING SECURITYHOLDERS

        None of the selling securityholders has at any time during the past three years acted as one of our employees, officers or directors or had a material relationship with us.

In connection with the Note Financing, we made cash payments consisting of commissions and expense reimbursements and issued 2,500,000 shares of common stock to JTF as placement agent. No other selling securityholder or their affiliates received payments in connection with the Note Financing, nor did any selling securityholder or its affiliates receive any payments in connection with the secondary offering that is the subject of the registration statement of which this prospectus is a part.

The table below sets forth the aggregate cash value of the interest payments payable under the Senior Notes to each selling securityholder in connection with the Note Financing.

Selling Securityholder	Total Due at Maturity	Original Principal Amount	Total Interest Payments for Entire Term
Samuel Arpino	$40,941.78	$25,000.00	$15,941.78
Pete Ballos	40,941.78	25,000.00	15,941.78
Stephen D. Barnes	24,553.17	15,000.00	9,553.17
Daryl Biechler	16,700.89	10,000.00	6,700.89
Charles Chief Boyd	28,619.11	17,500.00	11,119.11
Martin Brennan	24,565.07	15,000.00	9,565.07
Timothy Burford	654,949.54	400,000.00	254,949.54
Cosimo Cagesse	105,927.14	65,000.00	40,927.14
Herminio Correia	16,296.48	10,000.00	6,296.48
Daniel Derrico	81,883.54	50,000.00	31,883.54
Donald Fauth	16,368.80	10,000.00	6,368.80
Roger Fenstad	24,565.07	15,000.00	9,565.07
Robert Fielitz	40,941.78	25,000.00	15,941.78
Flushing 4424 Supermarket	137,705.27	84,500.00	53,205.27
Peter Francis	29,478.10	18,000.00	11,478.10
Peter Friedman	12,525.67	7,500.00	5,025.67
Larry Gershman	16,296.48	10,000.00	6,296.48
Joseph Gibson	24,565.07	15,000.00	9,565.07
Ralph W Gitz	409,378.11	250,000.00	159,378.11
Grogan Living Trust	63,366.00	100,000.00	163,366.00
Michael Grubman	8,148.23	5,000.00	3,148.23
Philip Guinn	16,296.48	10,000.00	6,296.48
Integrated Control Systems	253,838.96	155,000.00	98,838.96
Ronald Kapplan	16,700.89	10,000.00	6,700.89
Edward Kimmelman	40,741.20	25,000.00	15,741.20
William R. Lefever	81,843.95	50,000.00	31,843.95
Charles Lenns	50,102.68	30,000.00	20,102.68
Lighthouse Capital LTD	299,266.51	182,540.00	116,726.51
Peter Malo	81,883.54	50,000.00	31,883.54
Roger Marchman	24,565.07	15,000.00	9,565.07
Steven Mele	36,667.08	22,500.00	14,167.08
Kent Middleton	17,111.29	10,500.00	6,611.29
Maurizio Miglietta	33,401.81	20,000.00	13,401.81
James Mitchell	24,444.72	15,000.00	9,444.72
Richard Molinsky	82,758.15	50,479.00	32,279.15
Andrew Naziris	32,737.58	20,000.00	12,737.58
Michael Brody Pettit	156,922.55	247,500.00	404,422.55
Paul Pollock	11,690.64	7,000.00	4,690.64
Paul Ponte	24,565.07	15,000.00	9,565.07
Juan Rangel	24,444.72	15,000.00	9,444.72
Scott Razzano	24,565.07	15,000.00	9,565.07
James Reinstein	40,741.20	25,000.00	15,741.20
Steven Rosdal	40,941.78	25,000.00	15,941.78
Douglas Schmidli	16,376.71	10,000.00	6,376.71
Billy Shurley	24,565.07	15,000.00	9,565.07
Alex Stanyek	48,997.89	30,000.00	18,997.89
Gary Stout	16,296.48	10,000.00	6,296.48
Gary Vonglinow	24,553.17	15,000.00	9,553.17
Thomas Warden	24,444.72	15,000.00	9,444.72
Charles Weir	16,368.80	10,000.00	6,368.80
Dozier Williams	40,849.65	25,000.00	15,849.65
	$3,790,912	$2,318,019	$1,472,893

          The Bridge Investors held Series A Convertible Promissory Notes prior to their conversion of such notes into Senior Notes. We did not have a material relationship with the Bridge Investors prior to their investment in the Series A Convertible Promissory Notes.

  Other than the Bridge Investors, the only selling securityholder who held our securities prior to the Note Financing was Steven Rosdal. Only Mr. Rosdal holds securities other than the Senior Notes that are convertible into our common stock. The following table sets out information regarding Mr. Rosdal’s holdings of our convertible securities other than the Senior Notes.

Type of Security	Market Price on Date of Sale of Securities	Exercise / Conversion Price	Total Shares Assuming all Securities Exercised/ Converted for Common Stock	Total Market Price	Combined Conversion Price	Total Possible Profit the Selling Stockholder Could Realize as a Result of Conversion/ Exercise Discount
	A	B	C	D (A x C)	E (B x C)	F (D - E)
Warrants to Purchase Common Stock	$1.63	$1.50	104,000	$169,520	$156,000	$13,520
Options to Purchase Common Stock	$1.36	$0.65	50,000	$68,000	$32,500	$35,500
TOTAL			154,000	$237,520	$156,000	$49,020

The table below contains information regarding all prior securities transactions between us and the selling securityholders, their affiliates, or any person with whom any selling securityholder has a contractual relationship regarding the transaction (or any predecessors of those persons).

		# Shares of Class Prior to Issue		Total		Total Shares Acquired by Selling Stockholder	% of Shares Issued or Issuable in Connection	Market Price at
Selling Stockholder	Date of Transaction	Total	Held By Outsiders	Transaction Shares		in Transaction	with Transaction	Issue Date	Present
		A	B	C			D (B ÷ C)
Lighthouse Capital	1/16/2007	10,097,170	6,139,832	600,000	(1)	600,000	9.78%	$0.96	$0.22
Steven Rosdal	3/5/2007	10,697,170	9,106,116	2,000,000	(2)	200,000	21.96%	$1.63	$0.22
Lighthouse Capital Bridge Notes	1/11/2010	15,697,170	10,626,872	600,000	(3)	600,000	5.65%	$0.15	$0.22
Lighthouse Capital Bridge Notes	1/23/2010	15,697,170	10,626,872	600,000	(3)	600,000	5.65%	$0.12	$0.22
Richard Molinsky Bridge Notes	1/29/2010	15,697,170	10,626,872	333,333	(3)	333,333	3.13%	0.16	$0.22

(1)
On December 18, 2006 the Company entered into an agreement with Lighthouse Capital for the referral of certain bridge lenders or other potential financing contacts to the Company. The term of the agreement was for a period of sixty days, and the Company agreed to pay a fee in the amount of 200,000 restricted shares of the Company’s common stock to the referral representative upon funding received from any one or more referrals in the total aggregate amount of $500,000. Between December 2006 and January 2007, Global Project Finance AG (“GPF”) was referred by Lighthouse and loaned the Company an aggregate of $500,000, for which GPF received 400,000 shares of the Company’s common stock as a loan fee. At the same time, the Company issued 200,000 shares of common stock to Lighthouse pursuant to the agreement.

(2)
In March 2007, the Company completed the sale of two million units in a private placement transaction (the “PIPE Offering”) for gross proceeds of $2,000,000. The placement was sold to accredited individual and institutional investors under the exemption provided in Reg D of Rule 506 of the Securities Act. Each unit was comprised of one share and one half of a warrant to purchase a share of common stock at an exercise price of $1.50 per share. 200,000 units were purchased by SHR Family Partners, of which Mr. Rosdal is the General Partner and owns a majority of its membership interests. For the purposes of this table, only the shares of common stock are included.

(3)
On January 11, 23 and 29, 2010, the Company issued Series A Convertible Promissory Notes (the “Bridge Notes”), in the principal amounts of $90,000, $90,000 and $50,000 ($230,000 in aggregate), in favor of two separate accredited investors, Lighthouse Capital LTD and Richard Molinsky. The Bridge Notes, which were scheduled to mature two years after issuance, accrued interest at the rate of ten percent (10%) per annum, and were convertible at any time into shares of the Company’s common stock at a rate of $0.15 per share. In March 2010, the Bridge Notes were converted into Convertible Notes. For the purposes of this table, the Bridge Notes are treated on an as-converted basis.

The net proceeds to us from the sale of the Senior Notes in each Closing after deducting commissions and expenses paid to JTF and its affiliates or any person with whom JTF has a contractual relationship regarding the transaction, but before deducting any other expenses of the Note Financing, is set forth below.

Closing	Gross Proceeds		Commission and Expenses		Net Proceeds
First Closing	$1,233,519.00	(1)	$159,965.00		$1,073,554.00
Second Closing	500,000.00		75,000.00		425,000.00
Third Closing	500,000.00		615,000.00	(2)	(115,000.00)
Over-allotment Closing	84,500.00		10,985.00		73,515.00
TOTAL	$2,318,019.00		$860,950.00		$1,457,069.00

(1)	Includes a total of $233,019 in principal and interest under outstanding Bridge Notes which were exchanged for Convertible Notes in the First Closing.
(2)	Includes the JTF Shares, valued at $0.22 per share, which was the market price on the date of the Third Closing, when the shares were issued.

The following table compares the total amount of proceeds we will receive to the potential profit earned by the selling securityholders in connection with their investment in the Senior Notes.

Gross Proceeds:
Convertible Notes	$2,318,019.00
Less Payments to JTF and its affiliates:
Commission and Expenses	860,950.00
Net Proceeds to the Company:	$1,457,069.00
Total Possible Profit to Selling Stockholders
Total Possible Profit the Selling Stockholders Could Realize from Conversion Discount	1,125,114.00
Total Possible Profit the Selling Stockholders Could Realize from Other Securities of the Issuer	49,020.00
Total:	$1,174,134.00
Payments Made as a Percentage of Net Proceeds:	80.58%

       Over the five-year term of the Convertible Notes, the payments made to selling securityholders will be equivalent to approximately 9.3419% of net proceeds.

We intend to make all payments on the Senior Notes; provided, however, the election by holders of the Senior Notes to receive their December 2010 interest payments in the form of additional notes is necessary for the Company to continue to execute its business plan, and therefore continue as a going concern.  We may be required to make certain payments to the selling securityholders and their affiliates in the first year following the Over-allotment Closing if we are in default under the Senior Notes and/or the Registration Rights Agreement. Under the Senior Notes, if we are in default under the Senior Notes, interest will accrue at a penalty rate of 13% until the default is cured or waived. Under the Registration Rights Agreement, we are required to have the Registration Statement declared effective no later than 120 days from the date of filing of the Registration Statement with the Securities and Exchange Commission. If we do not meet this deadline, we are required to issue an aggregate of two percent (2%) of the issued and outstanding common stock of the Company, on a fully-diluted basis, for each 30-day period of delay (prorated for any period less than 30 days) to the selling securityholders.

To the Company’s knowledge, none of the selling stockholders has any existing short position in the Common Stock.

PLAN OF DISTRIBUTION

A selling security holder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	privately negotiated transactions;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

          The selling securityholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

          Broker-dealers engaged by the selling securityholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling securityholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.

          The selling securityholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Because selling securityholders may be deemed to be underwriters within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of common stock will be paid by the selling security holder and/or the purchasers. Each selling security holder has represented and warranted to our company that it acquired the securities subject to this registration statement in the ordinary course of such selling security holder’s business and, at the time of its purchase of such securities such selling security holder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

                There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling securityholders. We are required to pay certain fees and expenses incurred by us incident to the registration of the shares.

                The selling securityholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors-in-interest as selling securityholders under this prospectus. Upon our company being notified in writing by a selling security holder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling security holder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon our company being notified in writing by a selling security holder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

          Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling securityholders or any other person. We will make copies of this prospectus available to the selling securityholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Until June 2010, the Company leased its corporate office space from Arnold Greenberg, the father of our Founder and former Chairman, Sanford D. Greenberg. We paid $48,600 and $46,800 in rent for the years ended December 31, 2009 and 2008, respectively. We believe the terms of this lease are no less favorable to us than we could have obtained from an unaffiliated party.  We also paid $66,227 to Mr. Greenberg, our Founder and former Chairman, during 2009, $12,500 of which was paid to him for compensation for his services on our Board of Directors, and $53,727 was paid under the terms of a Third Amendment to Employment Agreement, dated November 1, 2006, pursuant to which Mr. Greenberg receives one percent of the Company's gross sales until November 6, 2018.

During the year ended December 31, 2009, we contracted with ServiceQuest, whose principal is the brother of our former Vice President of Operations, to provide consulting services related to our call center. For the year ended December 31, 2009 we paid ServiceQuest $8,935 in consulting fees. We believe the terms of this agreement are no less favorable to us than we could have obtained from an unaffiliated party.

During the year ended December 31, 2009, we contracted with SEC Connect, whose principal is the Company’s Chairman and former Interim Chief Executive Officer, to provide the Company with EDGAR filing services. For the year ended December 31, 2009, we paid SEC Connect $5,000 in fees. We believe the terms of this agreement are no less favorable to us than we could have obtained from an unaffiliated party.

During the year ended December 31, 2009, we contracted with Team Outsource, whose principal is the brother of our former Vice President of Operations, to provide outsourced apparel sales to our independent distributors. For the year ended December 31, 2009 we paid Team Outsource $813 in fulfillment costs in connection with the services that it provides. In addition, we received $2,474, in commissions for sales of Bazi® branded merchandise that Team Outsource sold to your independent distributors. Finally, we purchased $10,950 in apparel from Team Outsource for internal use. We believe the terms of this agreement are no less favorable to us than we could have obtained from an unaffiliated party.

On January 11, 23 and 29, 2010, we issued Series A Convertible Promissory Notes (the “Bridge Notes”), in the principal amounts of $90,000, $90,000 and $50,000 ($230,000 in aggregate), in favor of two separate accredited investors, Lighthouse Capital LTD and Richard Molinsky (the “Bridge Investors”).  The Bridge Notes, which were scheduled to mature two years after issuance, accrued interest at the rate of ten percent (10%) per annum, and were convertible at any time into shares of the Company’s common stock at a rate of $0.15 per share. In March 2010, the Bridge Notes were converted into Senior Notes (as described below).

    From March 2010 through October 2010, we conducted a private placement (the “Note Financing”) of $2,085,000 in 10% Senior Secured Convertible Notes (the “Senior Notes”), as discussed elsewhere in this prospectus. The Senior Notes are secured by substantially all of the assets of the Company and our subsidiaries pursuant to a Security Agreement, and Trademark Collateral Assignment and Security Agreements.  All obligations under the Secured Notes are guaranteed by VitaCube Systems, Inc., and XELR8, Inc., our principal subsidiaries (the “Subsidiaries”) pursuant to Guarantees by each of the Subsidiaries in favor of the holders of the Senior Notes. In connection with the Note Financing, we entered into a Placement Agency Agreement with JTF as placement agent.  JTF agreed to act on a best efforts basis with respect to the sale of Senior Notes in an aggregate principal amount of up to $2,000,000 (with an over-allotment option of up to $1,000,000).  Under the Placement Agency Agreement, JTF received a placement fee equal to 10% of the gross proceeds of the Senior Notes (including the Senior Notes issued upon conversion of the Bridge Notes) sold by JTF and a non-accountable expense allowance of 3% of the gross proceeds (giving effect to the conversion of the Bridge Notes into Senior Notes) of the Note Financing.  JTF also received reimbursement of its legal expenses related to the Note Financing of $60,000.

In addition, pursuant to the Placement Agency Agreement, once $2,000,000 in Senior Notes were sold in the Note Financing, we issued 2,500,000 shares of our common stock to JTF.  Finally, under the Placement Agency Agreement, we gave JTF the right to designate two members of our Board of Directors and the Bridge Investors the right to designate two board members.  JTF designated Mr. Kevin Sherman and Mr. Milton Makris, who were appointed to the Board effective March 3, 2010 and March 5, 2010, respectively.  The Bridge Investors have not yet named their Board designees. As a result of these transactions, JTF now holds over 10% of the Company’s common stock and has designated two members to its Board of Directors. The Bridge Investors each hold over 5% of the Company’s common stock and have the ability to designate an additional two members to the Company’s Board of Directors. Neither JTF nor either of the two Bridge Investors were related persons, as defined in Item 404 of Regulation S-K, prior to the transactions pursuant to which they acquired their interests.

Our Board of Directors approved each of these arrangements.

DESCRIPTION OF COMMON STOCK

The holders of our common stock have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our board of directors.  Holders of common stock are also entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs.

All shares of common stock now outstanding are fully paid and non-assessable.

The holders of shares of common stock do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose and in such event, the holders of the remaining shares will not be able to elect any of our directors.  The holders of 50% percent of the outstanding common stock constitute a quorum at any meeting of shareholders, and the vote by the holders of a majority of the outstanding shares are required to effect certain fundamental corporate changes, such as liquidation, merger or amendment of our articles of incorporation.

Dividends

We have not paid any dividends on our common stock.

Transfer Agent

Our transfer agent is Corporate Stock Transfer, Denver, Colorado.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of the material U.S. federal income tax consequences of the issuance and ownership to U.S. holders and non-U.S. holders (each defined below) of our common stock.

    For purposes of this discussion, a U.S. holder is a beneficial owner of our common stock that is:

•	an individual who is a citizen or resident of the United States
•
a Corporation (or other entity taxed as a Corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) it has in effect a valid election to be treated as a U.S. person.

For purposes of this discussion, a non-U.S. holder is a beneficial owner of our common stock that is not a U.S. holder.

This section is based on current provisions of the Internal Revenue Code of 1986, as amended, the Code, current and proposed Treasury regulations promulgated thereunder, and administrative and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. No ruling has been sought from the U.S. Internal Revenue Service (the “IRS”) as to the federal income tax consequences of the transactions described herein. Furthermore, this summary is not binding on the IRS, and the IRS is not precluded from adopting a contrary position.

This section does not purport to be a comprehensive description of all of the tax considerations that may be relevant to each holder of our common stock . This section does not address all aspects of U.S. federal income taxation that may be relevant to any particular investor based on such investor’s individual circumstances. In particular, this section considers only U.S. holders and non-U.S. holders that hold our common stock as capital assets (and will hold any of our common stock as capital assets) and does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to investors that are subject to special treatment, including:

•	broker-dealers;
•	insurance companies;

•	taxpayers who have elected mark-to-market accounting;
•	tax-exempt organizations;

•	regulated investment companies;
•	real estate investment trusts;

•	financial institutions or “financial services entities;”

•	taxpayers who hold our common stock or warrants to acquire our common stock as part of a straddle, hedge, conversion transaction or other integrated transaction;

•	holders that acquired our common stock through the exercise of employee stock options or other compensation arrangements;
•	controlled foreign Corporations;

•	passive foreign investment companies;
•	certain expatriates or former long-term residents of the United States; and

•	U.S. holders whose functional currency is not the U.S. dollar.

The following does not address any aspect of U.S. federal gift or estate tax laws, or state, local or non-U.S. tax laws. In addition, the section does not consider the tax treatment of entities taxable as partnerships for U.S. federal income tax purposes or other pass-through entities or persons who hold our common stock (or will hold our common stock or ) through such entities. Prospective investors are urged to consult their tax advisors regarding the specific tax consequences to them of the transactions and the ownership or disposition of shares of our common stock in light of their particular circumstances.

Tax Consequences of Owning our Common Stock

U.S. Holders

Dividends and Other Distributions on our Common Stock

Distributions on our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds the Company’s current or accumulated earnings and profits, the excess will be treated first as a tax-free return of capital and will reduce (but not below zero) the U.S. holder’s adjusted tax basis in our common stock , and any remaining excess will be treated as capital gain from a sale or exchange of our common stock , subject to the tax treatment described below in “Gain on Disposition of Common Stock.”

Dividends received by a Corporate U.S. holder generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions, and provided certain holding period requirements are met, dividends received by a non-Corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to capital gains for tax years beginning on or before December 31, 2010, after which the rate applicable to dividends is currently scheduled to return to the tax rate generally applicable to ordinary income.

Gain on Disposition of Common Stock

Upon the sale, exchange or other disposition of our common stock , a U.S. holder will recognize gain or loss in an amount equal to the difference between the amount realized on the sale, exchange or other disposition of our common stock and the U.S. holder’s adjusted basis in such stock. Generally, such gain or loss will be capital gain or loss and will be long term capital gain or loss if the U.S. holder’s holding period for the shares exceeds one year. Long term capital gains of non-Corporate U.S. holders are currently subject to a reduced maximum tax rate of 15% for tax years beginning on or before December 31, 2010. After December 31, 2010, the maximum capital gains rate is scheduled to increase to 20%. The deductibility of capital losses is subject to limitations.

Surtax on Unearned Income.

For tax years beginning after December 31, 2012, a 3.8% surtax called the Unearned Income Medicare Contribution, would be placed on net investment income of a taxpayer earning over $200,000 ($250,000 for a joint return). Net investment income would be interest, dividends, royalties, rents, gross income from a trade or business involving passive activities, and net gain from disposition of property (other than property held in a trade or business). Net investment income would be reduced by properly allocable deductions to such income.

Non-U.S. Holders

Dividends and Other Distributions on our Common Stock

In general, any distributions made to a non-U.S. holder of shares of our common stock , to the extent paid out of current or accumulated earnings and profits of the Company (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes. Provided such dividends are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, such dividends generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Any distribution not constituting a dividend will be treated first as a tax-free return of capital and will reduce (but not below zero) the non-U.S. holder’s adjusted tax basis in its shares of our common stock and any remaining excess will be treated as gain realized from the sale or other disposition of the common stock, as described under “— Gain on Disposition of Common Stock or Warrants” below.

Dividends paid to a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States generally will not be subject to U.S. withholding tax, provided such non-U.S. holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax at the same graduated individual or corporate rates applicable to U.S. holders. If the non-U.S. holder is a Corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate for dividends will be required (a) to complete IRS Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable U.S. Treasury regulations.

A non-U.S. holder eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, exchange or other disposition of our common stock unless:

•	the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States;

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•
the Company is or has been a “United States real property holding Corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held our common stock or warrants exercisable for shares of our common stock.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates. Any gain described in the first bullet point above of a non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Gain described in the second bullet point above (which may be offset by U.S. source capital losses) will be subject to a flat 30% U.S. federal income tax.

With respect to the third bullet point above, the Company believes that it will not be a “United States real property holding corporation” for U.S. federal income tax purposes.

Information Reporting and Back-up Withholding

A U.S. holder may be subject to information reporting requirements with respect to dividends paid on our common stock, and on the proceeds from the sale, exchange or disposition of our common stock.  In addition, a U.S. holder may be subject to back-up withholding (currently at 28%) on dividends paid on our common stock and on the proceeds from the sale, exchange or other disposition of our common stock, unless the U.S. holder provides certain identifying information, such as a duly executed IRS Form W-9 or appropriate W-8, or otherwise establishes an exemption. Back-up withholding is not an additional tax and the amount of any back-up withholding will be allowable as a credit against a U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. In general, a non-U.S. holder will not be subject to information reporting and backup withholding. However, a non-U.S. holder may be required to establish an exemption from information reporting and backup withholding by certifying the non-U.S. holder’s non-U.S. status on Form W-8BEN. Holders are urged to consult their own tax advisors regarding the application of the information reporting and back-up withholding rules to them.

EXPERTS

The audited consolidated financial statements as of and for the years ended December 31, 2009 and 2008 included in this prospectus have been audited by Eide Bailly LLP, an independent registered public accounting firm, as indicated in their report with respect thereto. Such financial statements have been included in this prospectus and registration statement in reliance upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of our common stock offered hereby will be passed upon for us by Davis Graham and Stubbs LLP, Denver, Colorado.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed for such purpose on a contingency basis, or had, or is to receive, in connection with this offering, a substantial interest, direct or indirect, in us or any of our subsidiaries, nor was any such person connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act for the common stock offered under this prospectus. We have been a reporting company under the Securities Exchange Act of 1934, as amended, since 2001.  We have filed annual and current reports, proxy statements and other information with the Commission. These reports, proxy statements and other information filed by Bazi International, Inc. can be read and copied at the Commission’s Public Reference Room at 100 F Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.  We will provide to the record holders of our securities a copy of our annual reports containing audited financial statements and such periodic and quarterly reports as we determine to be appropriate or as may be required by law.

The Commission also maintains a website that contains reports, proxy statements, information statements and other information located at http://www.sec.gov. This prospectus does not contain all the information required to be in the Registration Statement (including the exhibits), which we have filed with the Commission under the Securities Act and to which reference is made in this prospectus.

CONSOLIDATED FINANCIAL STATEMENTS OF
BAZI INTERNATIONAL, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
XELR8 Holdings, Inc.
Denver, Colorado

We have audited the accompanying consolidated balance sheets of XELR8 Holdings, Inc. (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in shareholders’ equity (deficit) and cash flows for the years then ended.  The Company’s management is responsible for these financial statements.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of XELR8 Holdings, Inc. as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that XELR8 Holdings, Inc. will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of operations.  As discussed in Note 1 to the financial statements, certain factors raise significant doubt about the Company’s ability to continue as a going concern.  The financial statements do not include any adjustments to reflect the possible future effect on the recoverability and classification of assets or the amounts and classification of liabilities that might result from the outcome of these uncertainties.

/s/ Eide Bailly LLP
Eide Bailly LLP

Greenwood Village, Colorado
March 30, 2010

XELR8 HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
As of December 31, 2009 and 2008

	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$45,289	$1,576,510
Accounts receivable, net of allowance for doubtful accounts of $1,205 and $3,071, respectively	8,754	6,825
Inventory, net of allowance for obsolescence of $113,790 and $116,095, respectively	222,847	176,236
Prepaid expenses and other current assets	173,933	509,377
Total current assets	450,823	2,268,948

Intangible assets, net	26,973	21,411
Property and equipment, net	17,224	35,832

Total assets	$495,020	$2,326,191

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$554,675	$643,426
Return reserve	134,836	134,836
Accrued payroll and benefits	60,668	71,193
Other accrued expenses	114,973	104,662

Total Liabilities	865,152	954,117

Commitments and Contingencies

SHAREHOLDERS’ EQUITY (DEFICIT):
Preferred stock, authorized 5,000,000 shares, $.001 par value, none issued or outstanding	-	-
Common stock, authorized 50,000,000 shares, $.001 par value, 15,697,170 and 15,697,170 shares issued and outstanding respectively	15,697	15,697
Additional paid in capital	24,215,754	23,958,422
Accumulated (deficit)	(24,601,583)	(22,602,045)

Total shareholders’ equity (deficit)	(370,132)	1,372,074

Total liabilities and shareholders’ equity (deficit)	$495,020	$2,326,191

The accompanying notes are an integral part of these consolidated financial statements.

XELR8 HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2009 and 2008

	2009	2008

Net sales	$6,251,707	$7,416,372
Cost of goods sold	1,493,784	1,677,035
Gross profit	4,757,923	5,739,337

Operating expenses:
Selling and marketing expenses	4,496,863	4,950,718
General and administrative expenses	2,241,075	2,878,156
Research and development expenses	5,061	12,962
Depreciation and amortization	20,463	45,696
Total operating expenses	6,763,462	7,887,532

Net (loss) from operations	(2,005,539)	(2,148,195)
Other income (expense)
Interest income	6,001	53,061
Other expenses	-	(13,770)
(Loss) on disposal of asset	-	(1,130)

Total other income (expense)	6,001	38,161

Net (loss)	$(1,999,538)	$(2,110,034)

Net (loss) per common share
Basic and diluted net (loss) per share	$(0.13)	$(0.14)

Weighted average common shares
outstanding, basic and diluted	15,697,170	15,607,006

The accompanying notes are an integral part of these consolidated financial statements.

XELR8 HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF
CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)
For the Years Ended December 31, 2009 and 2008

					Total
			Additional		shareholders’
	common stock		paid in	Accumulated	equity
	Shares	Amount	Capital	(deficit)	(deficit)
Balances, January 1, 2008	15,197,170	$15,197	$22,696,657	$(20,492,011)	$2,219,843

Issuance of common stock in Private Offering, net of offering costs of $60,797	500,000	500	438,703	—	439,203

Anti-dilution of Series E & F common stock Warrants	—	—	13,770	—	13,770

Stock-based compensation	—	—	809,292	—	809,292

Net (loss)	—	—	—	(2,110,034)	(2,110,034)

Balances, December 31, 2008	15,697,170	$15,697	$23,958,422	$(22,602,045)	$1,372,074

Stock-based compensation	—	—	257,332	—	257,332

Net (loss)	—	—	—	(1,999,538)	(1,999,538)

Balances, December 31, 2009	15,697,170	$15,697	$24,215,754	$(24,601,583)	$(370,132)

The accompanying notes are an integral part of these consolidated financial statements.

XELR8 HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2009 and 2008

	2009	2008
Cash flows from operating activities:
Net income (loss)	$(1,999,538)	$(2,110,034)
Adjustments to reconcile
Depreciation and amortization	20,463	45,696
Loss (Gain) on sale of equipment	-	1,130
Stock and stock options issued for services	257,332	789,292
Expense related to anti-dilution of warrants	-	13,770
Change in allowance for doubtful accounts	(1,866)	(9,160)
Change in valuation reserve on other current assets	64,313	-
Change in allowance for inventory obsolescence	(2,305)	(73,308)
Change in allowance for product returns	-	58,643
Changes in assets and liabilities:
Accounts receivable	(63)	9,795
Inventory	(44,306)	267,915
Other current assets	271,131	(180,362)
Accounts payable and accrued expenses	(88,965)	82,777
Net cash (used) by operating activities	(1,523,804)	(1,103,846)

Cash flows from investing activities:
Capital expenditures and patent expenses	(7,417)	(4,705)
Net cash (used) provided by investing activities	(7,417)	(4,705)

Cash flow from financing activities:
Issuance of common stock, net of offering costs	-	439,203
Net cash provided by financing activities	-	439,203
	-
NET INCREASE (DECREASE) IN CASH	(1,531,221)	(669,348)
CASH AND CASH EQUIVALENTS, BEGINNING OF THE PERIOD	1,576,510	2,245,858
CASH AND CASH EQUIVALENTS, END OF THE PERIOD	$45,289	$1,576,510

The accompanying notes are an integral part of these consolidated financial statements.

XELR8 HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION, OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

Organization and Business

 The consolidated financial statements include those of XELR8 Holdings, Inc. (XELR) (formerly Vitacube Systems Holdings, Inc.), and its wholly owned subsidiaries, VitaCube Systems, Inc., XELR8, Inc. (formerly VitaCube Network, Inc.), XELR8 International, Inc. and XELR8 Canada, Corp.  XELR and its wholly owned subsidiaries are collectively referred to herein as the “Company.”

The Company is in the business of selling, marketing and distributing a liquid dietary supplement, Bazi®, as well as certain nutritional supplement products and functional foods.  In addition to Bazi®, which is the Company’s principal product, generating over 93% of our revenues in the year ending December 31, 2009, our product lines consist of a sports hydration drink, a protein shake, a meal replacement drink, and a full product line of vitamins and minerals in the form of tablets, softgels or capsules, all of which are manufactured using our proprietary product formulations. The Company intends to review its product mix and initially market and sell only those products where management believes the Company can derive significant short-term revenue.

The Company currently sells and markets its products principally through its Ambassador Program, and through a direct-to-consumer and online sales model.  These activities are conducted through XELR8, Inc., a wholly owned Colorado corporation, formed on July 9, 2003. Until January 18, 2010, the Company’s principal distribution channel for its products was through a multilevel distributor network model.  On that date the Company terminated its multilevel distributor network in favor of its Ambassador Program utilizing its existing database of distributors to sell direct to consumers, and through its own direct-to-consumer, online and affiliate sales model.  The Company’s new strategy is expected to result in lower cost of sales of our products compared to the cost of sales to support a multilevel distributor model.  In addition, we sell our products directly to professional and Olympic athletes and professional sports teams through VitaCube Systems, Inc. To date there have been no activities in XELR8 International, Inc. and XELR8 Canada, Corp.

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates continuation of the Company as a going concern.  The Company incurred a net loss of $1,999,538 for the year ended December 31, 2009 and has incurred significant net losses since inception.  As a result, the report of our independent registered public accounting firm on the financial statements for the years ending December 31, 2009 and 2008 includes an explanatory paragraph relating to substantial doubt or uncertainty of our ability to continue as a going concern.

The Company has been developing awareness of its products through its marketing plan and product innovation.  With time and given its new sales and marketing strategy, management believes that demand for its products will develop to allow the Company to become profitable, through the development of its customer base. At December 31, 2009, the Company’s existing cash resources were insufficient to provide for our short term working capital requirements and to fund the successful execution of our business plan of sufficiently increasing the number of customers and revenue, and consequently achieving profitability.  On March 5, 2010, the Company completed the initial closing of a secured convertible note financing (“Note Financing”). At the closing, we issued $1.23 million in aggregate principal amount of senior secured convertible promissory notes (“Senior Notes”).  The purchase price of the Senior Notes consisted of $1,000,000 of cash proceeds and the cancellation of $230,000 in aggregate principal amount (and related accrued interest) of certain bridge notes previously issued by the Company to certain lenders in January 2010.   However, a realization of a significant portion of the assets in the accompanying balance sheet is dependent on the continued operations of the Company, which in turn is dependent on an increase in revenue and the receipt of additional capital through the issuance of additional Senior Notes.  The Company's ability to achieve the foregoing elements of its business plan in uncertain.

Principles of Consolidation

The accompanying financial statements include the accounts of the Company and its wholly owned subsidiaries VitaCube Systems, Inc., XELR8, Inc., XELR8 International, Inc. and XELR8 Canada, Corp.  All inter-company accounts and transactions have been eliminated in the preparation of these consolidated statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Management believes that the estimates utilized in the preparation of financial statements are prudent and reasonable.  Actual results could differ from these estimates.

Revenue Recognition

The Company ships its products by common carrier and receives payment in the form of cash, credit card or approved credit terms.  In May 2004, the Company revised its product return policy to provide a 60-day money back guarantee on orders placed by first-time customers and distributors.  After 60 days and for all subsequent orders placed by customers and distributors, the Company allows resalable products to be returned within 12 months of the purchase date for a 100% sales price refund, subject to a 10% restocking fee.  Since August 2003, the Company has experienced monthly returns ranging from 0.7% to 7.7% of net sales.  Sales revenue and estimated returns are recorded when the merchandise is shipped since performance by the Company is considered met when products are in the hands of the common carrier. Amounts received for unshipped merchandise are recorded as customer deposits and are included in accrued liabilities net of sales tax.

Cash and Cash Equivalents

For the purpose of reporting cash flows, the Company considers all cash and highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company considers deposits in banks and investments purchased with original maturities of more than three months and less than a year to be short term investments.

Concentrations

The Company has no significant off-balance sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements.  The Company maintains the majority of its cash balances with two financial institutions in the form of demand deposits and money market funds.  Funds in excess of the federally insured amount of $250,000 through December 31, 2009, are subject to credit risk, and the Company believes that the financial institutions are financially sound and the risk of loss is minimal.

During 2009, the Company relied significantly on one supplier for 66% of its purchases of raw materials for supplements, drinks and marketing materials held for sale.  The Company entered into an Exclusive Manufacturing Agreement with this supplier in 2007 to produce the Bazi® product. The Company owns the formula and management believes that its purchasing requirements can be readily met from alternative sources.

The Company generates a significant proportion of its revenue from the sale of its product Bazi®. For the years ended December 31, 2009 and 2008, Bazi® accounted for 93% and 92% of the Company’s total revenue, respectively.

Fair Value of Financial Instruments

Substantially all of the Company’s assets and liabilities are carried at fair value or contracted amounts that approximate fair value.  Estimates of fair value are made at a specific point in time, based on relative market information and information about each financial instrument, specifically, the value of the underlying financial instrument.  Assets that are recorded at fair value consist largely of cash, short term investments and accounts receivable, which are carried at contracted amounts that approximate fair value.  Similarly, the Company’s liabilities consist primarily of short term liabilities recorded at contracted amounts that approximate fair value.

Inventory

Inventory is stated at the lower of cost or market on a FIFO (first-in first-out) basis.  Provision is made to reduce excess or obsolete inventory to the estimated net realizable value.  The Company purchases for resale a liquid dietary supplement, sports energy drink, a sports hydration drink, a protein shake, meal replacement drink, a functional food snack and other vitamins and nutritional supplements, which it packages in various forms and containers.

Inventory is comprised of the following:
	December 31, 2009	December 31, 2008
Purchased materials	$51,843	$71,930
Finished goods	284,794	220,401
Reserve for obsolete inventory	(113,790)	(116,095)
	$222,847	$176,236

A summary of the reserve for obsolete and excess inventory is as follows as of December 31, 2009 and 2008:

	2009	2008
Balance as of January 1	$116,095	$189,403
Addition to provision	23,126	22,610
Write-off of obsolete inventory	(25,431)	(95,918)
Balance as of December 31	$113,790	$116,095

Property and Equipment

Property and equipment are stated at cost. The Company provides for depreciation of property and equipment using the straight-line method based on estimated useful lives of between three and ten years.

Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  For purposes of evaluating the recoverability of long-lived assets, the recoverability test is performed using undiscounted net cash flows estimated to be generated by the asset. An impairment was not deemed necessary in either 2009 or 2008.

Intangible Assets

Intangible assets, to date, have consisted of the direct costs incurred for application fees and legal expenses associated with trademarks on the Company’s products. The Company’s intangible assets, consisting of trademarks and patent costs, are being amortized over their estimated life of 15 years. The Company evaluates the useful lives of its intangible assets annually and adjusts the lives according to the expected useful life. An impairment was not deemed necessary in either 2009 or 2008.

Advertising Costs

Advertising and marketing costs were $844,330 and $607,931 for the years ended December 31, 2009 and 2008, respectively, and are expensed as incurred or the first time the advertising takes place.

Income Taxes

       The Company accounts for income taxes in accordance with FASB Accounting Standards Codification 740 (the ASC Topic 740), formerly Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS 109”).  Under the asset and liability method of ASC Topic 740, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis.  Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

Stock-Based Compensation

Total share-based compensation expense, for all of the Company’s share-based awards recognized for the year ended December 31, 2009, was $257,332 or $0.02 per share basic and diluted compared with the $789,292 or $0.05 per share for the year ended December 31, 2008.

The Company uses a Black-Scholes option-pricing model (Black-Scholes model) to estimate the fair value of the stock option grant. The use of a valuation model requires the Company to make certain assumptions with respect to selected model inputs. Expected volatility was calculated based on the historical volatility of the Company’s stock price. In the future the average expected life will be based on the contractual term of the option and expected employee exercise and post-vesting employment termination behavior. Currently it is based on the simplified approach provided by SAB 107, as the Company does not have any historical exercise data. The risk-free interest rate is based on U.S. Treasury zero-coupon issues with a remaining term equal to the expected life assumed at the date of the grant. The following were the factors used in the Black Sholes model in the quarters to calculate the compensation cost:

	Year ended December 31, 2009	Year ended December 31, 2008

Stock price volatility	103.0 – 137.4%	94.2 to 101.5%

Risk-free rate of return	0.50 – 2.27%	0.37 to 3.09%

Annual dividend yield	0%	0%

Expected life	1.5 to 4.5 Years	1.5 to 4.5 Years

Net Loss Per Share

Earnings per share require presentation of both basic earnings per common share and diluted earnings per common share.  Since the Company has a net loss for all periods presented since inception, common stock equivalents are not included in the weighted average calculation since their effect would be anti-dilutive.

Recent Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles — a replacement of FASB Statement No. 162” (“SFAS 168”). Effective for our financial statements issued for interim and annual periods commencing with the quarterly period ended on or after September 15, 2009, the FASB Accounting Standards Codification (“Codification” or “ASC”) is the source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The Codification supersedes all then-existing, non-SEC accounting and reporting standards. In the FASB’s view, the Codification does not change GAAP, and therefore the adoption of SFAS 168, now referred to as FASB ASC 105, Generally Accepted Accounting Principles, did not have an effect on our consolidated financial position, results of operations or cash flows. However, where we have referred to specific authoritative accounting literature, both the Codification and pre-Codification GAAP literature are disclosed.

NOTE 2 — SHAREHOLDERS’ EQUITY (DEFICIT)

The authorized capital stock of the Company consists of 50,000,000 shares of common stock at $.001 par value and 5,000,000 shares of preferred stock at $.001 par value.  The holders of the common stock are entitled to receive, when and as declared by the Board of Directors, dividends payable either in cash, in property or in shares of the common stock of the Company.  Dividends have no cumulative rights and dividends will not accumulate if the Board of Directors does not declare such dividends.  Through December 31, 2009, no dividends have been declared or paid by the Company.

On February 19, 2008, the Company announced that it had completed the sale of one-half million units in a private placement transaction for gross proceeds of $500,000. The placement was sold to accredited individuals and institutional investors. The units were sold under the exemption provided in Regulation D of Rule 506 and Section 415 of the Securities Act. The terms of the private placement provided for a unit offering at $1.00 per unit.  Each unit consists of one share of common stock and six/tenths (6/10) of a Class G Warrant to purchase common stock. In connection with the private placement, the Company agreed to reduce the exercise price of certain of its Series E Warrants and Series F Warrants previously purchased by the same investors in the May 8, 2007 private placement. The Class G Warrants have an exercise price of $1.50 and are exercisable for a five year period with a call provision by the Company if the Company’s share price closes above $2.50 for twenty consecutive days. The Amended Series E Warrants have an exercise price of $1.50 and are exercisable for a five year period, with a call provision by the Company if the Company’s share price closes above $3.00 for twenty consecutive days. The Amended Series F Warrants have an exercise price of $1.50 and are exercisable for a five year period, with a call provision by the Company if the Company’s share price closes above $4.50 for twenty consecutive days. The shares of common stock have not been registered under the Securities Act of 1933, as amended. The Company has one year from the closing date to file a registration statement for the shares underlying the Class G Warrants. If the Company does not have an effective registration statement for the common stock underlying the Amended Series E and F Warrants within one year, the holder would receive cashless exercise rights.  The Company incurred $60,797 of offering expenses in connection with the offering, netting the Company $439,203 in proceeds. Additionally, the Company engaged a number of selling agents in connection with the sale of the private placement and paid compensation of 25,000 warrants for their efforts. As a result of the offering, and the lowering of the exercise price of the Original Series E and Series F warrants, the Company recorded a dilution expense of $13,770 for the Investors who participated in the May 8, 2007 offering, but not in the February 19, 2008 placement.

On December 31, 2008 the Company re-classed $20,000 from Other Liabilities to Additional Paid in Capital for the value of an expired call option that was given to a consultant for options that were granted for services provided in a prior year.

A summary of the Company’s warrant activity for the years ended December 31, 2009 and December 31, 2008 is presented below:
	Warrants Outstanding	Weighted Average Exercise Price
Outstanding, January 1, 2008	6,608,660	$3.70
Granted	610,000	1.50
Exercised	—	—
Expired	—	—
Outstanding, December 31, 2008	7,218,660	3.51
Granted	—	—
Exercised	—	—
Expired	434,424	1.50
Outstanding, December 31, 2009	6,784,236	3.79

As of December 31, 2009, the Company had the following outstanding warrants to purchase its common stock:

Warrants Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Life (Yrs)
1,458,500	$1.50	2.43
81,000	$1.83	2.39
1,149,000	$2.00	2.75
2,197,868	$4.50	0.28
1,897,868	$6.00	0.28
6,784,236	$3.79	1.19

NOTE 3 — STOCK OPTIONS

Effective July 1, 2003, the shareholders of the Company adopted the 2003 Stock Incentive Plan (the “Plan”).  The Plan includes incentive and non-qualified stock options and restricted stock grants.  The initial maximum number of shares of common stock available for grants under the Plan was 800,000 shares. The Plan provides that with respect to incentive stock options (“ISO”) the option price per share must be at least the fair market value (as determined by the Compensation Committee or, in lieu thereof, the Board of Directors) of the common stock on the date the stock option is granted or based on daily quotes from an exchange or quotation system designated by the Compensation Committee as the primary market for the shares.  Under the Plan, if an ISO is granted to an employee who owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries, then the option price must be at least 110% of the fair market value of the stock subject to the option, and the term of the option must not exceed 5 years from the date of grant.  Under the Plan, if for any reason, a change in control of the Company occurs, all shares subject to the Plan immediately become vested and exercisable. On October 15, 2004, the shareholders approved an amendment to the Plan to increase the number of shares available under the Plan to 1,000,000 shares of common stock.

On July 22, 2005, the shareholders approved an amendment to the Plan to increase the number of shares available under the Plan to 1,800,000 shares of common stock, and again on March 7, 2007 and on November 12, 2007 the shareholders approved an increase in the Plan bringing the total shares available under the Plan to 3,000,000.

A summary of the status of the Plan for the years ended December 31, 2009 and 2008, together with changes during each of the years then ended, is presented in the following table:

2003 Stock Incentive Plan
					Weighted
	Qualified	Non-qualified		Exercise	Average Exercise
	Options	Options	Total	Price Range	Price
Balances, January 1, 2008	1,011,500	1,372,300	2,383,800	$0.45 to 5.00	$2.34
Granted	590,000	165,000	755,000	$1.00 to 1.01	$1.00
Forfeited	(6,500)	(217,600)	(224,100)	$5.00	$5.00
Balances, December 31, 2008	1,595,000	1,319,700	2,914,700	$0.45 to 5.00	$1.43
Granted	335,000	608,667	943,667	$0.17 to 0.40	$0.23
Forfeited	(750,000)	(97,725)	(847,725)	$1.00 to 5.00	$1.92
Balances, December 31, 2009	1,180,000	1,830,642	3,010,642	$0.17 to 5.00	1.26
Number of options exercisable
At December 31, 2009	664,305	1,830,642	2,494,947	$0.17 to 5.00	1.41

The weighted average fair value per share of the grants of qualified options for the years ended December 31, 2009 and 2008, were $0.26 and $0.66, respectively. The weighted average fair value per share of the grants of Non-qualified options for the years ended December 31, 2009 and 2008, were $0.21 and $0.38, respectively.

The following table sets forth the exercise price range, number of shares, weighted average exercise price and remaining contractual lives at December 31, 2009:

	Outstanding			Exercisable
Exercise Prices	Number of Outstanding	Weighted Average Exercise Price	Weighted Average Contractual Life (months)	Number of Shares Exercisable	Weighted Average Exercise Price
5.00	150,000	$5.00	36.4	150,000	$5.00
3.20	145,000	$3.20	7.7	145,000	$3.20
2.19 to 2.55	290,000	$2.25	25.2	290,000	$2.25
1.28 to 1.80	540,100	$1.54	19.2	529,484	$1.54
1.00 to 1.15	821,875	$1.01	35.1	625,557	$1.01
0.40 to 0.65	220,000	$0.46	34.5	134,110	$0.50
0.17 to 0.28	843,667	$0.21	57.0	620,796	$0.21
	3,010,642			2,494,947

At December 31, 2009, no options were available for future grants under the Plan.

Effective March 7, 2007, the shareholders of the Company adopted the 2006 Distributor Stock Incentive Plan (the “Plan”). Options granted under the 2006 Distributor Stock Incentive Plan will be nonqualified options, as defined under the Internal Revenue Code. The expiration date, maximum number of shares purchasable, vesting provisions and any other provisions of options granted under the 2006 Distributor Stock Incentive Plan will be established at the time of grant. The 2006 Distributor Stock Incentive Plan will be administrated by the Board of the Company. The term of the option will be three years unless that administrator designates a different term for a specific award, but no options may be granted for terms of greater than ten years. Options will vest and become exercisable in whole or in one or more installments at such time as may be determined by the plan administrator. The exercise price may not be less than the fair market value of the common stock on the date of grant. The initial maximum number of shares of common stock available for grants under the Plan was 500,000 shares, and on November 12, 2007, this was increased to 1,500,000.

A summary of the status of the Plan for the year ended December 31, 2009, together with changes during each of the years then ended, is presented in the following table:

2006 Distributor Option Plan
						Weighted
	Non-qualified		Exercise			Average Exercise
	Options	Total	Price Range			Price
Balances, January 1, 2008	84,500	84,500		$0.49 to $1.90	$1.21
Granted	204,000	204,000	$		$0.38 to 1.18	$1.01
Forfeited	(6,000)	(6,000)	$		$1.36 to 1.60	$1.44
Balances, December 31, 2008	282,500	282,500	$		$0.38 to 1.90	$1.06
Granted	334,000	334,000	$		$0.16 to 0.42	$0.20
Forfeited	(15,500)	(15,500)	$		$0.49 to 1.35	$0.96
Balances, December 31, 2009	601,000	601,000	$		$0.16 to 1.90	$0.59
Number of options exercisable
At December 31, 2009	351,000	351,000	$		$0.18 to 1.90	$0.89

The weighted average fair value per share of the grants of distributor options for the years ended December 31, 2009 and 2008, were, $0.20 and $0.68, respectively.

The following table sets forth the exercise price range, number of shares, weighted average exercise price and remaining contractual lives at December 31, 2009:

	Outstanding			Exercisable
		Weighted	Weighted		Weighted
		Average	Average	Number of	Average
Exercise	Number of	Exercise	Contractual	Shares	Exercise
Prices	Outstanding	Price	Life (months)	Exercisable	Price
$1.00 to $1.90	226,500	$1.19	24.4	282,500	$1.19
$0.16 to $0.49	374,500	$0.22	49.1	124,500	$0.35
	601,000			351,000

At December 31, 2009, 899,000 options were available for future grants under the Plan.

NOTE 4 — PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:
	December 31, 2009	December 31, 2008
Furniture & fixtures	$50,963	$50,963
Office equipment	12,023	12,023
Software	245,912	245,912
Leasehold improvements	121,605	121,605
	430,503	430,503
Accumulated depreciation	(413,280)	(394,671)
	$17,224	$35,832

Depreciation expense was $18,609 and $44,443 for the years ended December 31, 2009 and 2008, respectively.

NOTE 5 — INTANGIBLE ASSETS

The Company has incurred costs to trademark eight of its current products and marketing nomenclatures.  During the year, the Company accelerated the amortization on six of the trademarks which related to products that the Company no longer marketed. Patents and trademarks are being amortized over a period of 15 years.

Intangible assets are:
	December 31, 2009	December 31, 2008
Patents and trademarks	$80,479	$73,164
Accumulated amortization and Impairment	(53,506)	(51,754)

	$26,973	$21,411

Amortization expense for the year ended December 31, 2009 and 2008, was $1,854 and $1,253, respectively.

NOTE 6 — INCOME TAXES

The Company accounts for income taxes in accordance with ASC Topic 740.  Under the provisions of ASC Topic 740, a deferred tax liability or asset (net of a valuation allowance) is provided in the financial statements by applying the provisions of applicable laws to measure the deferred tax consequences of temporary differences that will result in net taxable or deductible amounts in future years as a result of events recognized in the financial statements in the current or preceding years.

Income tax provision consisted of the following:
	2009		2008
Current:	$		$
Federal		—		—
State		—		—
		—		—
Deferred:
Federal		—		—
State		—		—
		—		—

Income Tax Provision		$—		$—

Reconciliation of effective tax rate:

	2009	2008
Federal taxes at statutory rate	34.00%	34.00%
State taxes, net of federal benefit	3.28%	2.63%
Permanent items	2.47%	(4.73)
Generation of general business credits	(0.24)%	—

Valuation allowance	(39.51)%	(31.90)%
Effective income tax rate	—	—

Deferred income taxes reflect the net tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  Significant components of the Company’s deferred tax assets and liabilities are as follows:

	2009	2008
Deferred tax assets:
Net operating losses	$6,276,975	$5,648,621
Stock based compensation and other	1,047,932	886,248
Gross deferred tax assets	7,324,907	6,534,869

Deferred tax liabilities:
Gross deferred tax liabilities	—	—
Net deferred tax assets before valuation allowance	7,324,907	6,534,869

Valuation Allowance	(7,324,907)	(6,534,869)
Deferred Tax Assets (Liabilities), Net	$—	$—

At December 31, 2009 approximately $16,942,730 of net operating loss carryforwards for federal income tax purposes were available to offset future taxable income through the year 2029.  In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become realizable.  Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.  Based upon the limited history of the Company and projections for future taxable income over the periods in which the deferred tax assets are realizable, management believes it is not more likely than not that the Company will realize the benefits of these deductible differences and therefore a full valuation allowance against the deferred tax assets has been established.

The Tax Reform Act of 1986 contains provisions that limit the utilization of net operating loss and tax credit carryforwards if there has been a change of ownership as described in Section 382 of the Internal Revenue Code.  Such an analysis has not been performed by the Company to determine the impact of these provisions on the Company’s net operating losses, though management believes the impact would be minimal, if any.  A limitation under these provisions would reduce the amount of losses available to offset future taxable income of the Company.

In June 2006, the Financial Accounting Standards Board (“FASB”) issued ASC Topic 740 (formerly Interpretation No. 48, “Accounting for Uncertainties in Income Taxes, an interpretation of SFAS No. 109, Accounting for Income Taxes”. ASC 740 prescribes a recognition threshold and measurement attribute for the recognition and measurement of tax positions taken or expected to be taken on income tax returns.  ASC Topic 740 also provides guidance on de-recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, and accounting for interest and penalties associated with tax positions.

Based on management’s assessment of ASC Topic 740, it was concluded that the adoption of ASC Topic 740, as of January 1, 2007, had no significant impact on the Company’s results of operations or financial position, and required no adjustments to the opening balance sheet accounts.  The year-end analysis supports the same conclusion, and the Company does not have an accrual for uncertain tax positions as of December 31, 2009.  There have been no income tax related interest or penalties assessed or recorded and if interest and penalties were to be assessed, the Company would charge interest and penalties to income tax expense.  It is not anticipated that unrecognized tax benefits would significantly increase or decrease within 12 months of the reporting date.  The Company files income tax returns in the U.S. and various state jurisdictions and there are open statutes of limitations for taxing authorities to audit the Company’s tax returns from 2006 through the current period.

NOTE 7 — COMMITMENTS

We lease our current corporate office space from Arnold Greenberg, the father of our Founder, Sanford D. Greenberg. We paid $48,600 and $46,800 in rent for the years ended December 31, 2009 and 2008, respectively. Our current lease at $3,900 per month expired at the end of March 2006, and has been replaced with a month to month lease at $4,050 per month.

In 2006 the Company entered into a Consent Agreement with PouchTec Industries, L.L.C., whereby PouchTec Industries agrees that the Company is the rightful owner of the XELR8 mark. In consideration of the consent the Company agreed to pay PouchTec Industries for the years 2006 to 2010 an amount of 1% of net sales, subject to a minimum payment of $35,000 and a maximum of $80,000 per year.  We are currently in arrears in the payment to PouchTec of approximately $57,000.  While no determination has been made, the Company may abandon the use of XELR8, as a protected mark, due to confusion with the Company's Bazi® brand, continued financial obligations to continue use of the mark, among other reasons.

The Company has entered in a number of consulting agreements with various consultants that could require the Company to pay up to $405,500 in consulting fees in 2010.

The Company has various operating leases for copiers, telephone and computer equipment that range from 1 to 5 years in length.  Rental expenses for these operating leases were $79,900 and $60,073 for the years ended December 31, 2009 and 2008, respectively. Minimum future rentals under these agreements at December 31, 2009 are as follows:

Year
2010	$22,404
2011	18,477
2012	11,245
$52,126

The Company maintains employment agreements with certain key management.  The agreements provide for minimum base salaries, eligibility for stock options and performance bonuses and severance payments.

NOTE 8 — RELATED PARTY TRANSACTIONS

As further described in Note 7, the Company leases office space from a relative of the Company’s Chairman.

During the year ended December 31, 2009, we contracted with ServiceQuest, whose principal is the brother of our Vice President of Operations, to provide consulting services related to our call center. For the year ended December 31, 2009 we paid ServiceQuest $8,935 in consulting fees. We believe the terms of this agreement are no less favorable to us than we could have obtained from an unaffiliated party.

During the year ended December 31, 2009, we contracted with SEC Connect, whose principal is the Company’s Former Interim Chief Executive Officer and current Chairman of the Board of Directors, to provide the Company with certain filing services. For the year ended December 31, 2009 we paid SEC Connect $5,000 in fees. We believe the terms of this agreement are no less favorable to us than we could have obtained from an unaffiliated party.

During the year ended December 31, 2009, we contracted with Team Outsource, whose principal is the brother of our former Vice President of Operations, to provide outsourced apparel sales to our independent distributors. For the year ended December 31, 2009 we paid Team Outsource $813 in fulfillment costs in connection with the services that it provides. In addition, we received $2,474, in commissions for sales of Bazi® branded merchandise that Team Outsource sold to your independent distributors. Finally, we purchased $10,950 in apparel from Team Outsource for internal use. We believe the terms of this agreement are no less favorable to us than we could have obtained from an unaffiliated party.

Our Board of Directors approved each of these arrangements.

NOTE 9 — SUBSEQUENT EVENTS

On January 11, 13 and 29, 2010, the Company issued Series A Convertible Promissory Notes (the “Bridge Notes”), in the principal amount of $90,000, $90,000 and $50,000 ($230,000 in aggregate), respectively, in favor of two accredited investors.  The Bridge Notes were converted into Senior Secured Convertible Promissory Notes (“Senior Notes”), as more particularly described below, on March 5, 2010.

On March 5, 2010, the Company consummated the sale of Senior Notes, in the aggregate principal amount of $1.23 million (“Note Financing”) to a limited number of accredited investors.  The purchase price of the Senior Notes consisted of $1,000,000 of cash proceeds and the cancellation of $230,000 in aggregate principal amount (and related accrued interest) of the Bridge Notes previously issued by the Company, which Bridge Notes were converted into Senior Notes in connection with the Note Financing.   Net proceeds to the Company after the deduction of selling commissions, but before expenses of the Note Financing, were approximately $870,000, or $1,100,000 after giving effect to the issuance of the Bridge Notes.  Net of selling commissions and expenses of the Note Offering, including legal fees, the Company received approximately $740,000 in proceeds from the sale of the Senior Notes.

            The Senior Notes are due March 5, 2015 and accrue interest at the rate of 10% per annum payable semi-annually in arrears on June 15 and December 15 of each year.  Interest is payable, at the option of holders of a majority of the aggregate principal amount of outstanding Senior Notes, in either cash or additional Senior Notes.  At any given time (prior to the maturity date) the Lenders may elect to convert the outstanding principal and accrued interest into shares of the Company’s common stock, $0.001 par value (the “common stock”), at a conversion price of $0.15 per share, subject to certain adjustments.

 We have the option, after effectiveness of the Registration Statement (as defined below), to repay all outstanding principal and interest under the Senior Notes if the volume weighted average price of our shares of common stock has exceeded $1.00 for the preceding 30 consecutive trading days. The Senior Notes are secured by substantially all of the assets of the Company and our subsidiaries pursuant to a Security Agreement, and Trademark Collateral Assignment and Security Agreements.  All obligations under the Senior Notes are guaranteed by VitaCube Systems, Inc., and XELR8, Inc., the Company’s principal subsidiaries (the “Subsidiaries”) pursuant to Guarantees by each of the Subsidiaries in favor of the Lenders.

 The Company intends to use the proceeds from the issuance of the Secured Note to finance the restructuring plan, to satisfy certain accrued liabilities, to implement the Company’s new marketing strategy, and for operating expenses and for general corporate purposes.  Additional financing is required prior to the end of the quarter ended June 30, 2010, as the proceeds from the sale of Senior Notes on March 5, 2010 are currently inadequate to fund the successful execution of our business plan.  No assurances can be given that we will be successful in obtaining additional financing.

    The Company has entered into a Registration Rights Agreement with the Lenders under which it has agreed to file a resale registration statement (the “Registration Statement”) registering the shares of common stock issuable upon conversion of the Senior Notes within sixty (60) days from the final closing of the Offering.  The Company will use its best efforts to have the Registration Statement declared effective within one hundred twenty (120) days from the date of filing the Registration Statement with the Securities and Exchange Commission.

    In connection with the Note Financing, we entered into a Placement Agency Agreement with the placement agent involved in the offering (the “Placement Agent”).  The Placement Agent agreed to act on a best efforts basis with respect to the sale of Senior Notes in an aggregate principal amount of up to $2,000,000 (with an over-allotment option of up to $1,000,000).  Under the Placement Agency Agreement, the Placement Agent receives a placement fee equal to 10% of the gross proceeds of the Senior Notes (including the Senior Notes issued upon conversion of the Bridge Notes) sold by the Placement Agent and a non-accountable expense allowance of 3% of the gross proceeds (giving effect to the conversion of the Bridge Notes into Senior Notes) of the Note Financing.  In addition, if $2,000,000 in Senior Notes are sold in the Note Financing, we have agreed to issue 2,500,000 shares of common stock to the Placement Agent.

CONDENSED CONSOLIDATED BALANCE SHEETS
as of September 30, 2010 (Unaudited) and December 31, 2009

	September 30,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$128,738	$45,289
Accounts receivable, net of allowance for doubtful accounts of $310 and $1,205, respectively	3,912	8,754
Inventory, net of allowance for obsolescence of $24,978 and $113,790, respectively	137,848	222,847
Prepaid expenses and other current assets	156,896	173,933
Total current assets	427,394	450,823

Intangible assets, net	25,451	26,973
Property and equipment, net	31,885	17,224
Deferred finance costs, net	471,062	-

Total assets	$955,792	$495,020

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$430,311	$554,675
Return reserve	30,600	134,836
Accrued payroll and benefits	28,370	60,668
Accrued interest	63,625	-
Other accrued expenses	57,833	114,973
Total current liabilities	610,739	865,152

Long term liabilities
Senior notes payable	1,665,110	-

Total liabilities	2,275,849	865,152

Commitments and Contingencies

SHAREHOLDERS’ EQUITY (DEFICIT) (NOTE 2):
Preferred stock, authorized 5,000,000 shares, $.001 par value, none issued or outstanding	-	-
Common stock, authorized 50,000,000 shares, $.001 par value
19,352,170 and 15,697,170 shares issued and outstanding, respective	19,352	15,697
Additional paid in capital	25,855,071	24,215,754
Accumulated (deficit)	(27,194,480)	(24,601,583)

Total shareholders’ equity (deficit)	(1,320,057)	(370,132)

Total liabilities and shareholders’ equity	$955,792	$495,020

The accompanying notes are an integral part of these condensed consolidated financial statements.

BAZI INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
for the Three and Nine Months Ended September 30, 2010 and 2009

	For the Three Months Ended September 30, 2010	For the Three Months Ended September 30, 2009	For the Nine Months Ended September 30, 2010	For the Nine Months Ended September 30, 2009

Net sales	$490,997	$1,639,820	$1,817,127	$4,689,524
Cost of goods sold	186,444	374,383	562,134	1,125,852
Gross profit	304,553	1,265,437	1,254,993	3,563,672

Operating expenses:
Selling and marketing expenses	449,072	1,227,758	1,677,196	3,251,816
General and administrative expenses	950,273	498,119	1,920,783	1,678,822
Research and development expenses	2,990	670	13,204	1,087
Depreciation and amortization	3,543	9,764	21,929	29,364
Total operating expenses	1,405,878	1,736,311	3,633,112	4,961,089

Net (loss) from operations	(1,101,325)	(470,874)	(2,378,119)	(1,397,417)
Other income (expense)
Interest income	255	754	543	5,786
Interest expense	(103,651)	-	(218,891)	-
Gain on disposal of asset	3,570	-	3,570	-

Total other income (expense)	(99,826)	754	(214,778)	5,786

Net (loss)	$(1,201,151)	$(470,120)	$(2,592,897)	$(1,391,631)

Net (loss) per common share
Basic and diluted net (loss) per share	$(0.07)	$(0.03)	$(0.16)	$(0.09)

Weighted average common shares outstanding, basic and diluted	18,453,583	15,697,170	16,646,621	15,697,170

The accompanying notes are an integral part of these condensed consolidated financial statements.

BAZI INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
for the Nine Months Ended September 30, 2010 and 2009

	For the Nine Months Ended September 30, 2010	For the Nine Months Ended September 30, 2009
Cash flows from operating activities:
Net income (loss)	$(2,592,897)	$(1,391,631)
Adjustments to reconcile net (loss) from operations to net cash (used) by operations
Depreciation and amortization	21,929	29,364
Gain on disposal of asset	(3,570)	-
Stock and stock options issued for services	820,020	186,394
Amortization of deferred loan costs and beneficial conversion discount	116,680	-
Change in valuation reserve on other current assets	(64,313)	-
Change in allowance for doubtful accounts	(895)	26
Change in allowance for inventory obsolescence	(88,812)	(7,440)
Change in allowance for product returns	(104,236)	-
Changes in assets and liabilities:
Accounts receivable	5,737	(74)
Inventory	173,811	(108,304)
Other current assets	81,350	275,921
Accrued interest	102,210	-
Accounts payable and accrued expenses	(213,802)	66,594
Net cash (used) by operating activities	(1,746,788)	(949,150)

Cash flows from investing activities:
Proceeds from sale of equipment	3,570	-
Capital expenditures	(35,068)	(97,605)
Net cash (used) by investing activities	(31,498)	(97,605)

Cash flows from financing activities:
Issuance of senior secured convertible notes	1,481,735	-
Issuance of common stock	150,000	-
Proceeds from bridge loan financing	230,000	-
Net cash provided from financing activities	1,861,735	-

NET INCREASE (DECREASE) IN CASH	83,449	(1,046,755)
CASH AND CASH EQUIVALENTS, BEGINNING OF THE PERIOD	45,289	1,576,510
CASH AND CASH EQUIVALENTS, END OF THE PERIOD	$128,738	$529,755

SUPPLEMENTAL CASH FLOW DISCLOSURE
Accrued interest paid by issuance of senior notes	$38,586	$-
Discount on senior secured convertible notes payable recorded to additional paid in capital	$672,952	$-
Loan fees incurred from the issuance of convertible notes	$(518,765)	$-
Bridge notes paid by issuance of senior notes	$230,000	$-
Interest paid in cash	$-	$-

The accompanying notes are an integral part of these condensed consolidated financial statements.

BAZI INTERNATIONAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
as of September 30, 2010

NOTE 1.    ORGANIZATION, OPERATIONS AND BASIS OF PRESENTATION

Organization and Business

The consolidated financial statements include those of Bazi International, Inc., formerly named XELR8 Holdings, Inc., and its wholly owned subsidiaries, VitaCube Systems, Inc., Bazi, Inc., formerly known as XELR8, Inc., XELR8 International, Inc. and XELR8 Canada, Corp.  Bazi International, Inc. and its wholly owned subsidiaries are collectively referred to herein as the “Company.”

We develop, market, sell and distribute Bazi®, the Company’s flagship liquid nutritional supplement drink.  Until January 18, 2010, our principal channel of distribution was through a multilevel distributor network, which generated $7.4 million and $6.2 million in sales in 2008 and 2009, respectively.  The Company terminated its multilevel distributor network compensation plan in favor of a retail and direct-to-consumer, online sales model in January 2009.    Our plan is to distribute our products through retail channels, online, and through our existing database of customers.  The Company has also developed a comprehensive marketing and public relations strategy to market its products.  As a result of the determination to implement our new marketing strategy, and the termination of our multilevel distributor model, most of our top distributors terminated their relationship with the Company during the first quarter of 2010.  Total sales for the quarter ended September 30, 2010 were therefore materially lower than our sales during the comparable quarter in 2009 and will be materially lower for the year ended December 31, 2010 relative to total sales for the year ended December 31, 2009.

Historically, the Company has also sold certain products directly to professional and Olympic athletes and professional sports teams. Our objective is to continue to develop an endorser program using professional and Olympic athletes to build brand awareness for Bazi® and promote the Company’s products.

We currently focus our sales and marketing efforts on Bazi®.  We have also offered eight different nutritional products and supplements that have historically been sold under the XELR8™ brand. We have discontinued the XELR8™ brand, including many of our nutritional products, and instead are focusing our sales and marketing efforts on Bazi®.  Those nutritional products and supplements that we determine to continue to market and sell will be repositioned under the Bazi® brand, thereby capitalizing on the interest in the Bazi® brand created as a result of the Company’s comprehensive marketing and public relations efforts.

Basis of Presentation

The condensed interim financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures made are adequate to make the information presented not misleading. The condensed interim financial statements and notes thereto should be read in conjunction with the financial statements and the notes thereto, included in the Company’s Annual Report to the Securities and Exchange Commission for the fiscal year ended December 31, 2009, filed on Form 10-K on March 31, 2010.

The accompanying condensed interim financial statements have been prepared, in all material respects, in conformity with the standards of accounting measurements set forth in FASB Accounting Standards Codification (the ASC Topic 270) and reflect, in the opinion of management, all adjustments necessary to summarize fairly the financial position and results of operations for such periods in accordance with accounting principles generally accepted in the United States of America.  All adjustments are of a normal recurring nature. The results of operations for the most recent interim period are not necessarily indicative of the results to be expected for the full year.

The accompanying balance sheet assumes the continued operations of the Company, which in turn is dependent on an increase in revenue.  The Company’s ability to achieve positive cash flow resulting from its new business plan is uncertain.

Principles of Consolidation

The accompanying financial statements include the accounts of the Company and its wholly owned subsidiaries VitaCube Systems, Inc., Bazi, Inc., XELR8 International, Inc. and XELR8 Canada, Corp.  All inter-company accounts and transactions have been eliminated in the preparation of these consolidated statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Management believes that the estimates utilized in the preparation of financial statements are prudent and reasonable.  Actual results could differ from these estimates.

Revenue Recognition

In accordance with Staff Accounting Bulletin 104 “Revenue Recognition in Financial Statements”, revenue is recognized at the point of shipment, at which time title is passed. Net sales include sales of products, sales of marketing tools and freight and handling charges. With the exception of approved professional sports teams, we receive the net sales price from all of our orders in the form of cash or credit card payment prior to shipment. Professional sports teams with approved credit have been extended payment terms of net 30 days.

Allowances for Product Returns

Allowances for product returns are recorded at the time product is shipped.  Prior to February 28, 2010, we offered a 60-day, 100% money back unconditional guarantee to all customers and independent distributors who have never before purchased products from us.  All other products may be returned to us by any customer or independent distributor if it is unopened and undamaged for a 100% sales price refund, less a 10% restocking fee, provided the product is returned within 12 months of purchase and is being sold by us at the time of return. We are not able to estimate the amount of revenue we have recognized that is held by these buyers of product and which is returnable, because it is not possible to determine the amount of product that is unopened and undamaged. Product damaged during shipment is replaced wholly at our cost, which historically has been negligible. As a result of the termination of our multilevel marketing network model, our return policy changed on March 1, 2010, to a 20 day money back guarantee.

As a result of the change in the return policy, the accrual is based on two distinct pools of historic sales. There are the sales that are still subject to the old, network marketing program, these are based upon the historical return rate since the inception of our network marketing program in the third quarter of 2003, and the specific historical return patterns by product, and the other pool containing the sales made subsequent to the termination of the old sales model. Our monthly return rate since the third quarter of 2003 has varied from 0.7% to 7.7% of our net sales, and was 2.78% as of February 28, 2010 when the last sales were made in the network marketing channel. Additionally, there are the sales since March 1, 2010 that are now subject to the new return policy. As of September 30, 2010, the Company has recorded a return percentage of 1.0% in calculating the provision for sales subject to the 20 day return policy. Management believes that the current provision will be adequate.

We will monitor our return estimate on an ongoing basis and may revise allowances to reflect our experience.  Our reserve for product returns at the end of the nine months ended September 30, 2010 was $30,600. To date, product expiration dates have not played any role in product returns, and we do not anticipate that they will be in the future because of the marketing focus on Bazi®, a product that has a one year shelf life and therefore it is unlikely for us to have expired product returned to us.

Inventory

Inventory is stated at the lower of cost or market on a FIFO (first-in first-out) basis.  Provision is made to reduce excess or obsolete inventory to the estimated net realizable value.  The Company purchases for resale a liquid dietary supplement, a sports hydration drink and a protein shake.

Inventory is comprised of the following:
	September 30, 2010	December 31, 2009
Raw materials	$-	$51,843
Finished goods	162,826	284,794
Provision for obsolete inventory	(24,978)	(113,790)
	$137,848	$222,847

A summary of the reserve for obsolete and excess inventory is as follows:
	September 30, 2010	December 31, 2009
Balance as of January 1	$113,790	$116,095
Addition to provision	49,028	23,126
Write-off of obsolete inventory	(137,840)	(25,431)
	$24,978	$113,790

Intangible Assets

Intangible assets, to date, have consisted of the direct costs incurred for application fees and legal expenses associated with trademarks on the Company’s products. The Company’s intangible assets, consisting of trademarks and patent costs, are being amortized over their estimated life of 15 years. The Company evaluates the useful lives of its intangible assets annually and adjusts the lives according to the expected useful life. An impairment was not deemed necessary in either 2010 or 2009.

Deferred Finance Costs

Deferred finance costs, to date, have consisted of the direct costs incurred for commissions, application fees and legal expenses associated with the origination of the Company’s senior secured convertible notes issued during 2010 (“Senior Notes”). The deferred finance costs are being amortized over the 5 year term of the loan on a straight line basis, and are expected to be $74,678 for the year ended December 31, 2010. The Company incurred $518,765, excluding the $21,186 incurred in the fourth closing of the Senior Note closings on October 2, 2010, in deferred finance costs, and has amortized $47,703 to interest expense for the nine months ended September 30, 2010.

Income Taxes

The Company accounts for income taxes in accordance with ASC Topic 740.  Under the asset and liability method of ASC Topic 740 deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis.  Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

Based on management’s assessment of ASC Topic 740, the Company does not have an accrual for uncertain tax positions as of September 30, 2010.  There have been no income tax related interest or penalties assessed or recorded and if interest and penalties were to be assessed, the Company would charge interest and penalties to income tax expense.  It is not anticipated that unrecognized tax benefits would significantly increase or decrease within 12 months of the reporting date.  The Company files income tax returns in the U.S. and various state jurisdictions and there are open statutes of limitations for taxing authorities to audit the Company’s tax returns from 2006 through the current period.

Stock-Based Compensation

Total share-based compensation expense, for all of the Company’s share-based awards recognized for the nine months ended September 30, 2010, was $820,020 as compared to $186,394 for the nine months ended September 30, 2009.

The Company uses a Black-Scholes option-pricing model (Black-Scholes model) to estimate the fair value of the stock option grant. The use of a valuation model requires the Company to make certain assumptions with respect to selected model inputs. Expected volatility was calculated based on the historical volatility of the Company’s stock price over the contractual term of the option. The expected life will be based on the contractual term of the option and expected employee exercise and post-vesting employment termination behavior. Currently it is based on the simplified approach provided by SAB 107. The risk-free interest rate is based on U.S. Treasury zero-coupon issues with a remaining term equal to the expected life assumed at the date of the grant. The following were the factors used in the Black Sholes model in the quarters to calculate the compensation cost:

	Nine months ended	Nine months ended
	September 30, 2010	September 30, 2009
Stock price volatility	142.0 – 153.4%	103.0 – 131.3%
Risk-free rate of return	0.5 – 2.21%	0.50 – 2.27%
Annual dividend yield	0%	0%
Expected life	2.25 – 5 Years	1.5 to 4.5 Years

Net Loss Per Share

Earnings per share require presentation of both basic earnings per common share and diluted earnings per common share.  Since the Company has a net loss for all periods presented since inception, common stock equivalents are not included in the weighted average calculation since their effect would be anti-dilutive.

Recent Accounting Pronouncements

We have reviewed all recently issued, but not yet effective, accounting pronouncements and do not believe the future adoption of any such pronouncements may be expected to cause a material impact on our financial condition or the results of our operations.

NOTE 2.    SHAREHOLDERS’ EQUITY

The authorized capital stock of the Company consists of 50,000,000 shares of common stock at $.001 par value and 5,000,000 shares of preferred stock at $.001 par value.  The holders of the common stock are entitled to receive, when and as declared by the Board of Directors, dividends payable either in cash, in property or in shares of the common stock of the Company.  Dividends have no cumulative rights and dividends will not accumulate if the Board of Directors does not declare such dividends.  Through September 30, 2010, no dividends have been declared or paid by the Company.

On May 25, 2010 the Company granted Sanford Greenberg 170,000 shares of common stock (the “Greenberg Shares”) in connection with his resignation from the Board of Directors, and to incentivize Mr. Greenberg to continue to promote, market and sell the Company’s products, and 325,000 options previously issued to Mr. Greenberg were cancelled.  The Greenberg Shares are restricted from resale.

On July 2, 2010, the Company completed the Senior Note offering, and as a result, per the Placement Agent Agreement, issued to John Thomas Financial and its affiliates 2,500,000 shares of common stock of the Company.

On August 17, 2010, the Company entered into an endorsement agreement with the American Basketball Association (the “ABA”) whereby it granted the ABA and its principal 75,000 shares of common stock of the Company. These shares are restricted from resale.

On September 15, 2010 the Company entered into a transaction with Mr. Greenberg whereby it exchanged 277,776 options that that it had previously granted Mr. Greenberg for 160,000 shares of common stock (the “Greenberg Exchange Shares”). As the value of the options that were returned to the Company, as valued using the Black Sholes Model, exceeded the value of the stock given to Mr. Greenberg, the Company did not record an additional expense as a result of the exchange. These shares are restricted from resale.

On September 17, 2010 and September 27, 2010 the Company completed the sale of 500,000 and 250,000 units (individually, a “Unit” and collectively, the “Units”), respectively, in private placement transactions resulting in gross proceeds of $100,000 and $50,000, respectively (the “Unit Offerings”).  Each Unit sold in connection with the Unit Offerings was sold at $0.20 per Unit.  Each Unit consists of one share of common stock and one warrant to purchase a share of common stock at an exercise price of $0.50 per share. The Units were offered solely to accredited individual and institutional investors.

NOTE 3.    SENIOR SECURED CONVERTIBLE NOTES

On March 5, 2010, the Company consummated the sale of Senior Notes in the aggregate principal amount of $1.23 million (“Note Financing”) to a limited number of accredited investors (the “First Closing”).  The purchase price of the Senior Notes consisted of $1,000,500 of gross proceeds before deferred financing costs of $318,311 and the cancellation of $230,000 in aggregate principal amount (and related accrued interest of $3,019) of the Bridge Notes previously issued by the Company, in which Bridge Notes were converted into Senior Notes in connection with the Note Financing.   Net proceeds to the Company after both the deduction of selling commissions and expenses of the Note Financing were approximately $915,000 after giving effect to the issuance of the Bridge Notes.  The Bridge and Senior Notes contained a beneficial conversion feature at the date of issue as a result of the market price of the stock trading at a price higher than the conversion price of $0.15, resulting in the recording of the Bridge and Senior Notes at a discount of $21,333 and $411,173, respectively.

On June 7, 2010, the Company completed a second closing of Senior Notes resulting in gross proceeds of $500,000  (the “Second Closing”), and before deferred financing costs of $120,198. On July 2, 2010, the Company completed a third Note Financing by issuing gross proceeds of $500,000 of Senior Notes (the “Third Closing”) and before deferred finance costs of $80,256.

Net proceeds to the Company from the Third Closing after the deduction of selling commissions, and expenses of the Third Closing, were approximately $419,744. The Senior Notes issued at the Third Closing contained a beneficial conversion feature at the date of issue as a result of the market price of our common stock trading at a price higher than the conversion price of $0.15, which will result in the recording of the Senior Notes at a discount of $233,333.

On August 12, 2010, the Company paid the first interest installment on the Senior Notes by issuing additional Senior Notes to the holders (“PIK Notes”) totaling  $35,567.  The PIK Notes will mature on the same date as the underlying Senior Notes.   Additionally, the PIK Notes have a beneficial conversion feature at the date of issuance as a result of the market price of our common stock trading at a price higher than the conversion price of $0.15, which will result in the recording of the PIK Notes at a discount of $7,113.

The beneficial conversion discount on the Bridge Notes was fully amortized at conversion, and the discount on the Senior Notes and the PIK Notes will be amortized on the effective interest method, over the term of the Senior Notes, resulting in additional interest expense of $47,644 for the nine months ended September 30, 2010.

On October 1, 2010, John Thomas Financial, Inc., the placement agent in connection with the Note Financing (the “Placement Agent”), exercised its over-allotment option and placed an additional $84,500 in aggregate principal amount of Secured Notes (the “Final Closing”). Net proceeds to the Company in connection with the Final Closing after the deduction of selling commissions and expenses of the Final Closing were approximately $63,314. These Notes also contained a beneficial conversion feature at the date of issuance as a result of the market price of our common stock trading at a price higher than the conversion price of $0.15, which will result in the recording of the Senior Notes at a discount of $45,067.

In connection with the First Closing on March 5, 2010, we entered into a Placement Agency Agreement with the Placement Agent. The Placement Agent agreed to act on a best efforts basis with respect to the sale of Secured Notes in an aggregate principal amount of up to $2,000,000 (with an over-allotment option of up to $1,000,000). Under the Placement Agency Agreement, the Placement Agent received a placement fee equal to 10% of the gross proceeds of the Secured Notes sold by the Placement Agent and a non-accountable expense allowance of 3% of the gross proceeds of the Note Financing.  As a result of the consummation of the Third Closing, we issued 2,500,000 shares of common stock to the Placement Agent.  We have the option, after effectiveness of the Registration Statement, to repay all outstanding principal and interest under the Secured Notes if the volume weighted average price of our shares of common stock has exceeded $1.00 for the preceding 30 consecutive trading days.  The Company intends to use the proceeds from the issuance of the Senior Notes to implement the Company’s marketing strategy, for operating expenses and for general corporate purposes.

September 30,
2010
Senior Convertible Notes issued	$2,000,500
Accrued Interest paid in kind	35,567
Bridge Notes converted (including accrued interest)	233,019
Total senior notes outstanding, at par	2,269,086
Beneficial conversion feature allocated to additional paid in capital	(651,620)
Net discounted senior notes	1,617,466
Amortization of note discount	47,644
Senior secured notes balance	$1,665,110

The Senior Notes issued at the First Closing are due on March 5, 2015.  The Senior Notes issued at the Second Closing are due on June 7, 2015.  The Senior Notes issued at the Third Closing are due on July 2, 2015, and the Senior Notes issued at the Final Closing are due on October 1, 2015.  All issuances accrue interest at the rate of 10% per annum payable semi-annually in arrears on June 15 and December 15 of each year, and interest is payable, at the option of holders of a majority of the aggregate principal amount of outstanding Senior Notes, in either cash or PIK Notes. As of June 30, 2010, the Company inadvertently failed to make the first interest payment.  As a result, the Senior Notes related to the First and Second Closing accrued an additional three percent (3%) interest until they were paid in kind on August 12, 2010.  At any given time (prior to the maturity date) the holders of the Senior Notes may elect to convert the outstanding principal and accrued interest from either issuance into shares of the Company’s common stock, at a conversion price of $0.15 per share, subject to certain adjustments. All issuances of the Senior Notes are secured by the intangible assets of the Company.

NOTE 4.    COMMITMENTS

On April 24, 2010 the Company entered into a lease for corporate office space for the period commencing June 1, 2010 to July 31, 2013. As of September 30, 2010, the Company has a total remaining obligation under the lease of $171,279.

NOTE 5.    GOING CONCERN

The Company’s consolidated financial statements are prepared in conformity with generally accepted accounting principles in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  However, as shown in the consolidated financial statements, the Company has sustained substantial losses from operations since inception, and as of September 30, 2010, had an accumulated deficit of $27,194,480 and a working capital deficit of $183,345.   In addition, the Company has used, rather than provided, cash in the Company’s operations. These factors, among others, raise substantial doubt that the Company will be able to continue as a going concern for a reasonable amount of time, absent additional financing.  These consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue operations. The Company’s continuation as a going concern is contingent upon its ability to obtain additional financing, and to generate revenue and cash flow to meet its obligations on a timely basis.  It is management’s plan to obtain additional working capital through borrowing or equity financing, which may not be available.

NOTE 6.    SUBSEQUENT EVENTS

On October 1, 2010, John Thomas Financial, Inc., the placement agent in connection with the Note Financing exercised its over-allotment option and placed an additional $84,500 in aggregate principal amount of Secured Notes (the “Final Closing”). Net proceeds to the Company in connection with the Final Closing after the deduction of selling commissions and expenses of the Final Closing were approximately $63,314. These Notes also contained a beneficial conversion feature at the date of issuance as a result of the market price of our common stock trading at a price higher than the conversion price of $0.15, which will result in the recording of the Senior Notes at a discount of $45,067.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.                      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate that expenses in connection with the distribution described in this registration statement (other than brokerage commissions, discounts or other expenses relating to the sale of the shares by the selling securityholders) will be as set forth below. We will pay all of the expenses with respect to the distribution, and such amounts, with the exception of the Securities and Exchange Commission registration fee, are estimates.

SEC registration fee	$450.96
Accounting fees and expenses	2,000
Legal fees and expenses	10,000
Printing and related expenses	3,500
Transfer agent fees and expenses	2,000
Total	$17,950.96

ITEM 14.                      INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under the provisions of Nevada Business Corporation Act and our Articles of Incorporation, we may indemnify our directors, officers, employees and agents and maintain liability insurance for those persons. Nevada Law provides that a corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if the person's conduct was in good faith. In the case of conduct in an official capacity with the corporation, the person may be indemnified if the person reasonably believed that such conduct was in the corporation's best interests.  In all other cases, the corporation may indemnify the person if the person reasonably believed that such conduct was at least not opposed to the corporation's best interests. In the case of any criminal proceeding, the person may be indemnified if the person had no reasonable cause to believe the person's conduct was unlawful.

Our Articles of Incorporation obligate us to indemnify our directors and officers to the fullest extent permitted under Nevada law.  Additionally, our Articles of Incorporation and Bylaws grant us the authority to the maximum extent permitted by Nevada law to purchase and maintain insurance providing such indemnification.  We have purchased directors' and officers' liability insurance policies for our directors and officers.

Insofar as indemnification for liabilities for damages arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 15.                      RECENT SALES OF UNREGISTERED SECURITIES

On February 19, 2008 we sold 500,000 units of our securities at $1 per unit to a group of accredited investors, pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation D.  Each unit consisted of one share of common stock and six/tenths (6/10) of a Class G Warrant to purchase common stock. In connection with this transaction, the Company agreed to reduce the exercise price of certain of its Series E Warrants and Series F Warrants previously purchased by the same investors in the May 8, 2007 private placement. The Class G Warrants have an exercise price of $1.50 and are exercisable for a five year period with a call provision by the Company if the Company’s share price closes above $2.50 for twenty consecutive days. The Amended Class E warrants have an exercise price of $1.50 and are exercisable for a five year period, with a call provision by the Company if the Company’s share price closes above $3.00 for twenty consecutive days. The Amended Class F warrants have an exercise price of $1.50 and are exercisable for a five year period, with a call provision by the Company if the Company’s share price closes above $4.50 for twenty consecutive days.  Burnham Hill Partners, a division of Pali Capital, Inc. acted as our financial advisor in connection with this transaction.  JTF acted as a consultant to the Company, and was issued 20,000 Class G warrants to purchase the Company’s common stock in connection therewith.  The placement was contingent upon approval of the unit issuance by the American Stock Exchange.  The Company received approximately $440,000 in net proceeds after fees and other estimated costs of the offering.

In January 2010, we issued Series A Convertible Promissory Notes (the “Bridge Notes”), in the principal amounts of $50,000 and $180,000, in favor of two separate accredited investors, Lighthouse Capital LTD and Richard Molinsky (the “Bridge Investors”), pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation D.  The Bridge Notes, which were scheduled to mature two years after issuance, accrued interest at the rate of ten percent (10%) per annum, and were convertible at any time into shares of the Company’s common stock at a rate of $0.15 per share. In March 2010, the Bridge Notes were converted into Senior Notes (as described below).

From March 2010 through October 2010, we conducted a private placement (the “Note Financing”) of $2,00,500 in 10% Senior Secured Convertible Notes (the “Senior Notes”), as discussed elsewhere in this registration statement, pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act.  Each of the purchasers was an accredited investor, and we conducted the Note Financing without any general solicitation or advertisement and with a restriction on resale. In connection with the Note Financing, we issued 2,500,000 shares of our common stock to JTF, our placement agent and, in August 2010 we issued 237,099 additional Senior Notes as the first payment of interest under the Senior Notes.

On September 17, 2010 and September 27, 2010, we completed the sale of 500,000 and 250,000 units (individually, a “Unit” and collectively, the “Units”), respectively, in private placement transactions resulting in gross proceeds of $100,000 and $50,000, respectively (the “Unit Offerings”).  Each Unit sold in connection with the Unit Offerings was sold at $0.20 per Unit.  Each Unit consists of one share of common stock and one warrant to purchase a share of common stock at an exercise price of $0.50 per share. The Units were offered solely to accredited individual and institutional investors.

The Units have not been registered under the Securities Act, and may not be offered or sold in the United States absent the registration or an applicable exemption from the registration requirements of the Securities Act. The Unit Offerings are exempt from the registration requirements of the Securities Act, pursuant to Regulation D and/or Section 4(2).

December 2010 Financing

On December 2, 2010, we issued a promissory note in favor of an accredited investor in the principal amount of $100,000 (the "Note"), together with 100,000 warrants exercisable for shares of the Company's Common Stock at $.0.30 per share ("Warrants"). The Warrants terminate, if not exercised, five years from the date of issuance. The Note is due and payable on or before the earlier to occur of December 1, 2011 or the date we consummate a private placement or public offering of equity securities resulting in gross proceeds to us of at least $150,000. The Note accrues interest at the rate of eight percent (8%) per annum, and ranks junior to the Senior Notes, and senior to all of our other indebtedness.

The Note has not been registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. The issuance of the Note and Warrants is exempt from the registration requirements of the Securities Act, pursuant to Regulation D and/or Section 4(2).

ITEM 16.                             EXHIBITS

3.1	Articles of Incorporation incorporated by reference to Exhibit 3.01 filed with Form SB-2 filed February 27, 2001.
3.1.1	Certification of Amendment to the Articles of Incorporation incorporated by reference to Exhibit 3.1.1 filed with Form 10-QSB filed November 14, 2003.
3.2	Amended and Restated By-laws filed with Form 10-KSB on March 3, 2005, as Exhibit 3.2, and incorporated herein by reference.
3.3	Articles of Merger incorporated by reference to Exhibit 3.01 filed with Form 8-K on July 28, 2010.
4.1	Form of Common Stock Certificate incorporated by reference to Exhibit 4.10 filed with Form SB-2 on December 7, 2004.
5.1	Opinion of Davis Graham & Stubbs LLP.* *
10.1	VitaCube Systems Holdings, Inc. 2003 Stock Incentive Plan incorporated by reference to Exhibit 10.1 filed with Form 10-QSB filed November 14, 2003.
10.1.1	Form of Incentive Stock Option Agreement under the 2003 Stock Incentive Plan filed with Form 10-KSB on March 3, 2005, as Exhibit 10.1.1, and incorporated herein by reference.
10.1.2	Form of Nonqualified Stock Option Agreement under the 2003 Stock Incentive Plan filed with Form 10-KSB on March 3, 2005, as Exhibit 10.1.2, and incorporated herein by reference.
10.2
Agreement Concerning the Exchange of Securities by and between the Company and VitaCube Systems, Inc. and the Securityholders of VitaCube Systems, Inc. incorporated by reference to Exhibit 2 filed with Form 8-K filed July 1, 2003.

10.3	Employment Agreement — Sanford D. Greenberg filed with Form 8-K on April 2, 2004, as Exhibit 10.1, and incorporated herein by reference.
10.4	Restated Employment Agreement — Sanford D. Greenberg filed with Form 10-KSB on March 4, 2005 as Exhibit 10.3, and incorporated herein by reference.
10.5	Consent Agreement with PouchTec Industries, L.L.C., filed with Form 8-K on July 6, 2006, as Exhibit 99.1, and incorporate herein by reference.
10.6	Amended Sanford Greenberg Employment Agreement, filed with Form 8-K on July 14, 2006, as Exhibit 10.2, and incorporate herein by reference.
10.7	Amended Sanford Greenberg Employment Agreement filed with Form 10-KSB on March 30, 2007 and incorporated herein by reference.
10.8	Exclusive Manufacturing Agreement with Arizona Production and Packaging, L.L.C. filed on August 2, 3007 and incorporated herein by reference.
10.9	Employment Contract for John D. Pougnet filed with Form 8-K on June 3, 2009 and incorporated herein by reference.
10.10	Services Agreement with Daniel W. Rumsey filed with Form 8-K on June 25, 2009 and incorporated herein by reference.

10.11	Amended Services Agreement with Daniel W. Rumsey filed with Form 8-K on January 6, 2010 and incorporated herein by reference.
10.12	Employment Contract for Kevin Sherman filed with Form 8-K on February 4, 2010 and incorporated herein by reference.
10.13	Form of Series A Convertible Note issued on January 29, 2010, in the principal amount of $50,000, filed with Form 8-K on January 29, 2010 and incorporated herein by reference.
10.14
Letter to Independent Distributors terminating the Company's multilevel network marketing compensation plan, dated January 19, 2010, filed with Form 8-K on January 19, 2010 and incorporated herein by reference.

10.15	Amended Employment Contract for John D. Pougnet filed with Form 10-Q on May 12, 2010 and incorporated herein by reference.
10.16	Second Amendment to Employment Agreement for John D. Pougnet dated December 14, 2010.*
10. 17	Class G Warrant issued on February 19, 2008 to Antastasios Belesis.**
10. 18	Form of 10% Senior Secured Convertible Notes.**
10. 19	Placement Agency Agreement between the Company and John Thomas Financial, Inc., dated as of February 1, 2010.**
10. 20	Security Agreement, by and between the Company and its subsidiaries and Hudson Asset Partners, LLC, as collateral agent on behalf of the holders of the Senior Notes, dated as of February 1, 2010.**
10. 21
Trademark Collateral Assignment and Security Agreement, by and between XELR8, Inc. and Hudson Asset Partners LLC, as collateral agent on behalf of the holders of the Senior Notes, dated as of March 5, 2010.**

10. 22	Form of Registration Rights Agreement.**
10. 23	Form of Subscription Agreement (2010 Unit Offering).**
10. 24	Form of Warrant Agreement (2010 Unit Offering).**
10. 25	December 2010 Financing Form of Promissory Note, filed with Form 8-K on December 6, 2010 and incorporated herein by reference.
10. 26	December 2010 Financing Form of Warrant, filed with Form 8-K on December 6, 2010 and incorporated herein by reference.
21.1	Subsidiaries of the Company filed with Form 10-K on March 31, 2010 and incorporated herein by reference.
23.1	Consent of Eide Bailly LLP.*
23.2	Consent of Davis Graham & Stubbs LLP (included in Exhibit 5.1).

*   Filed herewith.
** Filed previously.

 ITEM 17.                                UNDERTAKINGS

The registrant undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any additional or changed material information to the plan of distribution.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

Each prospectus filed by the Registrant pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in Denver, Colorado, on December 22 , 2010.

BAZI INTERNATIONAL, INC.

By:	/s/ Kevin Sherman
Kevin Sherman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kevin C. Sherman	President, Chief Executive Officer and Director	December 22 , 2010
Kevin C. Sherman	(Principal Executive Officer)

/s/ Daniel W Rumsey	Chairman	December 22 , 2010
Daniel W. Rumsey

/s/ John D. Pougnet	Chief Financial Officer	December 22 , 2010
John D. Pougnet	(Principal Financial and Accounting Officer)

*	Director	December 22 , 2010
Anthony DiGiandomenico

*	Director	December 22 , 2010
AJ Robbins

*	Director	December 22 , 2010
Milton Makris

* By: /s/ John P. Pougnet
          John P. Pougnet
          Pursuant to Power of Attorney